      As filed with the Securities and Exchange Commission on June 2, 1999

                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------

                              ShopKo Stores, Inc.
             (Exact name of Registrant as specified in its charter)

                                --------------

        Wisconsin              700 Pilgrim Way               41-0985054
     (State or other         Green Bay, Wisconsin         (I.R.S. Employer
       jurisdiction                 54304                Identification No.)
   of incorporation or          (920) 497-2211
      organization)       (Name, address, including
                                  zip code,
                            and telephone number,
                           including area code, of
                            Registrant's principal
                              executive offices)

                                --------------

                               William J. Podany
                     President and Chief Executive Officer
                              ShopKo Stores, Inc.
                                700 Pilgrim Way
                              Green Bay, WI 54304
                                 (920) 497-2211
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies To:
          Randall J. Erickson                      Richard D. Schepp
          Godfrey & Kahn, S.C.             Senior Vice President and General
         780 North Water Street                         Counsel
       Milwaukee, Wisconsin 53202                 ShopKo Stores, Inc.
             (414) 273-3500                         700 Pilgrim Way
                                                  Green Bay, WI 54304
                                                     (920) 497-2211

                                --------------

   Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                    Proposed Maximum
                                                                       Aggregate
                      Title of Each Class of                            Offering          Amount of
                    Securities to be Registered                       Price(1)(2)    Registration Fee(2)
--------------------------------------------------------------------------------------------------------
Debt Securities...................................................
Common Stock, $0.01 par value.....................................
Preferred Stock Purchase Rights...................................        (3)                (3)
Total..............................................................   $500,000,000        $139,000
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) The aggregate initial offering price of the securities issued under this Registration Statement will not exceed $500,000,000. For Debt Securities issued with an original issue discount, the amount to be registered is calculated based on the aggregate offering price of such Debt Securities.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3) One Preferred Stock Purchase Right is attached to and issued with each share of Common Stock. The value of the Preferred Stock Purchase Right is reflected in the Common Stock.

                                --------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             Subject to Completion
              Preliminary Prospectus Supplement dated June 2, 1999

PROSPECTUS SUPPLEMENT
(To prospectus dated June   , 1999)
                                3,500,000 Shares
                              ShopKo Stores, Inc.
                                  Common Stock

                                  -----------

    All of the shares of common stock are being sold by ShopKo. The underwriters are offering 3,500,000 shares in the United States and Canada.

    The common stock trades on The New York Stock Exchange under the symbol "SKO." On May 28, 1999, the last sale price of the common stock as reported on The New York Stock Exchange was $35 7/8 per share.

    Investing in the common stock involves risks which are described in the "Risk Factors" section beginning on page 3 of the accompanying prospectus.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
     Public offering price......................................     $       $
     Underwriting discount......................................     $       $
     Proceeds, before expenses, to ShopKo.......................     $       $

    The underwriters may also purchase up to an additional 525,000 shares from ShopKo at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery in New York, New York
on or about           , 1999.

                                  -----------

Merrill Lynch & Co.
         Banc of America Securities LLC
                  Robert W. Baird & Co.
                       Incorporated
                                                         William Blair & Company

                                  -----------

            The date of this prospectus supplement is June   , 1999.

[Description of graphics: Map of the United States indicating with triangles the location of ShopKo retail stores, and distribution centers, and with circles the location of Pamida retail stores and distribution centers, as of May 1, 1999 for ShopKo and as of January 31, 1999 for Pamida.

Retail Stores:
California
 ShopKo - 1
Colorado
 ShopKo - 3
Idaho
 ShopKo - 8
Illinois
 ShopKo - 13
 Pamida - 3
Indiana
 ShopKo - 2
 Pamida - 4
Iowa
 ShopKo - 13
 Pamida - 26
Kansas
 ShopKo - 2
 Pamida - 3
Kentucky
 ShopKo - 1
 Pamida - 2
Michigan
 ShopKo - 4
 Pamida - 12
Minnesota
 ShopKo - 13
 Pamida - 29
Missouri
 ShopKo - 3
 Pamida - 1
Montana
 ShopKo - 5
 Pamida - 6
Nebraska
 ShopKo - 11
 Pamida - 14
Nevada
 ShopKo - 3
North Dakota
 Pamida - 7
Ohio
 Pamida - 10
Oregon
 ShopKo - 4
South Dakota
 ShopKo - 6
 Pamida - 6
Utah
 ShopKo - 15
Washington
 ShopKo - 10
Wisconsin
 ShopKo - 41
 Pamida - 15
Wyoming
 Pamida - 9
Distribution Centers
ShopKo - 4 - WI, ID, NE, IL
Pamida - 3 - NE(2), IN

ProVantage serves clients in all 50 states. ShopKo's acquisition of Pamida is pending and we cannot assure you that the acquisition will be completed.

ShopKo(R) is a trademark and servicemark of ShopKo Stores, Inc. ProVantage(R), RationalMed(R), Bravell Claims Management(R), ProVQuery(TM), PharMark(R), DocFormulary(R) and ProVMed(R) are trademarks or servicemarks of ProVantage Health Services, Inc. or its subsidiaries. All other trademarks, servicemarks and trade names referred to in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Prospectus Supplement Summary............................................  S-5
Selected Historical Consolidated Financial Data..........................  S-9
Use of Proceeds.......................................................... S-11
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-12
Business................................................................. S-24
Management............................................................... S-39
Underwriting............................................................. S-41
Legal Matters............................................................ S-43
Experts.................................................................. S-43
Index to Consolidated Financial Statements...............................  F-1


                                   Prospectus

Our Company..............................................................    3
Risk Factors.............................................................    3
Ratio of Earnings to Fixed Charges.......................................    6
Use of Proceeds..........................................................    7
Description of Common Stock..............................................    7
Description of Debt Securities...........................................   10
Book-Entry Securities....................................................   15
Certain United States Federal Income Tax Consequences....................   17
Plan of Distribution.....................................................   28
Legal Matters............................................................   30
Where You Can Find More Information......................................   30
Incorporation of Information We File With the SEC........................   31

                               -----------------

                           FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the accompanying prospectus and documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain certain forward-looking statements regarding the operations and business of ShopKo. Statements in this document that are not historical facts are "forward-looking statements." Such forward-looking statements include those relating to:

     .  our anticipated growth strategies,

     .  anticipated trends in our businesses,

     .  our ability to continue to control costs and maintain quality, and

     .  statements regarding ShopKo's Year 2000 readiness.

      The words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These "forward-looking statements" are found at various places throughout this prospectus supplement and accompanying prospectus. Wherever they occur in this prospectus or in other statements attributable to ShopKo, forward-looking statements are necessarily estimates reflecting our best judgment. However, these statements still involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Discussions in this prospectus supplement and accompanying prospectus under the captions "Prospectus Supplement Summary," "Risk Factors," "Use of Proceeds," Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are particularly susceptible to risks and uncertainties. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus supplement and accompanying prospectus and other factors set forth from time to time in ShopKo's reports and registration statements filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ShopKo disclaims any intent or obligation to update forward-looking statements. Moreover, ShopKo, through senior management, may from time to time make forward-looking statements about the matters described herein or other matters concerning ShopKo.

                               -----------------

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

                         PROSPECTUS SUPPLEMENT SUMMARY

     ShopKo's fiscal year conforms to the National Retail Federation calendar and ends on the Saturday closest to the end of January. ShopKo has adopted a convention of referring to a fiscal year by the year in which the fiscal year begins. For example, the fiscal year which began on February 1, 1998 and ended on January 30, 1999 is referred to as "fiscal 1998." Unless the context requires otherwise, all references to "ShopKo," "we" and "our" are to ShopKo Stores, Inc. and its subsidiaries. Unless otherwise indicated, information in this prospectus assumes no exercise of the underwriters' option to purchase from ShopKo up to 525,000 additional shares of common stock to cover over-allotments, if any.

     This offering is not conditioned on the completion of our acquisition of Pamida Holdings Corporation or the initial public offering of the common stock of our ProVantage Health Services, Inc. subsidiary. We describe both of these proposed transactions in this prospectus supplement.

Our Company

     We operate in the specialty discount and the managed healthcare industries. We are a leading specialty discount retailer operating 158 ShopKo stores in 19 states, primarily in the Midwest, Western Mountain and Pacific Northwest regions as of May 1, 1999. We are acquiring 147 Pamida discount retail stores, which operate in 15 Midwestern, North Central and Rocky Mountain states. We also serve the rapidly growing managed healthcare industry through our subsidiary, ProVantage Health Services, Inc. ProVantage is a leading health benefit management company providing pharmacy benefit and health information technology products and services to its customers.

Our Strategy

Retail Operating Strategy

     Our business strategy focuses on serving our customers and building customer loyalty. We instituted a number of strategic initiatives designed to build our infrastructure and strengthen our market position. These initiatives include:

     Delivering Comprehensive Value. We believe delivering comprehensive value builds customer loyalty. Comprehensive value is more than just delivering a superior quality product at a compelling price. Comprehensive value includes:

     . ensuring that merchandise, particularly advertised merchandise, is available for purchase,

     . providing clarity in our merchandise offering,

     . continually responding to our customers' changing lifestyle needs,

     . ensuring the speed of merchandise to the sales floor, and

     . providing simplicity, speed and friendliness in the shopping experience.

     Continuing to Differentiate Our Merchandising Strategy. We are continuously changing and updating our merchandising strategy to differentiate our stores from our competitors by projecting a more upscale image and meeting consumer's changing lifestyle preferences. Our current merchandising strategy is focused on expanding and dominating certain lifestyle categories in areas such as:

     . home furnishings in linens, domestics and housewares,

     . nationally branded activewear for men, women and children,

     . vitamin centers,

     . bath and body centers,

     . women's intimate and plus-size apparel, and

     . pharmacy and optical services.

     Maintaining Competitive Pricing. We price our merchandise to be competitive with our discount retail competitors, both regional and national. In approximately 60 circulars per year, we advertise a large group of high demand items to reinforce our competitive price image and to generate store traffic. We do not attempt to meet the lowest available price on every item. We believe we provide our customers with quality brands and trend-correct assortments at competitive prices.

     Enhancing Competitiveness Through Continued Infrastructure
Improvements. We have remodeled substantially all of our stores in the 1990s. We expect to spend $70 million over the next two years to expand and upgrade our distribution centers. During the 1990s, we also invested over $140 million in technology systems and decision system support software. We have closely linked our merchandising, financing, marketing and logistics functions to enable us to respond quickly and effectively to changing customer demands. These improvements have made us more competitive by allowing us to:

     . Increase the convenience of the shopping experience, with improvements such as wide, clear aisles, and informative signing;

     . Quickly identify and adapt to changing consumer preferences;

     . Improve inventory replenishment and in-stock position;

     . Reduce costs associated with the sales process, such as distribution; and

     . Reduce store payroll costs as a percent of revenue.

     Capitalizing on Our Pharmacy and Optical Centers. Of our 158 retail stores at May 1, 1999, 156 stores have pharmacy centers and 155 stores have optical centers. These centers generate store traffic and build customer loyalty. In addition, offering professional healthcare services contributes significantly to our overall profitability and provides the opportunity for additional growth. Our prescription pharmacy sales constituted approximately 16% of our retail stock revenues for fiscal 1998, which we believe is a higher percentage than that of most national discount store chains.

Retail Growth Strategy

     We plan to achieve economies of scale and to capitalize on our existing infrastructure by growing the number of our retail stores through new store construction, opportunistic acquisitions of existing retail stores or sites and selective acquisitions of existing value-oriented retail businesses which compliment our strategy of delivering comprehensive value to the customer.

     In reviewing possible acquisitions of store sites and businesses, we take a disciplined approach to maintain our competitive position and financial integrity. The key elements of our approach are:

     . Maintaining a strong balance sheet, which will demonstrate our financial strength to the vendor and creditor communities;

     . Leveraging off our existing infrastructure, including our advanced management information and distribution systems; and

     . Using an analytical system for site selection that models demographics, competition, geography and location.

     New Store Construction. We plan to concentrate our new store construction in our existing markets and adjacent geographic areas in order to enhance our name recognition, increase our market penetration and gain economies of scale in areas such as advertising, distribution and corporate overhead. We also plan to continue the practice of purchasing existing pharmacy businesses in the market where a new ShopKo store opens and transferring the business to the new store to generate customer traffic and to improve the financial performance of the store in its initial years.

     Opportunistic Acquisitions of Existing Store Sites. We plan to opportunistically acquire existing store sites, or clusters, with the intention of remodeling or refurbishing the stores to generally mirror our existing stores to benefit from our merchandising strategies. Purchasing existing stores allows us to quickly establish a presence in locations that might otherwise be difficult to enter. Examples of successfully integrated store acquisitions include:

     . The 1997 acquisition of the Penn-Daniels retail chain which added 17 stores which have been reopened as ShopKo stores; and

     . The 1998 acquisition of 10 former Venture locations and one former
       Target location which have now reopened as ShopKo stores.

     Selective Acquisitions of Existing Value-Oriented Retail Businesses. We intend to selectively consider acquisitions of existing value-oriented retail businesses which meet our rigorous financial and strategic criteria. Any acquired business may be operated as an autonomous business unit and is expected to accelerate our growth and enhance shareholder value. We would expect to use our existing infrastructure to enhance the operating characteristics of an acquired business. We also intend to use our strong financial position to facilitate growth initiatives of the acquired business. Our pending acquisition of Pamida is an example of this strategy.

Pamida

     On May 10, 1999, we signed a definitive agreement to acquire Pamida Holdings, which reported sales of $672 million in the fiscal year ended January 31, 1999. The transaction, which offers cash to current shareholders, values Pamida at approximately $375 million, including our assumption of $265 million in debt and capitalized lease obligations. The boards of directors of ShopKo and Pamida have approved the transaction.

     Pamida operates 147 discount retail stores in 15 Midwestern, North Central and Rocky Mountain states as of January 31, 1999. Pamida stores are located in smaller, rural markets and offer consumers the convenience of selection at discount prices. Virtually all of Pamida's stores operate in markets with populations of less than 20,000, significantly below the average size of our current markets. In addition, approximately 80% of Pamida's stores are located where there is no direct local competition from a major discount retailer.

     We have identified more than 500 small, rural markets that can support a Pamida retail store concept. Pamida currently plans to open 15 new stores in 1999 and under our ownership, we expect to accelerate store growth for the year 2000 and beyond. Pamida provides us with a new retail format with access to a new customer base in underserved markets. We expect to immediately reduce Pamida's cost structure by using our lower borrowing costs and financial strength to refinance a portion of Pamida's existing debt. We also expect to realize significant operating efficiencies within one year in areas such as retail health services, technology, global sourcing capabilities, logistics and employee training and development.

     Pursuant to the purchase agreement, we commenced a tender offer for all of Pamida's outstanding voting common shares at a cash price of $11.50 per share on May 17, 1999. Each of Pamida's directors and its principal shareholder have agreed to support the transaction and to tender their shares. Pamida's principal shareholder has also granted ShopKo an irrevocable option to purchase its voting and non-voting common shares, under certain circumstances, at the tender offer price. The tender offer is contingent upon customary conditions, including the tender of at least 51% of Pamida's outstanding voting stock. The acquisition is expected to close by early July, 1999. ShopKo expects to purchase the Pamida common shares with cash on hand, and expects to refinance a portion of Pamida's debt with a combination of proceeds from the ProVantage initial public offering, a potential subsequent debt offering and this offering. We cannot assure you that our acquisition of Pamida will be completed.

ProVantage

     Business Overview. As an extension of our retail business, which includes the sale of pharmaceutical and optical products and services, we serve the rapidly growing managed healthcare industry through our subsidiary, ProVantage Health Services, Inc. ProVantage is a leading health benefit management company providing pharmacy benefit management and health information technology products and services to its customers. As of January 1999, ProVantage served over 3,500 customers, including pharmacy benefit management services covering approximately 4.5 million individuals and vision benefit management services covering approximately 500,000 individuals. In addition, ProVantage licensed products are designed to improve the quality of healthcare, which are currently being used in programs covering over 13 million people. ProVantage's primary customers include healthcare payors, self-funded employers, third-party health plan administrators, state federal agencies and pharmaceutical manufacturers.

     Pharmacy benefit management companies address the pressing need for health plan sponsors to manage costs and to better understand the effect of pharmaceutical utilization on their membership. ProVantage's traditional pharmacy benefit management products and services include plan design, administration of a network of over 50,000 retail pharmacies, electronic point-of-sale claims processing, mail pharmacy services, formulary administration/management, and physician profiling. In addition, our products go beyond commonly available pharmacy benefit management offerings to include clinical services and information-based products which are used to track medical treatment and results. These services enable our customers to assess the safety and effectiveness of healthcare practices and to identify the most effective treatments, thereby optimizing the quality and minimizing the cost of healthcare services.

     Growth Strategy. ProVantage's goal is to be the leading third-party supplier of products and services designed to optimize the quality and minimize the cost of healthcare services. To accomplish this goal, ProVantage intends to:

     . Continue to grow the pharmacy benefit management operations and expand ProVantage's client base by increasing the number of people to whom it provides services;

     . Leverage information-based clinical expertise to develop and enhance products and services that help manage ProVantage clients' healthcare treatment and results; and

     . Selectively pursue acquisitions or alliances through which ProVantage can realize additional scale benefits in pharmacy benefit management offerings or augment its advanced clinical and health information technology capabilities.

     Initial Public Offering of ProVantage Common Stock. In an effort to increase our shareholder value, we are currently pursuing an initial public offering of ProVantage's common stock. Stocks of publicly traded companies in ProVantage's industry generally trade at multiples of earnings which are higher than those in the discount retail industry. On February 4, 1999, ProVantage filed a registration statement with the SEC for the initial public offering. The offering size is currently estimated at approximately $90 million. If the offering is completed as currently contemplated, ProVantage would retain $20 million from the offering proceeds, we would receive approximately $63 million as payment on a dividend note, and we would retain between 66% and 70% of ProVantage's common stock. We cannot assure you that ProVantage's initial public offering will be completed or that it will be completed on the terms described above. ShopKo intends to use any proceeds from payment on the dividend note to repay debt assumed in the pending acquisition of Pamida.

                                ---------------

     Our principal executive offices are located at 700 Pilgrim Way, Green Bay, Wisconsin 54304. Our telephone number is (920) 497-2211.

                                  The Offering

Common stock offered by    3,500,000 shares
ShopKo...................

Shares outstanding after   29,706,080 shares
the offering.............

Use of proceeds..........  We estimate that the net proceeds from this offering of common stock, after deducting the underwriting discount and estimated expenses of the offering, will be approximately $ million. We intend to use these net proceeds to redeem a portion of Pamida's debt, including a portion of Pamida's 11.75% senior subordinated notes.

Risk factors.............  See "Risk Factors" and the other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of the common stock.

New York Stock Exchange    SKO
symbol...................

     The number of shares that will be outstanding after the offering excludes an aggregate of 2,095,705 shares of common stock issuable pursuant to stock options as of May 24, 1999. If the over-allotment option is exercised in full, we will issue and sell an additional 525,000 shares.

                Selected Historical Consolidated Financial Data

     The selected consolidated financial data in the following table for each of the five years in the period ended January 30, 1999 have been derived from ShopKo's consolidated financial statements which have been audited by Deloitte & Touche LLP, independent auditors. The selected consolidated financial data in the following table for the first quarters of fiscal 1998 and 1999 have been derived from ShopKo's unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation of the results of operations and financial position for the periods and as of the dates presented.

     In August 1997, we changed our fiscal year end from the last Saturday in February to the Saturday nearest January 31. We made this change in order to conform our fiscal year to the National Retail Federation calendar. This change caused fiscal 1997 to consist of 49 weeks rather than 52 weeks.

     The selected consolidated financial data should be read in conjunction with ShopKo's consolidated financial statements and notes thereto included or incorporated by reference in this prospectus supplement.

                                           Fiscal Years Ended                     Fiscal Quarters Ended
                         -------------------------------------------------------- ---------------------
                          Feb. 25,   Feb. 24,   Feb. 22,   Jan. 31,     Jan. 30,    May 2,     May 1,
                            1995       1996       1997       1998         1999       1998       1999
                         (52 Weeks) (52 Weeks) (52 Weeks) (49 Weeks)   (52 Weeks) (13 Weeks) (13 Weeks)
                         ---------- ---------- ---------- ----------   ---------- ---------- ----------
                                                                                       (unaudited)
                                   (dollars and shares in millions, except per share data)
Financial Data:
Summary of Operations
 Net sales..............   $1,853     $1,968     $2,333     $2,448       $2,981     $  646     $  760
 Gross margin...........      488        501        550        564          662        139        152
 Income from
  operations............       91         97        106        111          130         13         17
 Earnings before income
  taxes and
  extraordinary item....       62         63         74         80           92          4          7
 Earnings before
  extraordinary item....       38         38         45         49           56          2          4
 Net earnings...........       38         38         45         49           56          2          1
Per Share Data
 Diluted earnings per
  common share before
  extraordinary item....   $ 1.18     $ 1.20     $ 1.39     $ 1.71       $ 2.10     $ 0.08     $ 0.16
 Diluted earnings per
  common share..........     1.18       1.20       1.39       1.71         2.10       0.08       0.02
 Adjusted weighted
  average number of
  common shares
  outstanding...........     32.0       32.0       32.4       28.6         26.5       26.3       26.6
Other Data
 Working capital........   $  187     $  215     $  232     $  144       $  167     $  151     $  103
 Property and
  equipment--net........      618        617        603        630          704        628        713
 Total assets...........    1,110      1,118      1,234      1,251        1,374      1,239      1,499
 Total debt.............      429        416        421        440          472        439        571
 Total shareholders'
  equity................      397        422        461        396          459        403        461
 Capital expenditures...       95         53         39         32          100         15         26
 Depreciation and
  amortization..........       53         56         60         58           68         17         18
Segment Data
 Net Sales
   Retail Store.........   $1,840     $1,881     $2,006     $2,002       $2,351     $  504     $  549
   ProVantage...........       14         94        349        472          666        150        222
 Gross Margin
   Retail Store.........      485        493        525        529          615        129        138
   ProVantage...........        3          8         25         35           47         10         14
 Income from operations
   Retail Store.........      103        107        114        127          141         17         18
   ProVantage...........        2          3         10         13           16          3          4
Operating Data:
 Same Retail Store
  sales growth..........      0.7%      (0.5)%      6.0%       3.8%(1)      5.7%       5.3%       8.1%
 Stores open at end of
  period................      124        129        130        149(2)       147        148        158
 Average store size--
  square feet...........   90,260     89,945     89,840     88,754       89,106     88,990     89,301

-------

(1) Same Retail Store sales growth for these periods is calculated on a comparable 52-week to 52-week basis.

(2) Includes 19 stores acquired from Penn-Daniels, Incorporated, two of which closed in fiscal 1998.

                                USE OF PROCEEDS

      We estimate that the net proceeds from this offering of common stock, after deducting the underwriting discount and estimated expenses of this
offering and assuming a public offering price of $        per share, will be
approximately $        million. We intend to use these net proceeds to redeem a
portion of Pamida's senior subordinated notes. Pamida's senior subordinated notes have an aggregate principal amount of $140 million, bear interest at the rate of 11.75% per annum, and are due in March 2003. If the Pamida acquisition is not completed, we will use the net proceeds for general corporate purposes.

      The Pamida acquisition is expected to close by early July, 1999. ShopKo expects to purchase the Pamida common shares with cash on hand, and expects to refinance a portion of Pamida's debt with a combination of proceeds from the ProVantage initial public offering, a potential subsequent debt offering and this offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      In August 1997, ShopKo approved a change in its fiscal year end to the Saturday closest to the end of January, commencing January 31, 1998. This change in ShopKo's fiscal year conforms to the National Retail Federation calendar. ShopKo's audited consolidated financial statements were issued for fiscal 1998, which is the period of 52 weeks ended January 30, 1999, fiscal 1997, which is the period of 49 weeks ended January 31, 1998 and fiscal 1996, which is the period of 52 weeks ended February 22, 1997. For comparative purposes, ShopKo is also providing supplemental unaudited financial information concerning ShopKo's results of operations for the 52 weeks ended January 31, 1998 and February 1, 1997. In the opinion of management, this unaudited financial information includes all necessary adjustments for a fair presentation of the results of operations for the periods presented.

Results of Operations

      The following table sets forth items from ShopKo's consolidated statements of earnings as percentages of consolidated net sales:

                                 Fiscal Years Ended        Fiscal Quarters Ended
                          -------------------------------- ---------------------
                           Jan. 30,   Jan. 31,   Feb. 22,    May 1,     May 2,
                             1999       1998       1997       1999       1998
                          (52 Weeks) (49 Weeks) (52 Weeks) (13 Weeks) (13 Weeks)
                          ---------- ---------- ---------- ---------- ----------
Revenues:
  Net sales.............    100.0%     100.0%     100.0%     100.0%     100.0%
  Licensed department
   rentals and other
   income...............      0.4        0.5        0.6        0.4        0.4
                            -----      -----      -----      -----      -----
                            100.4      100.5      100.6      100.4      100.4
Costs and Expenses:
  Cost of sales.........     77.8       77.0       76.4       80.0       78.4
  Selling, general and
   administrative
   expenses.............     15.8       16.5       17.0       15.9       17.2
  Nonrecurring charge...      0.2        0.1        --         --         0.3
  Depreciation and
   amortization
   expenses.............      2.2        2.4        2.6        2.3        2.6
                            -----      -----      -----      -----      -----
                             96.0       96.0       96.0       98.2       98.5
Income from operations..      4.4        4.5        4.6        2.2        1.9
Interest expense--net...      1.3        1.2        1.4        1.3        1.4
                            -----      -----      -----      -----      -----
Earnings before income
 taxes and extraordinary
 item...................      3.1        3.3        3.2        0.9        0.5
Provision for income
 taxes..................      1.2        1.3        1.3        0.3        0.2
                            -----      -----      -----      -----      -----
Earnings before
 extraordinary item.....      1.9        2.0        1.9        0.6        0.3
Extraordinary (loss) on
 early retirement of
 debt, net of income
 taxes..................      --         --         --        (0.5)       --
                            -----      -----      -----      -----      -----
Net earnings............      1.9%       2.0%       1.9%       0.1%       0.3%
                            =====      =====      =====      =====      =====

      ShopKo has two business segments: a Retail Store segment, which includes general merchandise, retail pharmacy and retail optical operations, and a ProVantage segment, which includes health benefit management services, pharmacy mail services, vision benefit management services and health information and clinical support services. Intercompany sales, which consist of prescriptions that were both sold at a ShopKo pharmacy and processed by ProVantage, have been eliminated.

Retail Store Segment

                                 Fiscal Years Ended        Fiscal Quarters Ended
                          -------------------------------- ---------------------
                           Jan. 30,   Jan. 31,   Feb. 22,    May 1,     May 2,
                             1999       1998       1997       1999       1998
                          (52 Weeks) (49 Weeks) (52 Weeks) (13 Weeks) (13 Weeks)
                          ---------- ---------- ---------- ---------- ----------
Revenues:
  Net sales.............    100.0%     100.0%     100.0%     100.0%     100.0%
  Licensed department
   rentals and other
   income...............      0.5        0.6        0.6        0.5        0.6
                            -----      -----      -----      -----      -----
                            100.5      100.6      100.6      100.5      100.6
Costs and Expenses:
  Cost of sales.........     73.8       73.6       73.8       74.8       74.4
  Selling, general and
   administrative
   expenses.............     18.1       18.0       18.3       19.6       19.8
  Depreciation and
   amortization
   expenses.............      2.6        2.6        2.8        2.8        3.1
                            -----      -----      -----      -----      -----
                             94.5       94.2       94.9       97.2       97.3
Income from operations..      6.0%       6.4%       5.7%       3.3%       3.3%
                            =====      =====      =====      =====      =====

ProVantage Segment

                                 Fiscal Years Ended        Fiscal Quarters Ended
                          -------------------------------- ---------------------
                           Jan. 30,   Jan. 31,   Feb. 22,    May 1,     May 2,
                             1999       1998       1997       1999       1998
                          (52 Weeks) (49 Weeks) (52 Weeks) (13 Weeks) (13 Weeks)
                          ---------- ---------- ---------- ---------- ----------
Revenues:
  Net sales.............    100.0%     100.0%     100.0%     100.0%     100.0%
  Licensed department
   rentals and other
   income...............      0.1        0.1        0.2        0.0        0.1
                            -----      -----      -----      -----      -----
                            100.1      100.1      100.2      100.0      100.1
Costs and Expenses:
  Cost of sales.........     92.9       92.5       93.1       93.8       93.2
  Selling, general and
   administrative
   expenses.............      3.8        3.9        3.8        3.5        3.8
  Depreciation and
   amortization
   expenses.............      1.0        1.0        0.6        0.9        0.9
                            -----      -----      -----      -----      -----
                             97.7       97.4       97.5       98.2       97.9
Income from operations..      2.4%       2.7%       2.7%       1.8%       2.2%
                            =====      =====      =====      =====      =====

First Fiscal Quarter of 1999 Compared to First Fiscal Quarter of 1998

      Consolidated net sales for the first quarter of fiscal 1999 increased $114.1 million or 17.7% over the first quarter of fiscal 1998 to $759.9 million.

      Retail Store sales for the first quarter of fiscal 1999 increased $45.3 million or 9.0% over the first quarter of fiscal 1998 to $549.5 million. This increase is primarily due to increased comparable Retail Store sales. Comparable Retail Store sales increased 8.1% and the changes by category were as follows: retail health increased 16.3%, apparel increased 6.5% and hardlines/home increased 5.1%. Changes in comparable Retail Store sales are based upon those stores which were open for the entire preceding fiscal year.

      ProVantage sales for the first quarter of fiscal 1999 increased $72.3 million or 48.2% over the first quarter of fiscal 1998 to $222.2 million. This increase is due to internally generated growth in claims processing and mail pharmacy. Included in ProVantage sales are the following:

     . administrative and dispensing fees plus the cost of pharmaceuticals dispensed by pharmacies participating in the network maintained by ProVantage or by ProVantage's mail service pharmacy to members of health benefit plans sponsored by ProVantage's clients;

     . amounts billed to pharmaceutical manufacturers and third-party formulary administrators for formulary fees;

     . administrative fees plus the cost of sales of eyeglasses and contact lenses relating to ProVantage's vision benefit management services; and

     . license and service fees for health information technology and clinical support services.

      Consolidated gross margins as percentages of sales were 20.0% for the first fiscal quarter of 1999 and 21.6% in the first fiscal quarter of 1998. Retail Store gross margins as percentages of sales were 25.2% for the first fiscal quarter of 1999 and 25.6% for the first fiscal quarter of 1998. The Retail Store gross margins include LIFO charges of $1.3 million for the first fiscal quarters of 1999 and 1998. Retail Store gross margins, before LIFO charges, were 25.4% for the first fiscal quarter of 1999 and 25.8% for the first fiscal quarter of 1998. This decrease is primarily attributable to planned lower gross margin rates in general merchandise due to increased promotional sales and lower gross margin rates in retail pharmacy due to increased third-party business. ProVantage gross margins as percentages of sales were 6.2% for the first fiscal quarter of 1999 and 6.8% for the first fiscal quarter of 1998. This decrease in gross margin rate is attributable to increases in the cost of prescription drugs and the addition of larger clients with lower average transaction fees.

      Consolidated selling, general and administrative expenses as a percent of sales for the first quarter were 15.9% compared with 17.2% last year. Retail selling, general and administrative expenses as a percent of sales for the quarter were 19.6% compared with 19.8% last year. Excluding expenses incurred for Year 2000 compliance, retail selling, general and administrative expenses as a percent of sales were 19.5% for the first quarter compared to 19.8% last year. This reduction is primarily due to leveraging store payroll cost against increased sales volume. ProVantage's selling, general and administrative expenses were 3.5% of sales for the first quarter compared to 3.8% of sales for the same period last year. This is primarily due to leveraging fixed costs against increased sales volume.

Fiscal 1998 Compared to Fiscal 1997

      Fiscal 1998 consisted of 52 weeks and fiscal 1997 consisted of 49 weeks. Consolidated net sales for fiscal 1998 increased $533.6 million or 21.8% over fiscal 1997 to $2,981.5 million.

      Retail Store sales for fiscal 1998 increased 17.5% or $349.6 million from fiscal 1997 to $2,351.2 million. ShopKo attributes this increase primarily to the 17 new stores acquired from Penn-Daniels, Incorporated, three additional weeks in the fiscal year, merchandising operations and marketing initiatives.

      ProVantage sales for fiscal 1998 increased 41.1% or $193.9 million over fiscal 1997 to $666.2 million. This increase is due primarily to internally generated growth in claims processing, mail pharmacy and formulary fees.

      Consolidated gross margins as percentages of sales were 22.2% for fiscal 1998 and 23.0% for fiscal 1997. Retail Store gross margins as percentages of sales were 26.2% for fiscal 1998 and 26.4% for fiscal 1997. The Retail Store gross margins include LIFO credits of $3.6 million for fiscal 1998 and $3.7 million for fiscal 1997. Retail Store gross margins, before LIFO credits, were 26.0% for fiscal 1998 and 26.2% for fiscal 1997. This decrease is primarily due to increases in promotional sales and third party sales in retail pharmacy. ProVantage gross margins as percentages of sales were 7.1% for fiscal 1998 and 7.5% for fiscal 1997. This decrease is attributable to increases in the cost of prescriptions and the addition of larger clients with lower average transaction fees, offset in part by the addition of higher margin clinical services and information technology products.

      Consolidated selling, general and administrative expenses as a percentage of net sales decreased to 15.8% in fiscal 1998, compared with 16.5% in fiscal 1997. Retail Store selling, general and administrative expenses were 18.1% of net sales in fiscal 1998 and 18.0% of net sales for fiscal 1997. Excluding the 17 new stores related to the Penn-Daniels acquisition and expenses incurred for year 2000 compliance, retail selling, general and administrative expenses as a percent of sales were 17.6% for fiscal 1998. The decrease is attributable to continued expense control initiatives at the store level. ProVantage selling, general and administrative expenses decreased to 3.8% in fiscal 1998 compared with 3.9% in fiscal 1997. This decrease is primarily due to leveraging expenses over the increased sales volume.

      ShopKo's operating earnings, which are earnings before interest and income taxes, increased 17.0% to $129.9 million in fiscal 1998 from $111.0 million in fiscal 1997. Retail Store operating earnings, which are earnings before corporate expenses, interest and income taxes, increased 10.6% to $140.8 million in fiscal 1998 compared to $127.3 million in fiscal 1997. This increase is primarily due to increased sales and expense control initiatives. ProVantage operating earnings increased 27.6% in fiscal 1998 to $16.2 million compared to $12.7 million in fiscal 1997. This increase is due to internally generated growth primarily in health benefit management services.

      Net interest expense as a percentage of net sales increased to 1.3% in fiscal 1998 compared with 1.2% in fiscal 1997. The increase is attributable to additional borrowings for working capital and remodeling costs associated with the new stores acquired from Penn-Daniels in fiscal 1997.

Supplemental Comparison of Fiscal 1998 to Fiscal 1997

      The supplemental comparison should be read in conjunction with ShopKo's audited financial information included in this prospectus supplement.

                     Annual Consolidated Financial Summary

                                   Fiscal Years Ended
                                  ---------------------
                                   Jan. 30,   Jan. 31,              Comparable
                                     1999       1998               Store Sales
                                  (52 Weeks) (52 Weeks) Change (%) Increase (%)
                                  ---------- ---------- ---------- ------------
                                      (in millions)
Net Sales
  Retail Store...................  $2,351.2   $2,103.4     11.8        5.7
  ProVantage.....................     666.2      500.9     33.0
  Intercompany...................     (35.9)     (27.4)     --
                                   --------   --------     ----
  Consolidated...................  $2,981.5   $2,576.9     15.7
Gross Margin.....................     662.5      593.1     11.7
Income from operations...........     129.9      113.6     14.4
Earnings before income taxes.....      91.6       81.3     12.7
Net earnings.....................      55.6       49.4     12.7

      Consolidated net sales for the 52 weeks ended January 30, 1999 increased 15.7% compared to the corresponding 52-week period of the previous fiscal year. Retail Store sales for the same period increased 11.8%, primarily due to the 17 new stores acquired from Penn-Daniels and increased comparable Retail Store sales. Comparable Retail Store sales increased 5.7% and the changes for that period by category were as follows: Retail Health--11.9%, Hardline/Home--5.9% and Apparel--(0.2%). Changes in comparable Retail Store sales for a year are based upon those stores which were open for the entire preceding year. ProVantage sales increased 33.0% for this period. This increase is due primarily to internally generated growth in claims processing, mail pharmacy and formulary fees.

      Consolidated gross margin as a percent of sales for the 52 weeks ended January 30, 1999 was 22.2% compared with 23.0% for the 52 weeks ended January 31, 1998. The Retail Store gross margin as a percent of sales for the same period was 26.2% compared with 26.4% for the preceding period. The FIFO Retail Store gross margin as a percent of sales for the 52 weeks was 26.0% compared with 26.2%. The decrease in the Retail Store gross margin rate is primarily attributable to additional promotional sales and increased third party sales in retail pharmacy. ProVantage's gross margin as a percent of sales for the same period decreased to 7.1% from 7.4% primarily due to increasing prescription costs and the addition of larger clients with lower average transaction fees, offset in part by the addition of higher margin clinical services and information technology products.

      Consolidated selling, general and administrative expenses as a percent of sales for the 52 weeks ended January 30, 1999 decreased to 15.8% from 16.6% for the 52 weeks ended January 31, 1998. Retail Store selling, general and administrative expenses as a percent of sales for the same period were 18.1% for both this year and the prior year. Excluding the 17 new stores related to the Penn-Daniels acquisition and expenses incurred for year 2000 compliance, retail selling, general and administrative expenses as a percent of sales were 17.6% for fiscal 1998. The decrease is primarily due to continued expense control initiatives at store level. ProVantage's selling, general and administrative expenses decreased to 3.8% of sales for the 52 weeks ended January 30, 1999 compared with 4.0% of sales for the preceding 52-week period. This decrease is primarily due to leveraging expenses over the increased sales volume.

Fiscal 1997 Compared to Fiscal 1996

      Fiscal 1997 consisted of 49 weeks and fiscal 1996 consisted of 52 weeks. Consolidated net sales for fiscal 1997 increased $114.4 million or 4.9% over fiscal 1996 to $2,447.8 million.

      Retail Store sales for fiscal 1997 decreased 0.2% or $4.2 million from fiscal 1996 to $2,001.6 million. ShopKo attributes this decrease to three fewer weeks due to the fiscal year change which occurred in August 1997.

      ProVantage sales for fiscal 1997 increased 35.4% or $123.4 million over fiscal 1996 to $472.2 million. This increase is primarily attributable to growth in claims processing activities, most of which was internally generated and a portion of which was due to the acquisition of CareStream ScripCard.

      Consolidated gross margins as percentages of sales were 23.0% for fiscal 1997 and 23.6% for fiscal 1996. Retail Store gross margins as percentages of sales were 26.4% for fiscal 1997 and 26.2% for fiscal 1996. The Retail Store gross margins include a LIFO credit of $3.7 million for fiscal 1997 and a LIFO charge of $2.6 million for fiscal 1996. Retail Store gross margins, before LIFO expense, were 26.2% for fiscal 1997 and 26.3% for fiscal 1996. ProVantage gross margins as percentages of sales were 7.5% for fiscal 1997 and 6.9% for fiscal 1996. This increase is primarily due to improved gross margin rates in ProVantage's formulary business.

      Consolidated selling, general and administrative expenses as a percentage of net sales decreased to 16.5% in fiscal 1997 compared with 17.0% in fiscal 1996. Retail Store selling, general and administrative expenses were 18.0% of net sales for fiscal 1997 and 18.3% of net sales for fiscal 1996. This improvement is primarily due to more effectively managing store payroll costs. ProVantage selling, general and administrative expenses increased 0.1% of net sales in fiscal 1997 to 3.9% compared with 3.8% in fiscal 1996. This increase is primarily due to increased operating costs subsequent to the acquisition of PharMark Corporation and its affiliates and additional investments in information technology and infrastructure support related to continued growth.

      ShopKo's operating earnings, which are earnings before interest and income taxes, increased 4.9% to $111.0 million in fiscal 1997 from $105.8 million in fiscal 1996. Retail Store operating earnings, which are earnings before corporate expenses, interest and income taxes, increased 12.0% to $127.3 million in fiscal 1997 compared to $113.7 million in fiscal 1996. This increase is primarily due to higher gross margin rates and expense control initiatives. ProVantage operating earnings increased 32.8% in fiscal 1997 to $12.7 million compared to $9.5 million in fiscal 1996. This increase is primarily due to growth in prescription benefit management services and business acquisitions.

      Net interest expense as a percentage of net sales decreased to 1.2% in fiscal 1997 compared with 1.4% in fiscal 1996. This decrease is primarily due to increased sales.

Supplemental Comparison of Fiscal 1997 to Fiscal 1996

      The supplemental comparison should be read in conjunction with Shopko's audited financial information included in this prospectus supplement.

                     Annual Consolidated Financial Summary

                                   Fiscal Years Ended
                                  ---------------------
                                   Jan. 31,   Feb. 1,               Comparable
                                     1998       1997               Store Sales
                                  (52 Weeks) (52 Weeks) Change (%) Increase (%)
                                  ---------- ---------- ---------- ------------
                                      (in millions)
Net Sales
  Retail Store...................  $2,103.4   $2,000.8      5.1        3.8
  ProVantage.....................     500.9      330.1     51.8
  Intercompany...................     (27.4)     (20.5)     --
                                   --------   --------     ----
  Consolidated...................  $2,576.9   $2,310.4     11.5
Gross Margin.....................     593.1      547.3      8.4
Income from operations...........     113.6      107.2      5.9
Earnings before income taxes.....      81.3       75.2      8.1
Net earnings.....................      49.4       45.7      8.1

      Consolidated net sales for the 52 weeks ended January 31, 1998 increased 11.5% over the corresponding 52-week period of the previous year. During this period, Retail Store sales increased 5.1% and comparable Retail Store sales increased 3.8%. The comparable Retail Store increases for that period by category were as follows: Retail Health--10.9%, Apparel--3.2% and Hardline/Home--1.8%. Changes in retail comparable store sales for a year are based upon those stores which were open for the entire preceding year. ProVantage sales increased 51.8% during this 52-week period. This increase is primarily attributable to growth in claims processing activities, most of which was internally generated and a portion of which was due to the acquisition of CareStream ScripCard.

      Consolidated gross margin as a percent of sales for the 52 weeks ended January 31, 1998 was 23.0% compared with 23.7% for the 52 weeks ended February 1, 1997. The Retail Store gross margin as a percent of sales for the same period was 26.4% compared with 26.3% for the preceding period. The FIFO Retail Store gross margin as a percent of sales for the 52 weeks was 26.3% compared with 26.4%. ProVantage's gross margin as a percent of sales for the same period increased to 7.4% from 6.8% primarily due to improved gross margin rates in its formulary business.

      Consolidated selling, general and administrative expenses as a percent of sales for the 52 weeks ended January 31, 1998 decreased to 16.6% from 17.0%. Retail Store selling, general and administrative expenses as a percent of sales for the same period were 18.1% compared with 18.3% for the preceding period. This decrease is primarily due to more effectively managing store payroll costs. ProVantage's selling, general and administrative expenses increased to 4.0% of sales for the 52 weeks ended January 31, 1998 compared with 3.6% of sales for the preceding period. This increase is primarily due to increased operating cost subsequent to the acquisition of PharMark and additional investments in information technology and infrastructure support related to continued growth.

Liquidity and Capital Resources

      ShopKo relies on cash generated from its operations, with the remaining needs being met by short-term and long-term borrowings. Cash provided from operating activities was $73.8 million in fiscal 1998, $142.6 million in fiscal 1997 and $111.7 million in fiscal 1996. This decrease in fiscal 1998 is primarily due to increased working capital needs associated with the new stores and planned higher inventory levels across the rest of the chain. Cash used in operating activities was $13.8 million for the first quarter of fiscal 1999 compared to $12.8 million for the same period last year.

      As of May 1, 1999, ShopKo had a $200.0 million revolving credit agreement with a consortium of banks. This credit facility is unsecured and is effective through January 31, 2002. In April 1999, ShopKo negotiated a $50.0 million unsecured bankers' acceptance note which is due October 20, 1999. ShopKo had $159.0 million outstanding under its credit agreements at the end of the first quarter of fiscal 1999 compared to nothing outstanding at the end of the first quarter of fiscal 1998. This increase in amount outstanding is primarily due to early retirement of long-term debt, increased cash balances and increased inventory due to our new stores. We have accumulated cash in anticipation of the Pamida acquisition. Funds generated from operations, and if necessary, the revolving credit facility or other short-term borrowings are expected to fund the projected working capital needs and total capital expenditures through fiscal 1999, except for possible acquisitions described below.

Capital Expenditures

      ShopKo spent $99.7 million on capital expenditures, excluding acquisitions, in fiscal 1998, compared to $32.0 million in fiscal 1997 and $38.9 million in fiscal 1996. Capital expenditures were $26.2 million in the first quarter of fiscal 1999 compared to $14.9 million for the same period last year. The following table sets forth the components of ShopKo's capital expenditures and acquisitions:

                                Fiscal Years Ended        Fiscal Quarters Ended
                         -------------------------------- ---------------------
                          Jan. 30,   Jan. 31,   Feb. 22,    May 1,     May 2,
                            1999       1998       1997       1999       1998
                         (52 weeks) (49 weeks) (52 weeks) (13 weeks) (13 weeks)
                         ---------- ---------- ---------- ---------- ----------
                                  (in millions)
Capital Expenditures
  New stores............   $42.6      $ 0.0      $ 2.5      $18.7      $ 7.3
  Remodeling and
   refixturing..........    15.2       12.6       14.6        1.7        3.4
  Distribution centers..     1.4        0.7        1.3        0.3        0.2
  Management information
   and point-of-sale
   equipment and
   systems..............    34.5       18.0       18.8        5.4        3.9
  Other.................     6.0        0.7        1.7        0.1        0.1
                           -----      -----      -----      -----      -----
    Total...............   $99.7      $32.0      $38.9      $26.2      $14.9
                           =====      =====      =====      =====      =====

      On December 19, 1997, ShopKo acquired the retail chain Penn-Daniels which operated 18 Jacks' discount stores in Iowa, Illinois and Missouri and one Lots-A-Deals close-out store in Moline, Illinois. During fiscal 1998, ShopKo converted 17 of the Jacks' retail locations to ShopKo stores, including the addition of in-store pharmacy centers in 16 of those stores and optical centers in 17 of those stores.

      On September 8, 1998, ShopKo announced plans to open 13 new stores in 1999. As of May 1, 1999, we opened 11 of these stores. Ten of the new stores are former Venture store locations and one is a former Target location which were remodeled, including the addition of in-store pharmacies and optical centers. Two additional locations will be new stores and will open in the fall of 1999. All 13 stores are leased, of which 7 are operating leases and 6 are capital leases.

      ShopKo's total capital expenditures for the fiscal year ending January 29, 2000 are anticipated to approximate $150.0 million to $170.0 million. The expenditures would relate to:

     . remodeling the ten former Venture store locations and one former Target location and construction of the two new stores,

     . expansion of distribution facilities, including expanding the Wisconsin and Idaho facilities and replacing the Nebraska facility,

     . supporting the existing retail business for merchandise initiatives and ongoing store equipment and fixturing replacements, and

     .  continuing investments in systems technology.

This amount excludes any capital that may be required for acquisitions of businesses or real estate. Such plans may be reviewed and revised from time to time in light of changing conditions.

      ShopKo expects to pursue growth of its Retail Store business through new store construction or acquisition of existing retail stores or businesses. ShopKo may also consider the acquisition of health services businesses. Such plans may be reviewed and revised from time to time in light of changing conditions. Depending upon the size and structure of any such acquisitions, ShopKo may require additional capital resources. ShopKo believes that adequate sources of capital will be available.

Acquisitions

      ShopKo did not make any acquisitions in fiscal 1998. ShopKo spent $40.5 million on acquisitions in fiscal 1997 compared to $30.5 million in fiscal 1996.

      On January 3, 1995, ProVantage completed the acquisition of Bravell, Inc., a pharmacy benefit management firm that provides custom prescription benefit plan design, program administration and claims benefit processing services to insurance companies, third party administrators and self-funded medical plan sponsors. The transaction was accounted for as a purchase, whereby ProVantage acquired 97% of the outstanding common stock of Bravell for approximately $17.3 million. ProVantage was also required to make additional payments which were contingent upon future results of Bravell's operations. In fiscal 1996, a $0.7 million payment was made based on the results of fiscal 1995. On April 10, 1997, ProVantage made a payment of approximately $8.9 million to the founders of Bravell to:

     . acquire the remaining 3% of the common stock of Bravell which ProVantage did not acquire in January 1995,

     . extinguish all remaining contingent payment obligations to the founders, and

     .  terminate the founders' employment agreements.

      On August 2, 1996, ProVantage completed the acquisition of CareStream ScripCard from Avatex Corporation, formerly known as FoxMeyer Health Corporation. CareStream ScripCard is a prescription benefit management company and its operations have been integrated with ProVantage. The initial purchase price was $30.5 million in cash, plus a supplemental cash payment. If Avatex exercises its right to the supplemental cash payment within the prescribed time frame after the close of the offering, the supplemental cash payment will be an amount equal to 1.5% of ProVantage's market value subject to a minimum of $2.5 million and a maximum of $5.0 million. Avatex is entitled to $5.0 million if ShopKo sells a majority of ProVantage's common stock, other than in a public offering or public distribution, or if ShopKo buys a competing business or if ProVantage disposes of a substantial portion of its business. The right of Avatex to the supplemental cash payment expires on August 2, 2001. Such supplemental payment will be capitalized as additional purchase price and amortized over a period of 15 to 18 years. We expect that a substantial portion of the supplemental payment will be capitalized as additional purchase price upon completion of ProVantage's initial public offering.

      On August 20, 1997, ProVantage acquired PharMark, a software and database development company providing information driven strategies for optimizing medical and pharmaceutical outcomes, based in Arlington, Virginia, from M. Lee Morse and Aida A. LeRoy. Mr. Morse and Dr. LeRoy were employed by ProVantage from August 20, 1997 to January 31, 1999 pursuant to employment agreements entered into in conjunction with the acquisition. The purchase price for PharMark was approximately $15.2 million, of which $14.2 million has been paid in cash and a total of $1.0 million is due in 1999. The sellers of PharMark may also be entitled to contingent payments of up to $8.0 million in the aggregate based on the fair market value of ProVantage's outstanding common stock. No payment will be due if the fair market value is $250.0 million or less at the measurement date; the full $8.0 million will be due if the value equals or exceeds $500.0 million at the measurement date; and a pro rata portion of the $8.0 million contingent payment will be due if the value is between $250.0 million and $500.0 million at the measurement date. The contingent payment, if any, will be due, and the ultimate amount of the payment calculated, on the first to occur of August 20, 2002 and the date on which ShopKo and its affiliates cease to own at least a majority of ProVantage's outstanding common stock. The contingent payments, if any, will be capitalized as additional purchase price and amortized over a period of 15 to 19 years. The contingent payments may be made, at ProVantage's election, in either cash, ShopKo common stock, ProVantage common stock or any combination thereof; provided, however, that any stock used for the contingent payments must be traded on a national securities exchange or the Nasdaq National Market. If the contingent payments are made in ShopKo or ProVantage common stock, the sellers have the right to require the issuer of the stock to register the stock for sale under the Securities Act. The sellers also have the right to have the shares of common stock they receive as contingent payment included in registration statements filed under the Securities Act by the issuer.

      On December 19, 1997, ShopKo bought the outstanding stock of Penn-Daniels, a retail chain headquartered in Quincy, Illinois for approximately $16.4 million in cash and $42.5 million of assumed debt. Approximately $25.5 million of the assumed debt has been retired. ShopKo used cash and borrowings under its revolving credit facility to fund the acquisition and the retirement of a portion of Penn-Daniels' outstanding debt. The acquisition was accounted for under the purchase method of accounting. The results of Penn-Daniels' operations since the date of acquisition have been included in the Company's consolidated statement of earnings.

      In connection with the Penn-Daniels acquisition, ShopKo incurred nonrecurring pre-tax costs of $5.7 million eliminating duplicate operations at the Penn-Daniels administrative office and warehouse and other transaction related items in fiscal 1998. ShopKo funded these costs from available cash and borrowings under ShopKo's revolving credit facility.

      ShopKo had been testing a stand alone optical store format with four stores in Ohio. The results were mixed and ShopKo decided to close the stores. The stores were closed on August 29, 1998. The closings did not have a material financial impact on ShopKo.

      On February 4, 1999, ShopKo and ProVantage announced that a registration statement for the initial public offering of ProVantage's common stock had been filed with the SEC. If this offering is completed as currently contemplated, net proceeds will total approximately $82.8 million, ProVantage will receive approximately $20.0 million for operating capital and strategic alternatives, and ShopKo will use the balance of approximately $62.8 million for strategic and/or financial alternatives, including retiring a portion of existing Pamida debt.

Pending Acquisition of Pamida

      On May 10, 1999, ShopKo and Pamida Holdings Corporation signed an agreement for ShopKo to acquire Pamida. Pamida operates 147 discount retail stores in 15 Midwestern, North Central and Rocky Mountain states as of January 31, 1999. The transaction values Pamida at approximately $375.0 million, including our assumption of approximately $265.0 million in debt and capital lease obligations. The transaction is expected to close by early July, 1999. ShopKo expects to purchase the Pamida common shares with cash on hand and expects to refinance a portion of Pamida's debt with a combination of proceeds from the ProVantage initial public offering, a potential subsequent debt offering and this offering. We cannot assure you that the acquisition of Pamida will be completed.

Termination of Plan of Reorganization

      On September 7, 1996, ShopKo entered into a Plan of Reorganization with Phar-Mor, Inc. and Cabot Noble, Inc. Pursuant to the Plan of Reorganization, ShopKo and Phar-Mor would have become subsidiaries of Cabot Noble. On April 2, 1997, ShopKo, Cabot Noble and Phar-Mor mutually agreed to terminate this planned business combination. ShopKo recorded a nonrecurring pre-tax charge of $2.8 million, or $0.06 per share, during fiscal 1997 for costs incurred in connection with the terminated business combination.

Stock Buyback Agreement

      On April 24, 1997, ShopKo and Supervalu Inc. entered into an agreement pursuant to which Supervalu exited its 46% investment in ShopKo. Under the terms of the agreement, ShopKo and Supervalu completed two simultaneous transactions. The first transaction was a $150.0 million stock buyback, whereby ShopKo repurchased 8,174,387 shares of its common stock held by Supervalu for $18.35 per share. The second transaction was a secondary public offering of Supervalu's remaining 6,557,280 shares of ShopKo's common stock and 983,592 additional shares which were issued by ShopKo to cover over-allotments. The secondary offering was priced at $25.00 per share on June 26, 1997. The stock buyback and secondary offering were completed on July 2, 1997. ShopKo received $23.4 million in proceeds from the sale of the over-allotment shares. Supervalu paid the underwriting discount for the shares it sold and certain other expenses related to the secondary offering.

Year 2000

State of Readiness

      In order to address Year 2000 compliance, ShopKo is actively engaged in a comprehensive project designed to eliminate or minimize any business disruption associated with potential date processing problems in its information technology systems, as well as its non-information technology systems. Non-information technology systems include heating-ventilation-air-conditioning systems and building security systems. The project consists of five phases: company awareness, assessment, strategy and work plan development, renovation and testing. ShopKo has completed the first three phases for both information technology and non-information technology systems, is nearing completion of the renovation phase and has commenced the testing phase.

      With respect to information technology systems, approximately 89.0% of ShopKo's critical business systems are currently compliant and approximately 11.0% are in the process of being renovated. With respect to non-information technology systems, the assessment phase indicated a need for only minor renovation work. For both information technology and non-information technology systems, the renovation phase currently underway is expected to be completed in the second quarter of fiscal 1999. ShopKo has certified 22.0% of its business systems and the remaining 78.0% will be certified during the third quarter of fiscal 1999. The testing phase for both information technology and non-information technology systems is planned to be completed in the third quarter of fiscal 1999.

      As part of its Year 2000 project, ShopKo has initiated communications with all of its merchandise vendors and services suppliers to assess their state of Year 2000 readiness. A significant percentage of ShopKo's vendors have responded in writing to ShopKo's Year 2000 readiness inquiries. ShopKo plans to continue assessment of its third party business partners, including face-to-face meetings with management and/or onsite visits as deemed appropriate. Despite ShopKo's diligence, there can be no guarantee that the systems of other companies which ShopKo relies upon to conduct its day-to-day business will be compliant.

Costs

      As a result of the significant investment made by ShopKo in both hardware and software over the past several years, the majority of its information technology systems do not require renovation. ShopKo estimates that it will incur internal and external expenses of $4.0 to $6.0 million in conjunction with the Year 2000 compliance project of which approximately $2.9 million has already been incurred. $2.0 million was incurred in fiscal 1998, and $0.9 million was incurred in the first quarter of fiscal 1999.

Risks

      With respect to the risks associated with its information technology and non-information technology systems, ShopKo believes that the most reasonably likely worst case scenario is that ShopKo will experience a number of minor system malfunctions and errors in the early days and weeks of the Year 2000 that were not detected during its renovation and testing efforts. ShopKo also believes that these problems will not be overwhelming and will not have a material effect on ShopKo's operations or financial results.

      With respect to the risks associated with third parties, ShopKo believes that the most reasonably likely worst case scenario is that some of ShopKo's merchandise vendors will not be compliant and will have difficulty filling orders and flowing goods. Management also believes that the number of such vendors will have been minimized by ShopKo's program of identifying non-compliant vendors and replacing or jointly developing alternative supply or delivery solutions prior to the Year 2000.

      ShopKo also designs and sells software products to third parties through its ProVantage subsidiary. While ShopKo has taken appropriate steps to ensure the readiness of this software and believes it to be compliant, ShopKo cannot be certain that the software will operate error free, or that ShopKo will not be subject to litigation, whether the software operates error free or not. However, ShopKo believes that based on its efforts to ensure compliance, and the terms and conditions of its software licensing contracts, it is not reasonably likely that ShopKo will be subject to litigation which will have a material adverse effect on ShopKo.

      ShopKo has limited the scope of its risk assessment to those factors which it can reasonably be expected to have an influence upon. For example, ShopKo has made the assumption that government agencies, utility companies, and national telecommunications providers will continue to operate. Obviously, the lack of such services could have a material effect on ShopKo's ability to operate, but ShopKo has little, if any, ability to influence such an outcome, or to reasonably make alternative arrangements in advance for such services in the event they are unavailable.

Contingency Plans

      ShopKo has commenced the development of contingency plans for the most reasonably likely worst case scenarios described above and anticipates that the majority of these plans will be in place by July 31, 1999.

Year 2000 Readiness Statements

      To allow its customers and suppliers an opportunity to assess ShopKo's state of readiness for the Year 2000, ShopKo maintains a Year 2000 web page at www.shopko.com. Statements made or contained in this prospectus or on the web page or any past statements made or contained in this prospectus or on the web page are deemed Year 2000 Readiness Statements and are subject to the Year 2000 Information and Readiness Disclosure Act (P.L. 105-271), to the fullest extent permitted by law.

Treasury Stock Retirement

      In fiscal 1998, ShopKo retired all 8,174,387 shares of common stock held as treasury stock for accounting purposes, and the shares of treasury stock were returned to the status of authorized but unissued shares. As a result, the $152.2 million assigned to treasury stock was eliminated with a corresponding decrease in par value, additional paid-in capital and retained earnings.

Stock Repurchase Program

      On March 26, 1998, ShopKo announced that its Board of Directors had authorized the repurchase of up to $20.0 million of ShopKo's common stock. Repurchased shares will be used for stock-based employee benefit plans and other corporate purposes. As of May 1, 1999, no shares of common stock had been repurchased under this program.

Senior Note Repurchase Program

      On February 8, 1999, ShopKo announced that its Board of Directors had authorized ShopKo to repurchase its senior notes from time to time in the open market and through privately negotiated transactions. Any purchases would depend on price, market conditions and other factors. As of March 12, 1999, ShopKo has repurchased approximately $57.1 million of the senior notes.

Inflation

      Inflation has had only a minor effect on the results of operations of ShopKo and its internal and external sources of liquidity.

Recent Pronouncements

      In 1997, Statement of Financial Accounting Standards, SFAS, No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," were issued. In February 1998, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," was issued. These statements were adopted by ShopKo beginning February 1, 1998.

      SFAS No. 130, "Reporting Comprehensive Income," which specifies how to report and display comprehensive income and its components, had no impact on ShopKo's consolidated financial statements.

      ShopKo adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," this fiscal year. These SFASs did not significantly impact ShopKo's consolidated financial statements.

      In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. ShopKo anticipates that this statement will have no significant impact on ShopKo's consolidated financial statements.

Market Risk

      ShopKo is exposed to market risk from changes in interest rates. Under ShopKo's revolving credit facility, ShopKo has various borrowing options for short-term loans. During fiscal 1998, the monthly average amount borrowed under the revolving credit facility was approximately $28.0 million, and the weighted average interest rate was 6.0% per annum. If ShopKo's weighted average interest rate had increased by 10.0% for fiscal 1998, net income would have been reduced by an immaterial amount. Management continually monitors the interest rate environment with the objective of lowering borrowing costs without subjecting ShopKo to excessive exposure to fluctuating interest rates.

                                    BUSINESS

General

      We are a leading specialty discount retailer which provides general merchandise and health services through our retail stores. We have two business segments: a Retail Store segment, which includes general merchandise, retail pharmacy and retail optical operations, and a ProVantage segment, which includes health benefit management services, mail pharmacy services, vision benefit management services and health information and clinical support services. As of May 1, 1999, our 158 retail stores operated in 19 Midwest, Pacific Northwest and Western Mountain states. ProVantage conducts business principally throughout the United States.

      On February 4, 1999, ProVantage filed a registration statement with the SEC for the initial public offering of its common stock. The offering size is currently estimated at approximately $90 million. If the offering is completed as currently contemplated, ProVantage would retain $20 million from the offering proceeds, we would receive approximately $63 million as payment on a dividend note, and we would retain between 66.0% and 70.0% of ProVantage's common stock. We cannot assure you that ProVantage's initial public offering will be completed or that it will be completed on the terms described above. ShopKo intends to use any proceeds from payment on the dividend note to repay debt assumed in the pending acquisition of Pamida.

      On May 10, 1999, we signed a definitive agreement to acquire Pamida Holdings, which reported sales of $672 million in the fiscal year ended January 31, 1999. The transaction, which offers cash to current shareholders, values Pamida at approximately $375 million, including our assumption of $265 million in debt and capitalized lease obligations. The boards of directors of ShopKo and Pamida have approved the transaction.

      Pursuant to the purchase agreement, we commenced a tender offer for all of Pamida's outstanding voting common shares at a cash price of $11.50 per share on May 17, 1999. Each of Pamida's directors and its principal shareholder have agreed to support the transaction and to tender their shares. Pamida's principal shareholder has also granted ShopKo an irrevocable option to purchase its voting and non-voting common shares, under certain circumstances, at the tender offer price. The tender offer is contingent upon customary conditions, including the tender of at least 51% of Pamida's outstanding voting stock. The acquisition is expected to close by early July, 1999. ShopKo expects to purchase the Pamida common shares with cash on hand, and expects to refinance a portion of Pamida's debt with a combination of proceeds from the ProVantage initial public offering, a subsequent debt offering and this offering. We cannot assure you that our acquisition of Pamida will be completed.

Retail Stores

Merchandising Philosophy--Retail Store

      We are committed to offering quality merchandise, service and value to meet customers' requirements for health, home, family basics, casual apparel and seasonal needs in our stores with speed, friendliness and simplicity. We strive to differentiate ourself from our competition by meeting customer needs more quickly and by anticipating the needs of our customers' changing lifestyles.

      With a focus on serving the customer and building customer loyalty, we successfully undertook a significant strategic repositioning under our Vision 2000 program between 1991 and 1995. That strategy combined a new, upscale image with an increased emphasis on customer service. Building upon Vision 2000, we have developed and implemented Beyond 2000, a long-term strategic operating model which is based upon creating market opportunities by serving time-strapped consumers' changing shopping habits. The Beyond 2000 operating model is based upon four interdependent strategic initiatives:

     .  a differentiation strategy,

     .  an integrated business planning process,

     . execution by an experienced and well-trained management organization, and

     .  delivery of comprehensive value.

      Differentiation Strategy. Our differentiation strategy focuses on accentuation of selected and targeted merchandise categories tied to changing lifestyle needs. Within each of these merchandise categories, shoppers will find wide assortments. A strong national brand presence is combined with our private brands to offer a unique product mix.

      Integrated Business Planning Process. We have reorganized our merchandise into categories that are defined and driven by customer lifestyles. An integrated business planning process has allowed us to identify and prioritize growth potentials of our product categories based on the changing lifestyle needs of our customers. These priorities are used to allocate store shelf space, inventory commitments, external advertising space and in-store capital improvement disbursements among the various categories of merchandise. We call this process "infrastructural funding." We make heavier infrastructure commitments to categories in which we have a strong market presence and other categories we believe have the potential to become prominent categories. We perform regular and systematic analysis of category rankings as part of our business planning process.

      Execution. We are executing our Beyond 2000 strategy through our operating committee which is headed by our president and chief executive officer and comprised of senior vice presidents from all areas of ShopKo. The operating committee seeks to create a performance-driven culture. We have reengineered the work processes of our central organization and store operations. The reengineered work processes require centralized decisions with respect to product selection, pricing, space utilization and marketing. This allows store personnel to focus on overall customer satisfaction through inventory in-stock position, creation of a friendly environment and simplification of the shopping experience.

      Delivery of Comprehensive Value. We deliver comprehensive value to our customers through the shopping experience in our retail stores. Comprehensive value is more than just delivering a superior quality product at a compelling price. The comprehensive value we deliver is also based on:

     . ensuring that merchandise, particularly advertised merchandise, is available for purchase,

     .  providing clarity in our merchandise offering,

     .  continually responding to our customers' changing lifestyle needs,

     .  ensuring the speed of merchandise to the sales floor, and

     . providing simplicity, speed and friendliness in the shopping experience.

Merchandising and Services--Retail Store

      Our Retail Store net sales mix has been relatively consistent for the last three fiscal years. During fiscal 1998, our Retail Store net sales mix was:

     .  24% for softline goods,

     .  54% for hardline/home goods, and

     .  22% for retail health services.

      Our retail stores carry a wide assortment of trend-correct branded and private label softline goods such as:

     .  women's, men's and children's apparel,

     .  shoes,

     .  jewelry,

     .  cosmetics, and

     .  accessories.

      We also carry a wide assortment of seasonal and everyday basic categories of hardline/home goods such as:

     .  housewares,

                                        .  music/videos,

     .  home textiles,

                                        .  toys,

     .  household supplies,

                                        .  sporting goods,

     .  health and beauty aids,

                                        .  social occasion products,

     .  home entertainment products,

                                        .  candy, and

     .  small appliances,

                                        .  snack foods.
     .  furniture,

We carry a broad assortment of merchandise so that we may provide customers with a convenient one-stop shopping source for everyday items. Our accommodating customer service policies provide customers with a pleasant shopping experience.

      We believe that we offer leading brand names in our merchandise lines. We concentrate on brands which have wide customer acceptance and provide quality and value. In addition, we have well developed private label programs. We subject our private label merchandise and direct imports to independent testing and certification for product performance, safety and fit. In addition, our in-house quality assurance and technical design team analyzes and develops the quality of our fashion offerings. This allows us to deliver a better and more consistent product, with greater control and efficiency.

      We also provide professional health services in most of our stores. Of our 158 stores as of May 1, 1999, 156 stores include pharmacy centers and 155 stores include optical centers. On December 19, 1997, we acquired the retail chain Penn-Daniels, Incorporated, which operated 18 Jacks' discount stores in Iowa, Illinois and Missouri and one Lots-A-Deals close-out store in Moline, Illinois. We converted 17 of the Jacks' retail locations to ShopKo stores. We closed the Lots-A-Deals store and one Jacks' store in fiscal 1998. The conversion of the 17 Jacks' stores included the addition of in-store pharmacies, except in one store, and optical centers. In April, 1999, we opened ten former Venture locations and one former Target location as ShopKo stores. These 11 stores include in-store pharmacies and optical centers. In addition to generating store traffic and building customer loyalty, these services contribute significantly to our overall profitability and provide the opportunity for additional growth. Each store with pharmacy and optical centers employs or contracts with an average of approximately three licensed pharmacists, one licensed optometrist and six opticians. Our optometrists perform in-store eye exams and prescribe correctional lenses, most of which we make in our centralized optical laboratory and in approximately 89 in-store finishing labs. In fiscal 1998, we dispensed over 690,000 eyewear prescriptions. The in-store finishing labs typically service other ShopKo stores in the vicinity and provide customers with same day or next day optical service for single vision lenses.

      We had been testing a stand alone optical store format with four stores in Ohio. The results were mixed and we decided to close the stores. We closed the stores on August 29, 1998. The closings did not have a material financial impact on us.

Marketing and Advertising--Retail Store

      We market our general merchandise and retail pharmacy and optical services by using weekly newspaper circulars, which enable us to reach a broad-based group of customers consisting largely of middle income families. These full-color circulars average 24 pages and feature values in all of the departments in our stores and have a circulation of more than 5.1 million. We use direct mail advertisements selectively during key promotional periods. Our direct mail advertisements have a circulation of more than 6.9 million. All printed advertising materials are designed by our in-house graphic design team and photographed in our own photography studio. In addition to the newspaper circulars and direct mail advertisements, we use image building television and radio advertising, which focuses on differentiating our stores from our competition.

      We price our merchandise so as to be competitive with our regional and national discount retail competitors. In general, we use our frequent advertising of a large group of high demand items to reinforce our competitive price image and to generate store traffic, rather than attempting to meet the lowest available price on every item. We believe that we provide comprehensive value through our offering of quality trend-correct, lifestyle merchandise at compelling prices in an attractive, customer-friendly shopping environment.

Retail Store Layout and Design

      Our stores are designed for simplicity, speed and ease of the shopping experience. Our stores feature a fashion stage at the store entrance to enhance the upscale image of the store. The stores also feature competitive assortments of softline goods, hardline/home goods and professional pharmacy and optical departments. We place our optical and pharmacy departments near the front of the store. We design the remainder of the store in a "racetrack" configuration which takes customers between and around departments. We prominently display promotionally priced items.

      Over the last several years, we have substantially remodeled our stores. We have converted seventeen of the Jacks' locations that we acquired in December 1997 to our current format. We expect to continue to explore and test alternative store layout and display techniques and merchandise mixes. Depending on the cost of land acquisition, size of store and site preparation work, we expect that a typical new store's cost for land acquisition, site preparation, building and fixturing will generally approximate $6.0 million to $11.0 million. We believe that opportunities to lower the initial capital outlay for new stores exist through leasing, sale and leaseback, or other financing alternatives. Remodels, which generally take place approximately every ten years, usually cost from $0.5 to $2.5 million per store. A store renovation, where the square footage is expanded or more extensive remodeling is needed, usually costs from $2.0 million to $4.5 million per store.

      Our average store size is approximately 89,000 square feet with approximately 84% of our stores greater than 74,000 square feet. As of May 1, 1999, we are basing our new ShopKo stores on one of three standard prototypes: a 110,000 square foot store, a 100,000 square foot store or a 90,000 square foot store. The prototype we select depends on the community and the retail competition in the immediate area. In comparison to old versions of our stores, our current prototypes feature a greater portion of store square footage dedicated to selling space and less space dedicated to the storage of inventory.

Retail Store Operations and Management

      Our store operations organization focuses on:

     .  leadership,

     .  performance,

     .  merchandising innovation, and

     .  excellence in execution.

We strive for continual improvements in overall customer satisfaction, which is measured by an independent research firm for use in our unique process entitled "Customer Satisfaction and Loyalty Monitor." The successful Beyond 2000 operating model has been integrated into store operations with significant improvements in operating efficiency and dedication to customer service. Best practices have been shared and communicated across the organization as the "ShopKo Way." Our store operations organization is now focusing on a framework of three leadership planks as part of the Company's Beyond 2000 operating model. These three planks are people, performance and profit.

      People. We believe that we have improved teammate satisfaction despite a challenging environment characterized by low unemployment and intense competition for quality teammates. We have undertaken an intensive management and teammate development program to ensure commitment to our mission and principles. This education is intended to sharpen management's focus and ability to drive sales through an integrated partnership with the central organization and a focus on leadership.

      Performance. We have improved customer service through a comprehensive strategic initiative designed to enhance store execution and reduce costs. This initiative identified non-value-added activities which we eliminated to simultaneously increase productivity and enhance associate availability to help customers. Our Customer Satisfaction and Loyalty Monitor indicates that 87% of our shoppers give us high performance ratings over the last two years for overall satisfaction with ShopKo.

      Profit. We use technological innovation to support store performance and profitability. These innovations include multi-media computer-based training for our associates, as well as implementation of an innovative resource management system which provides on-line sales forecasting in 15 minute increments, ties labor scheduling to customer traffic patterns and eliminates duplication of human resources and payroll processes in our stores and our general office.

      We hold our store operations management team accountable for execution of aggressive plans and achievement of comprehensive goals. We emphasize ongoing development of this management team to ensure that we have the competencies required for continued success.

Purchasing and Distribution--Retail Store

      We purchase merchandise from more than 2,300 vendors. Our ten largest vendors accounted for approximately 30% of our purchases during fiscal 1998. We believe that most merchandise, other than branded goods, is available from a variety of sources. We are working with our entire supply chain to link our vendors into our general merchandise business planning process to reduce costs and to replenish our inventory more efficiently. We linked more than 700 vendors to our electronic data interchange purchase order systems as of January 30, 1999. Vendors electronically receive point-of-sale information from us, which allows them to respond to changing inventory levels in our stores. We have also implemented the use of electronic purchase order acknowledgments issued by vendors based on the sales information they have received. In addition, over 390 vendors are now electronically transmitting invoices directly into our automated invoice matching system.

      We continue to upgrade our merchandise planning, allocation and control systems. In addition, stock keeping unit level physical inventories continue to improve perpetual inventory accuracy. We believe these upgrades and improvements in the physical inventory process allow us to more effectively manage in-stock positions and better manage merchandise assortments.

      Direct imports accounted for approximately 8% of our purchases, based upon cost of goods, during fiscal 1998. We buy our imported goods, principally in the Far East, and ship the goods to our distribution centers for distribution to our stores.

      Our use of our four distribution centers has enabled us to:

     . purchase the majority of our merchandise directly from manufacturers, which reduces our cost of goods,

     . reduce direct vendor-to-store deliveries, which reduces our freight charges and cost of goods through consolidated volume purchasing, and

     . increase our pick and pull capabilities, which allows us to enhance the effectiveness and efficiency of our store replenishment process.

We believe that these cost reductions help us remain price competitive. During fiscal 1998, approximately 88% of the merchandise sold by us, excluding optical and pharmaceutical products, flowed through our distribution centers.

      We will be expanding our distribution centers in Wisconsin and Idaho and replacing our distribution center in Nebraska. These projects will improve service to our stores, reduce backroom congestion and support our anticipated growth. We expect to complete the expansion in Wisconsin and Idaho in early 2000. We expect to complete the Nebraska facility in 2001.

      Our shoe department, other than certain nationally branded athletic shoes, is in every store and is the principal department operated by an unrelated company under a license agreement. We retain a percentage of the gross proceeds collected as rent.

Management Information Systems--Retail Store

      We use information technology to improve customer service, reduce operating costs and provide useful information to help us make timely decisions regarding merchandising. We use modern point-of-sale terminal systems for electronic price lookup and tracking sales information at store and stock keeping unit level. We use integrated earth satellite communications systems to provide on-line credit card and check authorization. We use portable radio-frequency terminals extensively in our stores for merchandise receiving, stocking, replenishment, pricing and label printing. We also make extensive use of automated labor scheduling systems within our stores.

      Our state-of-the-art warehouse management system provides complete warehouse functionality such as conveyor control and direction of picking and put-away processes by using portable radio-frequency terminals. In addition, this system is highly integrated with our central information systems through our telecommunications network, thereby ensuring up-to-date perpetual inventory records, as well as facilitating the delivery of highly accurate information regarding merchandise allocation and distribution decisions to our management team.

      We use the tools of modern electronic commerce to support our focus on total supply chain management. This includes integrated replenishment systems, vendor managed inventories and electronic data interchange. We believe that these tools have resulted in higher customer service levels, optimized inventory levels, and greater productivity.

      In fiscal 1998, we completed the replacement of our mainframe-based merchandise applications software with new, open architecture, client/server applications. In addition, we installed a merchandise assortment planning application, thereby completing our merchandise planning initiative which integrates merchandise financial planning, space planning, and assortment planning processes. The installation of these applications in 1998 was the culmination of a multi-year strategy that fully integrates our operational, planning, and decision support systems, while at the same time providing significant improvements in functionality and the size necessary to support our future growth plans.

      Finally, our investments in the systems described above and technical architecture have enabled us to convert the massive amounts of transaction-based "raw data" we amass in the normal course of business into "actionable information" by implementing a data warehouse, as well as the decision support tools required to effectively access the information stored in the warehouse. Additionally, this technology enables us to use data mining tools to analyze sales data in order to validate and optimize the effectiveness of our promotional campaigns.

Expansion--Retail Store

      Our current growth plan for the retail business is to increase the number of retail stores to achieve economies of scale and to capitalize on our existing infrastructure. We intend to consider the acquisition of existing stores, either as specific sites, in clusters, or as part of an existing business. We believe that selective and opportunistic acquisitions of retail stores or sites will allow us to improve our profitability and maintain our financial strength. We will also consider new store construction, financed with our own capital or by using leases, sale and leaseback, or other financing alternatives. Our plans with respect to new store growth are subject to change, and we cannot assure you that we will achieve our plans.

      In December 1997, we acquired the Penn-Daniels retail chain which added 17 stores, after we closed two locations, to our retail store base. On September 8, 1998, we announced plans to open 13 new stores in 1999. As of May 1, 1999, we opened 11 of these stores. Ten of the new stores are former Venture store locations and one is a former Target location which were remodeled, including the addition of in-store pharmacies and optical centers. Two additional locations will be new stores and will open in the fall of 1999. All 13 stores are leased, of which 7 are operating leases and 6 are capital leases.

      On May 17, 1999, we began a tender offer for all of the outstanding common stock of Pamida Holdings Corporation. Pamida operates 147 discount retail stores in 15 Midwestern, North Central and Rocky Mountain states. Our board of directors and the board of directors of Pamida have approved the acquisition.

      In reviewing possible retail store acquisitions, we intend to take a disciplined approach to ensure our competitive position and financial integrity. The key elements of this disciplined approach are:

     . maintaining a strong balance sheet, which will exhibit our financial strength to the vendor and creditor communities;

     . leveraging our existing infrastructure, including our advanced management information and distribution systems;

     .  maintaining adequate liquidity for our operations; and

     . using an analytical system for site selection that models demographics, competition, geography and location.

Competition--Retail Store

      The discount general merchandise business is very competitive. We compete in most of our markets with a variety of national, regional and local discount stores, national category killers, specialty niche retailers and internet retailers. In addition, department stores compete in some branded merchandise lines, discount specialty retail chains compete in some merchandise lines such as electronics, bed and bath, housewares, casual furniture and toys, and pharmaceutical and optical operations compete with some of our pharmacy and optical centers. We believe that the principal competitive factors in our markets include:

     .  store location;

     .  differentiated merchandising;

     .  competitive pricing;

     .  quality of product selection;

     .  attractiveness and cleanliness of the stores;

     . responsiveness to changing lifestyle needs and regional and local trends;

     .  customer service;

     .  in-stock availability of merchandise; and

     .  advertising.

      Our principal national general merchandise discount chain competitors are Wal-Mart, Kmart and Target, each of which is substantially larger than, and has greater resources than, us. As of May 1,1999, Kmart stores compete with approximately 92.0% of our stores, Target stores compete with approximately 67% of our stores and Wal-Mart stores compete with approximately 89.0% of our stores. We also compete with regional chains in some markets in the Midwest and the Pacific Northwest.

      Historically, the entry of one of these chains into an area served by one of our stores generally has had an adverse effect on the affected store's sales growth for approximately 12 months. After the 12 month time period, the store generally has resumed a positive growth trend. Entry by one of these competitors into our markets often has resulted in permanently intensified price competition. Our efficiency measures and distribution center expenditures are important aspects of our efforts to maintain or improve operating margins and market share in these markets.

Seasonality--Retail Store

      Our retail general merchandise operations are highly seasonal. Historically, our third and fourth fiscal quarters have contributed a significant part of our earnings due to the Christmas selling season. Because we have changed our fiscal year end to the Saturday closest to the end of January, the Christmas selling season in fiscal 1998 and forward will primarily impact the fourth fiscal quarter.

ProVantage

Products and Services--ProVantage

      ProVantage provides prescription and vision benefit management services and healthcare information-based products and clinical services. ProVantage believes that its pharmacy benefit management services, in combination with its information-based products and services, results in a highly differentiated product offering with the potential to assess the effectiveness of healthcare services, identify ways of improving healthcare results, and lower pharmaceutical and, more importantly, overall medical costs.

Healthcare Benefit Management Services

      ProVantage provides high quality, cost efficient pharmacy benefit management services to health plan sponsors. As of January 1999, ProVantage provided pharmacy benefit services to approximately 4.5 million people and vision benefit management services to approximately 500,000 people through more than 3,500 customers. ProVantage's core client base has historically been small to mid-size employers, insurance companies, third party administrators, health maintenance organizations and self-funded healthcare plan sponsors. ProVantage is increasingly marketing its pharmacy benefit management services to larger organizations based on its advanced clinical and information-based products and services.

      ProVantage's pharmacy benefit management services include:

     .  national retail pharmacy network administration,

     .  claims adjudication services,

     .  mail pharmacy service,

     .  formulary development, and

     .  management and benefit plan design consultation.

ProVantage manages a network of over 50,000 retail pharmacies to provide prescription drugs to health plan members. ProVantage contracts with these pharmacies to fill prescriptions at predetermined, negotiated rates, which are significantly more favorable than typical retail prices, in exchange for designating them as network pharmacies. Health plan members can fill prescriptions at a network pharmacy in all 50 states, Puerto Rico and the Virgin Islands. ProVantage uses on-line point-of-sale electronic claims processing with pharmacies for swift adjudication of pharmacy claims.

      ProVantage is compensated for pharmacy benefit management services through processing fees, clinical service fees, formulary administration fees and reimbursement of the cost of the pharmaceuticals dispensed. In addition, ProVantage may charge various ancillary and information management fees.

      ProVantage's mail service pharmacy offers health plans and their members a cost effective way to receive maintenance prescription drugs to treat chronic illnesses. Members mail or call in their prescriptions, which typically provide for up to a three month supply, to ProVantage's mail service pharmacy, where ProVantage processes and mails their prescriptions, typically within two business days of receipt. ProVantage's mail service pharmacy helps control prescription costs for health plan sponsors by buying drugs at volume discounts and dispensing generic drug products when appropriate. As of February 1999, the ProVantage mail service pharmacy in Green Bay, Wisconsin, dispensed and mailed approximately 75,000 prescriptions per month.

      ProVantage's Advanced Therapeutic Intervention program is one of the key differentiating features of its pharmacy benefit management services. ProVantage began providing this service in mid-1998. The Advanced Therapeutic Intervention program analyzes the prescription drug and medical encounter data of each of its participating clients. Using the RationalMed software, this data is analyzed to identify specific patients who have been prescribed drugs that significantly increase the patient's risk of hospitalization due to the underlying medical condition and multiple diseases. A clinical pharmacist reviews the results and determines those patients for whom intervention is appropriate. The clinical staff, under the direction of our physicians, intervenes by issuing alerts for these patients to the treating physicians. These alerts inform the treating physicians of the medical condition, prescribing pattern or other factors that create the increased hospitalization risk.

      ProVantage's pharmacy benefit management services also include plan design consultation intended to reduce drug costs while promoting clinically appropriate drug use. The most common plan design features offered are co-pay options, incentives for substituting generic for branded drugs, limitations of the number of days per prescription and requirements that maintenance drugs be filled by the mail service pharmacy. ProVantage assigns an account executive to work closely with each customer to determine the appropriate plan design features based on the customer's specific benefit requirements.

      ProVantage provides vision benefit management services to client plan sponsors offering vision benefits. As of January 1999, ProVantage's vision benefit management business covered approximately 500,000 people through a national network of approximately 4,500 retail optical chains and private ophthalmologists, optometrists and opticians. Unlike the pharmacy benefit management business, the vision benefit management business offers self-insured as well as fully-insured products. The self-insured products offered are similar to the pharmacy benefit management product and service offering. The insured products are sold by licensed independent and employee sales agents and are underwritten by a licensed insurance company, a subsidiary of American International Group.

Healthcare Information Technology

      ProVantage's healthcare information technology allows ProVantage to add value to its pharmacy benefit management services. ProVantage has acquired or developed a number of healthcare information products and services over the last several years. These products include RationalMed, ProVQuery, ProVMed and ProVCOR.

      RationalMed is clinical outcomes assessment software that integrates the clients' medical claim, diagnosis, and pharmaceutical data to identify problematic prescribing patterns and quantify the resulting increased risk of patient hospitalization or other adverse medical events. RationalMed uses therapeutic criteria for disease categories and over 7,800 rules that are based on medical research to analyze the integrated medical data for drug-drug, drug-disease, over- and under-utilization, duplication and duration conflicts. The physician can therefore determine whether treating the condition is worth this added risk.

      ProVQuery is an internet-accessible pharmaceutical decision support software system. The system provides clients with desk-top access to their prescription claims detail for profiling, national comparisons, drug category breakdown and demographic analyses.

      ProVMed is an administrative, financial and clinical decision support tool that provides direct and easy access to company-wide data traditionally contained in the customer's separate databases. ProVMed gives clients the ability to access their medical and pharmaceutical data as well as to view that data relative to national norms. ProVMed was developed as a joint venture with American Medical Security, Inc., one of ProVantage's principal pharmacy benefit management clients. ProVantage owns 80.0% of this joint venture.

      ProVCOR is a healthcare decision support product currently under development. ProVCOR is designed to help study the effects of pharmaceutical and clinical interventions on healthcare treatment and results in specific disease areas. It is also being designed to offer disease-specific "datamarts," which can be accessed by the customer to create or support disease management programs.

Clients--ProVantage

      As of January 30, 1999, ProVantage provides health benefit management services for over 3,500 health benefit plan customers, covering over 5.0 million plan members. ProVantage's health benefit management client base is comprised of health maintenance organizations, third party administrators, insurance companies, self-funded healthcare plan sponsors and government agencies. ProVantage's ten largest customers accounted for approximately 35.2% of ProVantage's revenues in fiscal 1998, approximately 37.1% of ProVantage's revenues in fiscal 1997 and approximately 42.8% of ProVantage's revenues in fiscal 1996. In addition, one of those ten customers, American Medical Security, Inc., accounted for approximately 11.4% of ProVantage's revenues in fiscal 1998, 11.7% of ProVantage's revenues in fiscal 1997 and 17.9% of ProVantage's revenues in fiscal 1996. ProVantage's health information technology clients include federal and state agencies, third party health plan administrators, health maintenance organizations, insurance companies and pharmaceutical manufacturers. Ten states currently use ProVantage's health information technology for the operation of their state Medicaid programs.

Sales and Marketing--ProVantage

      ProVantage markets its pharmacy benefit management services on the basis of high quality customer service, advanced clinical capabilities, including the Advanced Therapeutic Intervention program, and healthcare information products. ProVantage has a nationwide sales force of 12 regional sales managers and one director.

      Sales of the healthcare information products tend to require marketing support by our senior executives and approval at senior levels in a client's organization and tend to have a long sales cycle. ProVantage's sales strategy in these circumstances is to differentiate itself with these products and then to cross-sell the traditional pharmacy benefit management and other services to the health information technology customers.

      ProVantage has sales offices in:

     .  Charlotte, North Carolina       .  Atlanta, Georgia


     .  Dallas, Texas                   .  Omaha, Nebraska


     .  Salt Lake City, Utah            .  Chicago, Illinois


     .  Scottsdale, Arizona             .  Arlington, Virginia


     .  Green Bay, Wisconsin            .  Milwaukee, Wisconsin

      ProVantage also uses a national network of independent agents and brokers to market its products. For certain healthcare information products, ProVantage may in the future use strategic partners or other distribution channels for product marketing.

Suppliers--ProVantage

      ProVantage has a large number of suppliers for goods and services. However, only a few are significant in terms of sustaining its daily business. McKesson HBOC, Inc. is ProVantage's current wholesaler of pharmaceuticals for its mail service pharmacy. International Business Machines Corporation, Oracle Corporation and MicroStrategy Incorporated provide key computer systems that ProVantage uses to manage its internal databases and decision support tools. Commencing in 2000, ProVantage plans to use the claims processing programs of Systems Xcellence USA, Inc. to process pharmacy claims in the retail network.

Management Information Systems--ProVantage

      ProVantage operates an electronic network tying in approximately 50,000 retail pharmacies to process third-party claims. ProVantage also uses similar systems to support its vision benefit management business. ProVantage has developed software to perform database enhancement and querying essential to its clinical services.

Acquisitions and Alliances--ProVantage

      Beyond internal growth, ProVantage intends to selectively pursue the acquisition of companies that either increase the size of its pharmacy benefit management business or augment its advanced clinical and health information technology capabilities.

      In addition to acquisitions, ProVantage is seeking corporate alliances to expand its health information technology capabilities. These types of alliances allow ProVantage to gain access to new technology and data without committing the level of financial and management resources associated with a major acquisition.

Competition--ProVantage

      ProVantage faces direct competition in both the pharmacy benefit management and vision benefit management businesses. The pharmacy benefit management industry is relatively consolidated and dominated by large companies with significant resources. Many of the large pharmacy benefit management companies are owned by large companies, including pharmaceutical manufacturers, which can provide them with significant purchasing power and other advantages which ProVantage does not have. Competitors in this industry include other pharmacy benefit management companies, drug retailers, physician practice management companies, and insurance companies/health maintenance organizations. In addition to many smaller companies, ProVantage's five primary competitors for pharmacy benefit management customers are:

     .  PCS Health Systems, Inc., a subsidiary of Rite-Aid Corp.

     .  Merck-Medco Managed Care, LLC, a subsidiary of Merck & Co., Inc.

     .  Express Scripts, Inc.

     .  Caremark International, Inc., a subsidiary of MedPartners, Inc.

     .  Advance Paradigm, Inc.

      ProVantage may also experience competition from other sources in the future, such as internet-based drug stores. Pharmacy benefit management companies compete primarily on the basis of price, service, reporting capabilities and clinical services. The primary competitor for vision benefit management services is Vision Service Plan, which is the largest vision benefit management provider in the nation. Vision benefit management companies compete principally on the basis of size and scope of network, service and price. In most cases, the competitors listed above are large, profitable and well-established companies with substantially greater financial and marketing resources than ProVantage.

      ProVantage's competitive strengths include the ability to help customers lower hospitalization and other medical costs, its reputation for client service, its database of integrated medical and pharmaceutical data, the use of cutting-edge technology, and clinical capabilities that leverage its database and technology strengths. ProVantage believes that pharmacy benefit management companies which are unaffiliated with pharmaceutical manufacturers will be in a competitively advantaged position; due to its independence, ProVantage is able to use its products and an independent pharmacy and therapeutics committee to ensure that decisions are primarily based on drug efficacy rather than on economics alone.

Consolidated

Employees

      As of January 30, 1999, we employed approximately 21,000 persons, of whom approximately 11,000 were full-time employees and 10,000 were part-time employees. During the Christmas shopping season, we typically employ approximately 2,000 additional persons on a temporary basis. None of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are satisfactory.

Government Regulation

      Our health services business is subject to extensive federal and state laws and regulations governing, among other things:

Licensure and Regulation of Retail Pharmacies and Optical Centers

      There are extensive federal and state regulations applicable to the practice of pharmacy and optometry at the retail level. Most states have laws and regulations governing the operation and licensing of pharmacies and optical centers, and regulate standards of professional practice by pharmacy and optical service providers. These regulations are issued by an administrative body in each state, typically a pharmacy board or board of optometry, which is empowered to impose sanctions for non-compliance.

Licensure and Regulation of Mail Service Pharmacy

      ProVantage's mail service pharmacy is duly licensed and in good standing, in accordance with the laws and regulations of the State of Wisconsin. Additionally, many of the states into which ProVantage delivers pharmaceuticals have laws and regulations that require out-of-state mail service pharmacies to register with the board of pharmacy or similar regulatory body in the state. These states generally permit the mail service pharmacy to follow the laws of the state within which the mail service pharmacy is located. ProVantage has registered in every state in which, to ProVantage's knowledge, such registration is required. In addition, various pharmacy associations and boards of pharmacy have promoted enactment of laws and regulations directed at restricting or prohibiting the operation of out-of-state mail service pharmacies by, among other things, requiring compliance with all laws of certain states into which the mail service pharmacy dispenses medications whether or not those laws conflict with the laws of the state in which the pharmacy is located. To the extent such laws or regulations are found to be applicable to ProVantage, ProVantage would be required to comply with them. Other statutes and regulations impact ProVantage's mail service operations. Federal statutes and regulations govern the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of controlled substances. The Federal Trade Commission requires mail order sellers of goods generally to engage in truthful advertising, to stock a reasonable supply of the product to be sold, to fill mail orders within thirty days, and to provide customers with refunds when appropriate. The United States Postal Service has statutory authority to restrict the transmission of drugs and medicines through the mail to a degree that could have an adverse effect on ProVantage's mail service operations. The United States Postal Service has exercised such statutory authority only with respect to controlled substances. Alternative means of delivery are available to ProVantage.

Regulation of Prescription Benefit Management Services

      Various forms of government regulations affect or could affect providers of prescription benefit management services. Among the most prominent forms of such regulation are the following:

      Many states have licensure or registration laws governing certain types of ancillary health care organizations, including preferred provider organizations, third party administrators and utilization review organizations. These laws differ significantly from state to state, and the application of such laws to the activities of pharmacy benefit managers is often unclear. ProVantage has registered under such laws in those states in which ProVantage has concluded such registration is required.

      Numerous states have also adopted "any willing provider" legislation, which requires pharmacy network sponsors to admit for network participation any retail pharmacy willing to meet a health care plan's price and other terms. ProVantage has not been materially affected by these statutes because it administers a network of over 50,000 retail pharmacies and will admit any qualified, licensed pharmacy that agrees to comply with the terms of its plans.

      "Anti-kickback" statutes at the federal and state level prohibit an entity from paying or receiving any remuneration to induce the referral of health care plan beneficiaries or the purchase of items or services for which payment may be made under such health care plans. Additionally, most states have consumer protection laws that have been the basis for investigations and multi-state settlements relating to financial incentives provided by pharmaceutical manufacturers to retail pharmacies in connection with pharmaceutical switching programs. At the federal level, such regulations pertain to beneficiaries of Medicare, Medicaid or other federally-funded health care programs. State regulations typically pertain to beneficiaries of any health care plan. Under the federal regulations, safe harbors exist for certain properly disclosed payments made by vendors to group purchasing organizations. To ProVantage's knowledge, these anti-kickback laws have not been applied to prohibit prescription benefit management companies from receiving amounts from pharmaceutical manufacturers in connection with pharmaceutical purchasing and formulary management programs, to therapeutic substitution programs conducted by independent prescription benefit management companies or to the contractual relationships such as those ProVantage has with certain of its customers.

Regulation of Vision Benefit Management Services

      ProVantage's vision benefit management services are subject to the same or similar state and federal regulation as the prescription benefit management services described above.

Privacy and Confidentiality Legislation

      Most of ProVantage's activities involve the receipt or use of confidential, medical information concerning individual members, including the transfer of the confidential information to the member's health benefit plan. In addition, ProVantage uses aggregated data, that is, data from which information which identifies specific patients is removed, for research and analysis purposes. Legislation has been proposed at the federal level and in several states to restrict the use and disclosure of confidential medical information. To date, no such legislation has been enacted that adversely impacts ProVantage's ability to provide its services, but we cannot assure you that federal or state governments will not enact legislation, impose restrictions or adopt interpretations of existing laws that could have a material adverse effect on ProVantage's operations.

Applicability of Insurance Laws

      ProVantage's prescription pharmaceutical plans currently offered or administered by ProVantage are on a fee-for-service basis, and are therefore not generally subject to state insurance laws. The insured vision benefit plans administered by ProVantage are underwritten by an unaffiliated licensed insurer, and ProVantage believes it is in material compliance with all applicable insurance laws.

Comprehensive Pharmacy Benefit Management Legislation

      Although no state or the federal government has passed legislation regulating pharmacy benefit management activities in a comprehensive manner, such legislation has been introduced on several occasions. Such legislation, if enacted in any state in which we have a significant concentration of business or if enacted by the federal government, could adversely impact our operations.

Future Legislative Initiatives

      Legislative and regulatory initiatives pertaining to such health care related issues as reimbursement policies, payment practices, therapeutic substitution programs, and other healthcare cost containment issues are frequently introduced at both the state and federal level. We are unable to predict accurately whether or when legislation may be enacted or regulations may be adopted relating to our health services operations or what the effect of such legislation or regulations may be.

Substantial Compliance

      We believe that we are in substantial compliance with, or are in the process of complying with, all existing statutes and regulations material to the operation of our health services businesses and, to date, no state or federal agency has taken enforcement action against us for any material non-compliance, and to our knowledge, no such enforcement against us is presently contemplated.

Properties

      As of May 1, 1999, we operated 158 retail stores in 19 Midwest, Western Mountain and Pacific Northwest states. The following table sets forth the geographic distribution of our present stores:

                      # of
 State               Stores
 -----               ------
California..........    1
Colorado............    3
Idaho...............    8
Illinois............   13
Indiana.............    2
Iowa................   13
Kansas..............    2
Kentucky............    1
Michigan............    4
Minnesota...........   13

                      # of
 State               Stores
 -----               ------
Missouri............    3
Montana.............    5
Nebraska............   11
Nevada..............    3
Oregon..............    4
South Dakota........    6
Utah................   15
Washington..........   10
Wisconsin...........   41
                      ---
  Total.............  158
                      ===

      Of our 158 retail stores at May 1, 1999, we own the land and building outright with respect to 84 stores, own the building subject to a ground lease with respect to 5 stores and lease the land and building with respect to 21 stores. Our wholly-owned subsidiaries own the land and building outright with respect to 37 stores, 7 of which are subject to mortgages, own the building subject to a ground lease with respect to 3 stores and lease the land and building with respect to 8 stores. The ground leases expire at various dates ranging from 2012 through 2038 and the other leases expire at various dates ranging from 2000 through 2020.

      Our other principal properties are as follows:

                                                              Sq. Ft of
                                                              Building
    Location                         Use                        Space   Title
    --------                         ---                      --------- -----
 Green Bay, WI  Corporate Headquarters......................   228,000  Owned
 Lawrence, WI   Corporate Headquarters--South Annex/Return
                 Center.....................................   114,300  Owned
 De Pere, WI    Distribution Center.........................   265,000  Owned
 Boise, ID      Distribution Center.........................   210,000  Owned
 Omaha, NE      Distribution Center.........................    50,000  Owned
 Quincy, IL     Distribution Center.........................   449,500  Leased
 Brookfield, WI ProVantage Claims Processing/Administrative
                 Office.....................................    14,100  Leased
 Elm Grove, WI  ProVantage Claims Processing/
                 Administrative Office Annex................    15,700  Leased
 Green Bay, WI  ProVantage Mail Service.....................    10,000  Leased
 Arlington, VA  PharMark Office.............................    15,500  Leased
 Green Bay, WI  ProVMed Office..............................     7,200  Leased

      As of the Spring of 1999, construction is underway on a new 60,000 square foot corporate headquarters for ProVantage in Pewaukee, Wisconsin to replace the Elm Grove and Brookfield facilities. The new building is expected to be available for occupancy in the Summer of 1999. We expect that this building will be owned by us and leased to ProVantage.

Legal Proceedings

      We are involved in various litigation matters arising in the ordinary course of our business. We believe that none of this litigation will have a material adverse effect on our financial condition, cash flows or results of operations.

                                   MANAGEMENT

      Set forth below is information about our Chairman of the Board and Executive Officers.

               Name            Age*                 Position**
     ------------------------- ---- ------------------------------------------
     Dale P. Kramer...........  59  Chairman of the Board

     William J. Podany........  52  President and Chief Executive Officer

     Michael J. Bettiga.......  45  Senior Vice President, General Merchandise
                                    Manager, Retail Health Services

                                    Senior Vice President, Chief Information
     Paul A. Burrows..........  50  Officer

     Roger J. Chustz..........  48  Senior Vice President, General Merchandise
                                    Manager, Apparel and Product Development

     Ingrid A. Davis..........  40  Senior Vice President of Stores

                                    Senior Vice President, Chief Financial
     Paul H. Freischlag, Jr...  44  Officer

     Steven T. Harig..........  44  Senior Vice President, Planning,
                                    Replenishment and Analysis, Distribution
                                    and Transportation

     Gary A. Hillerman........  50  Senior Vice President, General Merchandise
                                    Manager, Hardlines

     Michael J. Hopkins.......  48  Senior Vice President, General Merchandise
                                    Manager, Home/Hardlines

     Rodney D. Lawrence.......  41  Senior Vice President, Store Marketing

     David A. Liebergen.......  52  Senior Vice President, Human Resources and
                                    Internal Communication

     L. Terry McDonald........  56  Senior Vice President, Marketing

                                    Senior Vice President, General Counsel and
     Richard D. Schepp........  38  Secretary

--------

*  as of January 30, 1999

** as of April 19, 1999

      Dale P. Kramer has been our Chairman of the Board since July, 1997 and our President and Chief Executive Officer from February, 1991 to March, 1999. Prior thereto, he served as our Executive Vice President from April, 1983 to February, 1986 and as our Executive Vice President and Chief Operating Officer from February, 1986 to February, 1991. Mr. Kramer was employed by ShopKo in various other positions since 1971.

      William J. Podany has been our President and Chief Executive Officer since March, 1999. He was President and Chief Operating Officer of ShopKo's retail stores from November, 1997 to March, 1999, and was our Executive Vice President from November, 1994 to March, 1999. From 1992 to 1994, Mr. Podany was Executive Vice President--Merchandise of Carter Hawley Hale, a federation of four department store chains. He has held senior merchandising executive positions with Allied Stores, May Department Stores and Carter Hawley Hale since 1978.

      Michael J. Bettiga has been our Senior Vice President, General Merchandise Manager, Retail Health Services since November, 1997 and our Senior Vice President, Health Services from February, 1995 to November, 1997. He was our Vice President, Health Services from October, 1993 to February, 1995. Prior to that, he has held the position of Vice President of Pharmacy as well as various other positions since 1977.

      Paul A. Burrows joined us in January 1998 as our Senior Vice President and Chief Information Officer. Mr. Burrows was First Vice President/Chief Information Officer with Coldwell Banker Corp. from June, 1996 through December, 1997. Prior to that, Mr. Burrows was employed with Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.) for thirteen years, most recently as Senior Vice President, Information Services.

      Roger J. Chustz has been our Senior Vice President, General Merchandise Manager, Apparel and Product Development since October, 1993 and our Vice President, General Merchandise Manager, Apparel from March, 1993 to October, 1993. Mr. Chustz was employed by Maison Blanche in various positions from 1975 through 1992, most recently Senior Vice President--General Merchandising Manager.

      Ingrid A. Davis has been our Senior Vice President, Stores since August, 1998. Ms. Davis joined us in February, 1997 as our Vice President Special Projects and has also held the position of Regional Vice President of Store Operations. Prior to joining ShopKo, Ms. Davis was with the Target division of Dayton Hudson Corp. as Director of Super Target Stores. She also held a variety of operations management positions with Best Price Clothing Stores, Inc., Conran's Habitat and the Lerner Division of The Limited, Inc.

      Paul H. Freischlag, Jr. joined us in July 1998 as our Senior Vice President, Chief Financial Officer. Mr. Freischlag was Treasurer and Vice President for Royal Ahold, Zaandam, The Netherlands from July, 1996 to July, 1998. Prior to that, he was with The Stop & Shop Companies in Boston, Massachusetts for nine years, most recently as Vice President and Treasurer.

      Steven T. Harig has been our Senior Vice President, Planning, Replenishment and Analysis, Distribution and Transportation since October, 1993. Prior thereto, he was our Vice President, Inventory, Merchandise Forecasts, Replenishment and Electronic Data Interchange since February 1990 and served as our Vice President, Special Projects from May, 1989 to February, 1990. Mr. Harig was employed by Wal-Mart Stores, Inc. in various positions from 1978 to May, 1989, most recently as Vice President-- International Merchandising.

      Gary A. Hillerman has been our Senior Vice President--General Merchandise Manager, Hardlines since March, 1997. Mr. Hillerman also served as our Vice President--Divisional Merchandise Manager from March, 1996 to March, 1997. He was Divisional Merchandise Manager at Dillards from 1991 to 1996. Mr. Hillerman also served as Vice President of Buying at Tuesday Morning and Senior Vice President--General Merchandise Manager of Hardlines and Home at May Department Stores.

      Michael J. Hopkins has been our Senior Vice President--General Merchandise Manager, Home/Hardlines since November, 1995. From 1992 to 1995, Mr. Hopkins was Senior Vice President--Merchandise Planning and Distribution at Carter Hawley Hale Stores, Inc. Prior thereto, Mr. Hopkins served as Senior Vice President and General Merchandise Manager of Home with Broadway Southwest division of Carter Hawley Hale Stores, Inc. from 1985 to 1992.

      Rodney D. Lawrence has been our Senior Vice President--Store Marketing since May, 1996. He was Vice President--Store Planning with Broadway Stores, Inc. from 1994 to 1996. Mr. Lawrence was Director of Store Planning with Carter Hawley Hale Stores, Inc. from 1992 to 1994 and Vice President-- Visual Merchandising with Broadway from 1989 to 1992.

      David A. Liebergen has been our Senior Vice President, Human Resources and Internal Communication since October, 1993. He served as our Secretary from August, 1991 to October, 1995, and has been employed by ShopKo in various other positions since 1973.

      L. Terry McDonald has been our Senior Vice President--Marketing since July, 1994. Mr. McDonald was Senior Vice President--Marketing with Payless Shoe Source from 1988 to 1994 and Senior Vice President--Advertising & Sales Promotion with M. O'Neil Co., from 1986 to 1988. Payless Shoe Source and M. O'Neil Co. are both divisions of May Department Stores. Mr. McDonald also held various merchandising and marketing positions, including Vice President-- General Merchandise Manager, Home and Vice President Advertising and Sales Promotion with Cain-Sloan Co., an Allied Stores Division.

      Richard D. Schepp has been our Senior Vice President and General Counsel since November, 1997 and our Secretary since 1995. Mr. Schepp served as our Vice President--Legal Affairs from 1995 to November, 1997 and has held various other positions within our Legal Department since 1992.

                                  UNDERWRITING

General

      We intend to offer our common stock in the United States and Canada through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Robert W. Baird & Co. Incorporated and William Blair & Company, L.L.C. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the number of shares of common stock set forth opposite its name below.

                                                                     Number of
          Underwriter                                                  Shares
          -----------                                                ----------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated..........................................
     Banc of America Securities LLC.................................
     Robert W. Baird & Co. Incorporated.............................
     William Blair & Company, L.L.C.................................
                                                                     ----------
          Total.....................................................
                                                                     ==========

      In the purchase agreement, the several underwriters have agreed, subject to the terms and conditions set forth in the agreement, to purchase all of the shares of common stock being sold under the terms of the agreement if any of the shares of common stock being sold under the terms of the agreement are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated.

      We have agreed to indemnify the underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

Commissions and Discounts

      The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in
excess of $     per share of common stock. The underwriters may allow, and such
dealers may reallow, a discount not in excess of $     per share of common
stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may change.

      The following table shows the per share and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                             Per  Without  With
                                                            Share Option  Option
                                                            ----- ------- ------
     Public offering price.................................  $      $      $
     Underwriting discount.................................  $      $      $
     Proceeds, before expenses, to ShopKo..................  $      $      $

      The expenses of the offering, exclusive of the underwriting discount,
are estimated at $   and are payable by us.

Over-allotment Option

      We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 525,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. The underwriters may exercise this option from time to time solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to such underwriter's initial amount reflected in the foregoing table.

No Sales of Similar Securities

      We have agreed, with certain exceptions, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 90 days after the date of this prospectus supplement, not to directly or indirectly

     . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock, or file a registration statement under the Securities Act relating to any shares of our common stock or

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

New York Stock Exchange Listing

      Our common stock is listed on the New York Stock Exchange under the symbol "SKO."

Price Stabilization and Short Positions

      Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

      If the underwriters create a short position in our common stock in connection with the offering, i.e., if they sell more shares of our common stock than are set forth on the cover page of this prospectus supplement, the representatives may reduce that short position by purchasing our common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

      Neither our company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Certain of the underwriters and their affiliates have from time to time provided, and may in the future provide, investment banking and general financing and banking services to us and our affiliates. Merrill Lynch & Co. is acting as the dealer manager for our tender offer for Pamida's outstanding common stock. Merrill Lynch also rendered a fairness opinion in connection with the acquisition of Pamida. Merrill Lynch is also acting as the lead underwriter in the initial public offering of the common stock of our subsidiary ProVantage Health Services, Inc.

                                 LEGAL MATTERS

      The validity of our common stock offered hereby will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Certain legal matters will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Fried, Frank, Harris, Shriver & Jacobson will rely on Godfrey & Kahn, S.C. with respect to matters governed by Wisconsin law.

                                    EXPERTS

      The consolidated financial statements of ShopKo Stores, Inc. as of January 30, 1999 and January 31, 1998 and for each of the three fiscal years in the period ended January 30, 1999 included and incorporated by reference in this prospectus supplement and in the accompanying prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated by reference, and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+sell these securities until the registration statement filed with the         +
+Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             Subject to Completion
                   Preliminary Prospectus dated June 2, 1999

PROSPECTUS

                                  $500,000,000

                              ShopKo Stores, Inc.

                        Common Stock and Debt Securities

                                  -----------

    We may offer from time to time in one or more series, together or separately,

     . shares of common stock, or

     . unsecured debt securities consisting of debentures, notes and/or other evidences of indebtedness.

    The securities issued pursuant to this prospectus will have an aggregate public offering price of up to $500 million. The specific terms of the securities will be described in an accompanying prospectus supplement.

    The common stock is listed on The New York Stock Exchange under the trading symbol "SKO." Any common stock sold pursuant to a prospectus supplement will be listed on The New York Stock Exchange.

    We may offer the securities directly, to or through agents, underwriters or dealers which we may designate from time to time, or through a combination of such methods, at market prices prevailing at the time of sale or at prices otherwise negotiated. If any agents, underwriters or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be included, or will be calculable from the information included, in an accompanying prospectus supplement.

    This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement. Investing in the common stock or debt securities involves risks which are described in the "Risk Factors" section beginning on page 3 of this prospectus.

                                  -----------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                 The date of this prospectus is June   , 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Our Company................................................................   3
Risk Factors...............................................................   3
Ratio of Earnings to Fixed Charges.........................................   6
Use of Proceeds............................................................   7
Description of Common Stock................................................   7
Description of Debt Securities.............................................  10
Book-Entry Securities......................................................  15
Certain United States Federal Income Tax Consequences......................  17
Plan of Distribution.......................................................  28
Legal Matters..............................................................  30
Where You Can Find More Information .......................................  30
Incorporation of Information We File With The SEC..........................  31

                                  OUR COMPANY

      We are a leading specialty discount retailer operating 158 stores in 19 states, primarily in the Midwest, Western Moutain and Pacific Northwest regions as of May 1, 1999. We also serve the rapidly growing managed healthcare industry through our subsidiary, ProVantage Health Services, Inc. ProVantage is a leading health benefit management company providing pharmacy benefit and health information technology products and services to its customers. Our principal executive offices are located at 700 Pilgrim Way, Green Bay, Wisconsin 54304. Our telephone number is (920) 497-2211.

                                  RISK FACTORS

      You should carefully consider the following risk factors before deciding to purchase the securities.

Competition in the retail industry could limit our growth opportunities and reduce our profitability.

      We compete in the discount retail merchandise and retail health services businesses. These businesses are highly competitive. This competitive environment subjects us to the risk of reduced profitability. We compete with other discount retail merchants as well as mass merchants, internet retailers and other general merchandise, apparel and household merchandise retailers. Our retail health services business competes with independent and chain pharmacies and optical centers. The discount retail merchandise business is subject to excess capacity and some of our competitors are much larger and have substantially greater resources than we have. The competition for customers and store locations has intensified in recent years as larger competitors, such as Wal-Mart, Kmart and Target, have moved into our geographic markets. We expect a further increase in competition from these national discount retailers. We cannot assure you that we will be able to continue to compete successfully.

Our inability to secure additional retail store sites could limit our growth opportunities.

      If additional retail store sites are unavailable, we may not be able to carry out a significant part of our growth strategy, which could materially adversely affect our future growth. Our plans to increase the number of our retail stores will depend in part on the availability of existing retail stores or store sites. We cannot assure you that stores or sites will be available to us for purchase or lease, or that they will be available on terms acceptable to us. Rising real estate costs and construction and development costs could also inhibit our ability to grow. If we are unable to grow our retail business, our financial performance could be materially adversely affected.

Our conversion, integration and operation of companies which we acquire may not succeed or generate the expected results, which may have a significant adverse effect on our financial performance and our growth strategy and prospects.

      If we are unable to integrate companies which we acquire into our business, then our financial performance and our growth strategy and prospects may be adversely affected. A significant part of our growth strategy depends on our ability to identify and acquire companies which complement our business, such as Pamida Holdings Corporation, and to integrate those companies into our management and operational structure. This integration requires substantial management, logistical and financial resources which might otherwise be devoted to our existing operations. Our pending acquisition of Pamida is larger than any other acquisition we have made. Our failure to accommodate this growth could have a material adverse affect on our results of operations.

Our ProVantage subsidiary is subject to various risks, which could adversely affect our financial performance.

      If our ProVantage subsidiary is adversely affected by the business and other risks to which it is subject, then our results of operations and financial results may suffer. For fiscal 1998, our ProVantage subsidiary generated approximately 22.0% of our sales and approximately 12.5% of our income from operations. The ProVantage business is substantially different from our retail business and is subject to additional and different risks. To the extent these risks could materially and adversely effect ProVantage, they could also have a material and adverse effect on us. The risks that ProVantage is subject to include the following:

     . ProVantage's industry is very competitive and this competition is reducing profitability in ProVantage's industry.

     . Consistent with industry practice, ProVantage does not have long-term contracts with its customers, network pharmacies or pharmaceutical manufacturers and loss of a significant number of these contractual relationships could materially adversely affect ProVantage and its results of operations.

     . ProVantage is introducing new products which the market may not accept.

     . ProVantage is growing rapidly, and if ProVantage is unable to manage this growth, then its business and results of operations could be materially adversely affected.

     . ProVantage's business is subject to extensive government regulation, and if government regulations are interpreted and enforced in a manner adverse to ProVantage's business, then ProVantage may be materially adversely affected.

     . Other governmental actions, including changes in healthcare finance and reimbursement practices and patient confidentiality laws, could materially adversely affect ProVantage.

     . ProVantage may be subject to liability claims which are not covered by insurance, which may adversely affect ProVantage's results of operations.

     . ProVantage relies on the use of intellectual property, such as computer software, to conduct its business, which, if not properly protected, could be lost, restricted, copied or used by other businesses which could have a material adverse effect on ProVantage.

      The foregoing is a summary of the risk factors applicable to ProVantage. For a more complete description of those risks, please see "Risk Factors" in ProVantage's Registration Statement on Form S-1, Reg. No. 333-71743, which section is incorporated by reference in this prospectus.

Failure to successfully address the Year 2000 problem could materially adversely affect our business.

      Because we depend on the proper functioning of our computer systems and those of our vendors, systems failures could materially adversely affect our business. If our computer systems or those of our vendors are not Year 2000 compliant, we may have difficulty obtaining goods for our stores on a timely basis. We have taken steps to determine whether our vendors are or expect to be Year 2000 compliant by the end of 1999. Although we believe that we have minimized the risk of non-compliance, we cannot assure Year 2000 compliance by the end of 1999. For a further description of Year 2000 risks, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000" in the prospectus supplement.

Our general merchandise business is seasonal and quarterly performance fluctuates, which may cause volatility or a decline in the price of our securities.

      Because our retail business is seasonal, our results of operations may fluctuate which may lead to significant volatility or declines in the price of our securities. Our retail general merchandise business is highly seasonal. The Christmas selling season has historically contributed a significant part of our earnings and primarily impacts the fourth fiscal quarter. Inventory imbalances caused by unanticipated fluctuations in consumer demand also results in fluctuations of our results. This seasonality and these fluctuations cause our operating results to vary considerably from quarter to quarter and could materially adversely affect the market price of our securities.

Loss of our key management personnel, especially William J. Podany, our president and chief executive officer, could materially adversely affect our business.

      Our success depends to a significant extent on the continued services of our senior management, particularly William J. Podany. We do not have employment contracts with members of our senior management, including Mr. Podany. If we lose key senior management, then our business could be materially adversely affected.

Adverse weather and general economic conditions could have a significant adverse effect on our business.

      Because our business is subject to adverse weather conditions in our retail markets, particularly in the Midwest, Western Mountain and Pacific Northwest regions, our operating results may be unexpectedly and materially adversely affected. Frequent or unusually heavy snow, ice or rain storms in our markets could have a material adverse effect on our sales and earnings and could adversely impact our ability to make scheduled interest payments on our indebtedness. General economic factors in the regions in which we operate that are beyond our control may also materially adversely affect our forecasts and actual performance. The factors that may materially adversely affect our forecasts and actual performance include:

     .  interest rates,

     .  recession,

     .  inflation,

     .  deflation,

     .  consumer credit availability,

     .  consumer debt levels,

     .  tax rates and policy,

     .  unemployment trends, and

     .  other matters that influence consumer confidence and spending.

      Increasing volatility in financial markets may cause these factors to change with a greater degree of frequency and magnitude.

Labor conditions may have a material adverse impact on our performance.

      If we cannot attract and retain quality employees, our business will suffer. We depend on attracting and retaining quality employees. Many of our employees are in entry level or part-time positions with historically high rates of turnover. We may be unable to meet our labor needs while controlling costs due to external factors such as unemployment levels, minimum wage legislation and changing demographics.

We have a significant amount of debt which could adversely affect our business and growth prospects.

      At January 30, 1999, we had approximately $467.2 million of long-term debt and other long-term obligations. We expect to incur more debt as we expand our retail operations. This additional debt could have significant adverse effects on our business. For example, it could:

     . make it more difficult for us to obtain additional financing on favorable terms,

     . require us to dedicate a substantial portion of our cash flows from operations to the repayment of our debt and the interest on our debt,

     . limit our ability to capitalize on significant business opportunities,

     .  make us more vulnerable to economic downturns, and

     . contain certain covenants which restrict our ability to operate our business.

Anti-takeover provisions in our organizational documents and statutes may inhibit premium offers for our common stock.

      Anti-takeover provisions in our amended and restated articles of incorporation, by-laws and Wisconsin law and our rights plan may deter unfriendly offers or other efforts to obtain control of ShopKo. This could make us less attractive to a potential acquirer and deprive our shareholders of opportunities to sell their shares of common stock at a premium price.

Pending or future litigation could subject us to significant monetary damages.

      If we become subject to liability claims which are in excess of our insurance coverage or are not covered by our insurance policies, then we may be liable for damages and other expenses which could have a material adverse effect on our business, operating results and financial condition. In addition, any claims against us, regardless of merit or eventual outcome, may have a material adverse effect on our reputation and business. The sale of retail merchandise and provision of in-store pharmacy and optical services entail a risk of litigation and liability. We are currently subject to a number of lawsuits, and we expect that from time to time we will be subject to similar suits in the ordinary course of business. We currently maintain insurance intended to cover a majority of liability claims, subject to a $250,000 deductible for general liability claims and a $500,000 deductible for liability claims arising from prescription dispensing errors. We believe that our insurance programs are adequate. We cannot assure you that we will be able to maintain appropriate types or levels of insurance in the future, that adequate replacement policies will be available on acceptable terms, or that insurance will cover all claims against us.

                       RATIO OF EARNINGS TO FIXED CHARGES

      Our consolidated ratios of earnings to fixed charges are as follows:

                                                                          Fiscal Quarters
                                       Fiscal Years Ended                      Ended
                         ----------------------------------------------- -----------------
                         Feb. 25, Feb. 24, Feb. 22,   Jan 31,   Jan. 30,  May 2,   May 1,
                           1995     1996     1997      1998       1999     1998     1999
                         (52 wks) (52 wks) (52 wks) (49 wks)(1) (52 wks) (13 wks) (13 wks)
                         -------- -------- -------- ----------- -------- -------- --------
Ratio of Earnings to
 Fixed Charges..........   2.9      2.7      3.2        3.4       3.2      1.4      1.7

--------

(1) We changed our fiscal year end from the last Saturday in February to the Saturday nearest January 31.

      For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before change in accounting principle plus income taxes, interest expense, the interest portion of rent expense and amortization expense of capitalized interest. Fixed charges consist of interest expense, the interest portion of rental expense and capitalized interest.

                                USE OF PROCEEDS

      Unless we indicate a different use in an accompanying prospectus supplement, the net proceeds from the sale of the securities will be added to our general funds and may be used for:

  .working capital,

  .capital expenditures,

  .debt refinancing or debt reduction,

  .acquisition of companies, businesses, real property, store sites and other assets,

  .short-term investments pending use of such funds for other purposes, and

  .other general corporate purposes.

                          DESCRIPTION OF COMMON STOCK

General

      We have 75,000,000 shares of common stock, $0.01 par value per share, authorized for issuance. As of March 31, 1999, we had 26,140,380 shares of common stock issued and outstanding. All of such shares are validly issued, fully paid and non-assessable, and upon completion of the offering all of the outstanding shares of common stock will be validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, the WBCL. Under Section 180.0622(2)(b), holders of common stock are liable up to the amount equal to the par value of the common stock owned by such holder for all debt owing to employees for services performed, but not exceeding six months' service in any one case. Some Wisconsin courts have interpreted "par value" to mean the full amount paid by the holders to purchase the common stock.

      We have summarized below certain provisions of our common stock. This summary is not complete. You should refer to all of the provisions of our amended and restated articles of incorporation and by-laws, which have been filed as exhibits to the registration statement.

      Voting. For all matters submitted to a vote of shareholders, each holder of common stock is entitled to one vote for each share held of record. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock and any voting limitations imposed by the WBCL, persons who hold more than 50% of the outstanding common stock can elect all of the directors who are nominated for election in a particular year.

      Staggered Board of Directors. Our amended and restated articles of incorporation divide the board of directors into three classes serving staggered three-year terms. As a result, at least two annual meetings will generally be required for shareholders to effect a change of a majority of the board of directors. Any director, or the entire board of directors, may be removed from office only for cause. Proposals to amend, alter or repeal these provisions in the amended and restated articles of incorporation require a 75% vote of shareholders and a majority vote of each class or series, if any.

      Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from the funds of ShopKo that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

      Liquidation. If ShopKo is dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

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      Other Rights and Restrictions. Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not redeemable.

      Listing. Our common stock is listed on The New York Stock Exchange.

      Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Norwest Shareowner Services.

Anti-Takeover Provisions

      Certain provisions of our shareholder rights plan and the WBCL could have the effect of delaying, deterring or preventing a change in control of ShopKo.

Shareholder Rights Plan

      We have a shareholder rights plan pursuant to which one right to purchase one one-thousandth of a share of Series B junior participating preferred stock, par value $0.01 per share, is attached to each outstanding share of common stock. One right also attaches to each newly issued share of our common stock. Each right, when exercisable, represents the right to purchase one one-thousandth of a share of Series B junior participating preferred stock at a specified price. The rights become exercisable ten days after a person or group acquires 15% or more of our outstanding common stock, or commences or announces a tender or exchange offer which would result in such ownership of 15% or more of our outstanding common stock.

      If, after the rights become exercisable, we were to be acquired through a merger or other business combination transaction or 50% or more of our assets or earning power were sold, each right would permit the holder to purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price. In addition, if any person acquires 15% or more of our outstanding common stock, each right not owned by the acquiring person would permit the purchase, for the exercise price of $100.00, of common stock having a market value of twice the exercise price.

      The rights expire on September 23, 2007, unless earlier redeemed by us in accordance with the terms of the rights plan. The purchase price payable and the shares of Series B junior participating preferred stock issuable upon exercise of the rights is subject to adjustment from time to time as specified in the rights plan. In addition, the board of directors retains the authority to redeem, at $0.01 per right, and replace the rights with new rights at any time, provided that no such redemption could occur after a person or group acquires 15% or more of our outstanding common stock.

      Shares of Series B junior participating preferred stock, when issued upon exercise of the rights, will be nonredeemable and will rank junior to all series of any other class of preferred stock. Each share of Series B junior participating preferred stock will be entitled to a cumulative preferential quarterly dividend payment equal to the greater of $10.00 per share or 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of shares of Series B junior participating preferred stock will be entitled to a preferential liquidation payment equal to the greater of $1,000.00 per share or 1,000 times the payment made per share of common stock. Each share of Series B junior participating preferred stock will entitle the holder to 1,000 votes, and will vote together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series B junior participating preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. The rights described above are subject to antidilution adjustments. The number of shares constituting the series of Series B junior participating preferred stock is 100,000.

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Wisconsin Business Corporation Law

      Restrictions on Business Combinations. Sections 180.1130 to 180.1134 of the WBCL provide generally that in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, such as ShopKo, certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, and (2) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a "significant shareholder" or an affiliate or associate of a significant shareholder who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation, or any subsidiary thereof, with, or the sale or other disposition of substantially all of the property and assets of the issuing public corporation to, any significant shareholder or affiliate of a significant shareholder. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation. These statutory sections also restrict the repurchase of shares and the sale of corporate assets by an issuing public corporation in response to a takeover offer.

      Sections 180.1140 to 180.1144 of the WBCL prohibit certain business combinations between a resident domestic corporation, such as ShopKo, and a person beneficially owning 10% or more of the voting power of the outstanding voting stock of the resident domestic corporation, within three years after the date such person became a 10% beneficial owner, unless the business combination or the acquisition of such stock has been approved before the stock acquisition date by the corporation's board of directors. A person who owns 10% or more of the voting power of a resident domestic corporation is known as an interested shareholder. After the three-year period, a business combination with the interested shareholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose, unless the business combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders.

      Control Share Voting Restrictions. Under Section 180.1150(2) of the WBCL, if any person owns shares of a resident domestic corporation, such as ShopKo, which represent in excess of 20% of the voting power in the election of directors, then the voting power of the excess shares will be reduced to 10% of their full voting power on all matters. This reduction in voting power will not occur if provided otherwise in the articles of incorporation or if full voting rights of the excess shares have been restored at a special meeting of the shareholders called for that purpose. This statute is designated to protect corporations against uninvited takeover bids by reducing to one-tenth of their normal voting power all shares in excess of 20% owned by an acquiring person.
Section 180.1150(3) excludes shares held or acquired under certain circumstances from the application of Section 180.1150(2), including, among others, shares acquired directly from ShopKo and shares acquired in a merger or share exchange to which ShopKo is a party.

      Constituency Provision. Under Section 180.0827 of the WBCL, in discharging his or her duties, a director or officer of ShopKo may, in addition to considering the effects of any action on shareholders, consider the effects of any action on employees, suppliers, customers, the communities in which ShopKo operates and any other factors that the director or officer considers pertinent.

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                         DESCRIPTION OF DEBT SECURITIES

      The debt securities we may offer will be senior debt securities. The securities will be issued under an indenture dated July 15, 1993 between us and First Trust National Association, as trustee. A copy of the form of indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

      We have summarized selected provisions of the indenture. The summary is not complete. You should read the indenture for provisions that may be important to you.

Terms of the Securities

      The securities will be not be secured by any of our assets. The indenture does not limit the amount of securities that we may issue and provides that we may issue securities from time to time in one or more series. The indenture does not limit the principal amount of any particular series of securities. The securities will rank equally with all of our other unsecured and non-subordinated indebtedness.

      Each prospectus supplement will specify the particular terms of the securities offered. These terms may include:

     .  the title of the securities,

     .  any limit on the aggregate principal amount of the securities,

     .  the date or dates on which the securities will mature,

     . the interest rate or rates of the securities, if any, and the date or dates from which interest will accrue,

     . the interest payment dates, the dates on which payment of any interest will begin and the regular record dates,

     . any mandatory or optional redemption provisions applicable to the securities,

     . any mandatory or optional sinking fund or similar provisions applicable to the securities,

     . the terms on which the securities may be repayable prior to final maturity,

     . the portion of the principal amount payable upon acceleration of maturity,

     .  certain events of default,

     . if other than U.S. dollars, the currency or currencies in which payments on the securities will be payable,

     . the method of determining the amount of any payments on the securities which are linked to an index,

     . whether the securities will be issuable only in global form, which is known as a global security, and, if so, the identity of the depositary for the global security and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary, and

     .  any other specific terms of the securities.

      Some of the securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax or other information relating to original issue discount securities.

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Events of Default

      The following will be events of default under the indenture with respect to securities of a series:

     . our failure to pay principal of, or any premium on, any security of that series when the payment is due,

     . our failure to pay any interest on any security of that series when the interest payment is due, and continuance of this default for 30 days,

     . our failure to deposit any sinking fund payment for security of that series when the deposit is due,

     . our failure to perform any of our other covenants in the indenture, other than a covenant included in the indenture solely for the benefit of a different series of securities, which has continued for 60 days after we have been given written notice of the default as provided in the indenture,

     . acceleration of indebtedness in a principal amount of at least $25,000,000 for money borrowed by us or by a significant subsidiary, and the acceleration is not annulled, or we do not discharge the indebtedness, within 10 days after written notice is given according to the indenture,

     . the occurrence of certain events in bankruptcy, insolvency or reorganization, and

     .  any other event of default regarding that series of securities.

      If an event of default in connection with any outstanding series of securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding securities of that series may declare the principal amount due and payable immediately. If the securities of that series are original issue discount securities, the holders of at least 25% in principal amount of those securities may declare the portion of the principal amount specified in the terms of that series of securities to be due and payable immediately. In either case, a written notice must be given to us, and must also be given to the trustee, if notice is given by the holders instead of the trustee. Subject to certain conditions, the declaration of acceleration may be rescinded and annulled, and past defaults, except nonpayment of accelerated principal, may be waived, by the holders of a majority of the principal amount of securities of that series.

      You should refer to the prospectus supplement relating to each series of securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity upon the occurrence and continuation of an event of default.

Consolidation, Merger and Transfer of Assets

      We may not consolidate or merge with or into any other person, and we may not convey, transfer or lease all or substantially all of our properties or assets to another person, unless

     . the person, other than us, surviving the merger, formed by the consolidation or which acquires our assets expressly assumes our obligations under the indenture,

     .  there is no event of default, and

     . if our property or assets become subject to a lien which is not permitted by the limitations on liens in the indenture, we or our successor secure the securities equally and ratably with debt secured by the impermissible lien.

Registration and Transfer

      Unless otherwise indicated in the applicable prospectus supplement, each series of the offered securities will be issued in registered form only, without coupons.

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      Unless otherwise indicated in the applicable prospectus supplement, the securities issued in certificated form will be issued in integral multiples of $1,000.00. No service charge will be made for any transfer or exchange of the securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Payment and Paying Agent

      We will pay principal, interest and any premium on fully registered securities at the office or agency of the trustee in St. Paul, Minnesota. At our option, payment of interest on fully registered securities may also be made by check mailed to the persons in whose names the securities are registered.

No Protection in the Event of a Highly Leveraged Transaction

      The indenture does not protect holders from a sudden and significant decline in the credit quality of ShopKo resulting from takeovers, recapitalizations, similar restructurings or other highly leveraged transactions.

Global Securities

      The securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary that we will identify in a prospectus supplement. Unless and until a global security is exchanged in whole or in part for individual certificates in definitive form which evidence the securities represented by a global security, a global security may not be transferred except as a whole by the depositary to a nominee of that depositary or by a nominee of that depositary to a depositary or another nominee of that depositary.

      The specific terms of the depositary arrangements for each series of securities will be described in the applicable prospectus supplement.

Modification and Waiver

      The indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of a majority of the principal amount of the outstanding securities of each series affected by the amendment of modification. However, no modification or amendment may, without the consent of each holder affected:

     . change the stated maturity date of the principal of, or any installment of interest on, any security,

     . reduce the principal amount, the premium or interest on any security,

     . reduce the principal amount of original issue discount securities which could be declared due and payable upon an acceleration of their maturity,

     . change the place of payment or currency in which any security or any premium or interest thereon is payable,

     . impair the right to institute suit for the enforcement of any payment on or after the stated maturity date of any security,

     . reduce the percentage of securities required to modify or amend the indenture, or

     . reduce the percentage of the principal amount of securities of any series necessary for waiver of compliance with certain provisions or for waiver of certain defaults under the indenture.

      The holders of a majority of the principal amount of the outstanding securities of any series may waive compliance by us with certain provisions of the indentures. The holders of a majority of the

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principal amount of the outstanding securities of any series may waive any past default under applicable indenture with respect to that series, except a default in the payment of the principal, or any premium or interest payable on security of that series or in respect of a provision which under the indenture cannot be modified or amended, without the consent of each affected holder.

Defeasance of Debt Securities or Covenants

      Defeasance and Discharge. We may be discharged from our obligations with respect to the securities of any series upon the deposit with the trustee, in trust, of money and/or U.S. government obligations sufficient to pay and discharge the principal, and premium, if any, and interest on and any mandatory sinking fund payments in respect of the securities of that series on the stated maturity date of the payments in accordance with the terms of the indenture and the securities. A discharge may only occur if we have received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in the federal income tax law, in each case stating that holders of the outstanding securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as they would have been if the deposit, defeasance and discharge had not occurred.

      Covenant Defeasance. At our option, we may omit to comply with and have no liability with respect to certain covenants set forth in the indenture, but the remainder of the indenture and the securities of that series will be unaffected. In order to exercise our option, we will be required to deposit with the trustee money and/or U.S. government obligations sufficient to pay principal, and premium, if any, and interest on and any mandatory sinking fund payments in respect of the securities of the series on the stated maturity date of the payments in accordance with the terms of the indenture and the securities. We will also be required to deliver to the trustee certain evidence to the effect that the deposit and related covenant defeasance will not cause the holders of the outstanding securities of that series to recognize gain or loss for federal income tax purposes as a result of our deposit and related covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as they would have been if the deposit and related covenant defeasance had not occurred.

Limitations on Liens

      We may not, and may not permit any subsidiary to, incur or suffer to exist any lien on any operating property or on any shares of stock of any subsidiary without securing the securities equally and ratably with the lien.

      This limitation will not apply to:

     .  liens existing at the date of the indenture,

     .  liens securing only the securities issued under the indenture,

     .  liens in favor of only ShopKo,

     . liens on property of a person existing at the time the person merges into or consolidates with ShopKo or any subsidiary,

     . liens on property existing immediately prior to the time of acquisition,

     . liens on an operating property to secure debt incurred for financing all or part of the purchase price or cost of construction or improvement provided that the operating property first becomes an operating property after, or construction or development of the operating property is underway on and completed after, March 12, 1992 and is incurred within 24 months after the later of the purchase and the completion of construction or improvements,

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     .  liens securing debt incurred to extend, renew, refinance or refund debt secured by any lien referred to above, and

     .  liens securing debt owed by us to a wholly-owned subsidiary.

Limitations on Sale and Leaseback Transactions

      A sale and leaseback transaction is an arrangement with any lender or investor providing for the leasing by the lender or investor of any operating property that within a certain time period has been or is to be sold, conveyed, transferred or otherwise disposed of by the lender or investor with the intention of taking back a lease on the operating property. We may not, and may not permit any subsidiary to, enter into any sale and leaseback transaction without equally and ratably securing the securities, or, if none, any other indebtedness or, if none, indebtedness of any subsidiary, unless:

     . the sum of (a) the principal amount of debt secured by all liens incurred after the date of the indenture and otherwise prohibited by the indenture and (b) the attributable value of all sale and leaseback transactions entered into after the date of the indenture and otherwise prohibited by the indenture does not exceed 15% of our consolidated tangible assets, or

     . we or the subsidiary apply or commit to apply, within 60 days before or after the sale transaction pursuant to the sale and leaseback transaction, an amount equal to the net available proceeds from the transaction to the repayment of our indebtedness, including any outstanding securities.

      The foregoing limitation will not apply to any sale and leaseback transaction for a term of not more than 36 months.

Additional Provisions

      We may in certain circumstances set any day as the record date for the purpose of determining the holders of outstanding securities of any series entitled to give or take any request, demand, authorization, direction, notice, waiver or other action as provided or permitted by the indenture.

      The trustee has the duty to act with the required standard of care during an event of default. The trustee is not otherwise obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the securities, unless the holders have offered the trustee reasonable indemnification. The indenture provides that the holders of a majority of the principal amount of outstanding securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

      No holder of a security of any series will have the right to institute any proceeding for any remedy under the applicable indenture, unless:

     . the holder has provided the trustee with written notice of a continuing event of default regarding the holder's series of securities,

     . the holders of at least 25% in principal amount of the outstanding securities of a series have made a written request, and offered reasonable indemnity to the trustee, to institute a proceeding for remedy,

     . the trustee has not received a direction during such 60 day period inconsistent with such request from the holders of a majority in principal amount of the outstanding securities of that series, and

     . the trustee has failed to institute the proceeding within 60 days after the receipt of such request.

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      However, the holder of any security will have an absolute and unconditional right to receive payment of the principal, any premium, any interest or any additional amounts in respect of such security on or after the due dates expressed in such security and to institute suit for the enforcement of any such payment.

      We are required to furnish the trustee an annual statement regarding whether we are in default under the indenture. The trustee may withhold notice to the holders of securities of any series of any default, except notice of nonpayment of principal, any premium, interest or any sinking fund payment, with respect to the securities of the series if the trustee considers it in the interests of the holders of securities of the series to do so.

The Trustee

      The trustee is affiliated with First Bank National Association. The trustee is also the trustee under two other indentures with us dated as of March 22, 1992 under which we have issued senior notes. We have a letter of credit arrangement with and receive certain cash management services from First Bank. First Bank also participates in our revolving credit agreement. In addition, we may enter into other borrowing arrangements with First Bank in the future. As a result, if a default occurs with respect to securities of any series, the trustee may be deemed to have a conflict of interest which would require it to resign as trustee and require us to appoint a successor trustee.

                             BOOK-ENTRY SECURITIES

      Unless we specify otherwise in the applicable prospectus supplement, we will issue debt securities in the form of one or more book-entry certificates, which is referred to below as the book-entry security, registered in the name of a depositary or a nominee of a depositary. Unless we specify otherwise in the applicable prospectus supplement, the depositary will be The Depository Trust Company, or DTC. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede & Co. is expected to be the initial registered holder of all securities that we issue in book-entry form.

      No person that acquires a beneficial interest in a book-entry security, known as a beneficial owner, will be entitled to receive a certificate, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to beneficial owners will refer to payments and notices to DTC or Cede & Co., as the registered holder of a book-entry security.

      DTC has informed us that it is:

     . A limited purpose trust company organized under New York banking laws;

     . A "banking organization" within the meaning of the New York banking laws;

     .  A member of the Federal Reserve System; and

     .  A "clearing agency" registered under the Exchange Act.

      DTC has also informed us that it was created to:

     . Hold securities for its participating clients, known as participants; and

     . Facilitate the clearance and settlement of securities transactions among participants through electronic book-entry, thereby eliminating the need for the physical movement of securities certificates.

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      Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which are referred to as indirect participants.

      Persons that are not participants or indirect participants but that desire to buy, sell or otherwise transfer ownership of or interest in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as such payments will be forwarded by our agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent or trustee as registered holders of the securities entitled to the benefits of the certificate or the applicable Indenture. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

      Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

      Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for such securities.

      DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under the certificate or the applicable indenture, only at the direction of one or more participants to whose accounts with DTC such securities are credited.

      Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

     . DTC notifies us that it is unwilling or unable to continue as depositary for such book-entry security or DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered;

     . We execute and deliver to the applicable registrar, transfer agent and/or trustee an order complying with the requirements of the certificate or the applicable indenture that such book-entry security will be so exchangeable; or

     . There is a default in the payment of any amount due in respect of the securities or an event of default.

Any book-entry security that is exchangeable pursuant to the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

      If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for reregistration, the registrar, transfer agent or trustee, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

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      Except as described above:

     . A book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depositary appointed by us; and

     . DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless such beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

      We, the trustees, any registrar and transfer agent, or any agent of any of them, will not have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a book-entry security.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of debt securities, or common stock, as the case may be, by U.S. Holders (as defined below). This summary is for general information only and is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable income tax regulations, published rulings, administrative pronouncements and court decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular investor in light of the investor's particular circumstances, or to certain types of investors subject to special treatment under the federal income tax laws, including, but not limited to, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, brokers, dealers, traders in securities that elect market-to-market accounting treatment, foreign persons and entities, persons holding securities as part of a "straddle", "conversion" or hedging transaction, Non-U.S. Holders (as defined below) who own, actually or constructively, more than 5% of our common stock, or persons whose functional currency is not the U.S. Dollar. In addition, this summary does not consider the effect of any foreign, state, local or other tax laws, or any other United States tax consequences other than income tax consequences, that may be applicable to particular investors. This summary also assumes that the securities, or common stock, as the case may be, are held as capital assets. Each prospective purchaser of the securities should consult its own tax advisor concerning the application of United States federal income tax laws to its particular situation as well as any consequences of the purchase, ownership and disposition of the securities, or common stock, as the case may be, arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a debt security or common stock, as the case may be, that is, for United States federal income tax purposes,

     .  a citizen or individual resident of the United States,

     . a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, other than a partnership that is not treated as a U.S. person under any applicable Treasury regulations,

     . an estate the income of which is subject to United States federal income taxation regardless of its source, or

     . a trust if, in general, a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Debt Securities

Payments of Stated Interest

      Generally, the amount of any stated interest payment on a debt security which constitutes "qualified stated interest" (as defined below), will be taxable to a U.S. Holder as ordinary interest income when it is accrued or received in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

Original Issue Discount

      If a U.S. Holder holds a security which has original issue discount ("OID"), as defined below, and a maturity of more than one year from its date of issue (a "discount security"), such U.S. Holder will generally be required to recognize such OID as ordinary interest income on a constant yield basis in advance of the receipt of cash payments to which such income is attributable, regardless of the U.S. Holder's method of tax accounting.

      A security has OID to the extent that the security's "stated redemption price at maturity" exceeds its "issue price;" provided that such excess equals or exceeds a de minimis amount (generally defined as 0.25% of the security's stated redemption price at maturity multiplied by the number of complete years from its issue date to its maturity). The stated redemption price at maturity of a security is the sum of all payments provided by the security other than payments of "qualified stated interest." The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of ours) at least annually at a single fixed rate, or at certain floating rates, that appropriately takes into account the length of the interval between stated interest payments. The issue price of a security is the first price at which a substantial amount of such issue of securities has been sold, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of dealers, placement agents, or wholesalers.

      In general, if the excess of a security's stated redemption price at maturity over its issue price is de minimis, then such excess constitutes "de minimis OID." Unless the election described below under "--Possible Election to Treat All Interest as OID" is made, such a security will not be treated as issued with OID (in which case the following paragraphs under "--Original Issue Discount" will not apply) and a U.S. Holder of such a security will recognize capital gain with respect to such de minimis OID as stated principal payments on the security are made. The amount of such gain with respect to each such payment will equal the product of the total amount of the security's de minimis OID and a fraction, the numerator of which is the amount of the principal payment and the denominator of which is the stated principal amount of the security.

      Except as described below with respect to short-term securities (as hereinafter defined), the amount of OID that a U.S. Holder will be required to include in gross income in a taxable year will equal the sum of the "daily portions" of OID, determined by allocating to each day of the taxable year during which the U.S. Holder holds the security a pro rata portion of OID allocable to each "accrual period" in such taxable year. An accrual period may be of any length selected by the U.S. Holder and the accrual periods may vary in length over the term of the security as long as (1) each accrual period is no longer than one year, and (2) each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to each accrual period generally will equal the product of (1) the security's "adjusted issue price" at the beginning of such accrual period and (2) its "yield to maturity" determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period, less the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a security at the beginning of the first accrual period is simply the issue price. Thereafter, the "adjusted issue price" of a security generally is the sum of the issue price plus the amount of OID previously includible in the gross income of the U.S. Holder reduced by the amount of any payments previously made on the security, other than payments of qualified stated interest. A discount security's "yield to maturity" is the discount rate that causes the present value on the issue date of the payments provided for in such security to equal the security's issue price. Thus, under these rules, a U.S. Holder generally will have to include in gross income increasingly greater amounts of OID during the life of the security. Special rules apply for calculating OID in short initial or final accrual periods.

      Optional Redemption. Generally, special rules apply for determining the yield to maturity of discount securities which are subject to certain options. If we have an unconditional option to redeem a discount security, or the U.S. Holder has an unconditional option to cause a discount security to be repurchased, in any case prior to the discount security's stated maturity, such option will be presumed to be exercised if, by utilizing any date on which such discount security may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the discount security as the stated redemption price at maturity, the yield on the discount security would be (a) in the case of an option of ours, lower than its yield to stated maturity or (b) in the case of an option of the U.S. Holder, higher than its yield to stated maturity. If such option is not in fact exercised when presumed to be exercised, the discount security would be treated solely for OID purposes as if it were retired and then reissued on the presumed exercise date for an amount equal to the discount security's adjusted issue price on that date.

      Acquisition Premium. A U.S. Holder that purchases a discount security for an amount that is greater than its adjusted issue price and less than or equal to the sum of all amounts payable on the discount security after the purchase date, other than payments of qualified stated interest, will be considered to have purchased such discount security at an "acquisition premium." Under the acquisition premium rules, the daily portion of OID which such U.S. Holder must otherwise include in its gross income with respect to such discount security for any day will be reduced by an amount which would be the daily portion of OID for such day multiplied by a fraction, the numerator of which is the excess of the U.S. Holder's adjusted basis in the discount security immediately after its purchase over the adjusted issue price of the discount security, and the denominator of which is the sum of the daily portions for such discount security for all days after the date of purchase and ending on the stated maturity date, i.e., the total OID remaining on the discount security.

      Alternatively, rather than applying the acquisition premium fraction to reduce the daily portion of accrued OID, a U.S. Holder of a discount security may, as discussed below under "--Possible Election to Treat All Interest as OID", elect to treat all interest on the discount security as OID, adjusted for acquisition premium, and thus compute OID by treating the purchase of the discount security as a purchase at original issuance and applying the mechanics of the constant yield method. Prior to making this election, a U.S. Holder of a discount security should consult its own tax advisor concerning the potential United States federal income tax consequences of such election in its particular situation.

      Variable Securities. Floating rate securities and indexed securities ("variable securities") that qualify as "variable rate debt instruments" will be subject to special rules. Generally, provided the variable security provides for stated interest at a single "qualified floating rate" or "objective rate" (each as defined in the applicable income tax regulations) that is unconditionally payable in cash or in property, other than debt instruments of ours, at least annually, then (a) all stated interest with respect to such variable security is qualified stated interest, and (b) the amount of OID, if any, is determined under the general OID rules (as described above under "-- Original Issue Discount") by assuming that the variable rate is a fixed rate equal to (a) in the case of a qualified floating rate or inverse floating rate, the value, as of the issue date, of such qualified floating rate or inverse floating rate, or (b) in the case of an objective rate other than an inverse floating rate, a rate that reflects the yield that is reasonably expected for such variable security. Additional rules will apply, as set forth in the applicable pricing supplement, if a variable security does not provide for stated interest at a single qualified floating rate or objective rate, or if a variable security provides for stated interest either at one or more qualified floating rates or at an inverse floating rate and in addition provides for stated interest at a single fixed rate.

      Short-Term Securities. A security that has a fixed maturity date of not more than one year from the date of issue (a "short-term security") will be treated as issued with OID equal to the excess of the total principal and interest payments thereon over its issue price. Generally, an individual or other cash basis U.S. Holder of a short-term security is not required to include OID in gross income currently for United States federal income tax purposes unless it elects to do so. Such an election by a cash basis U.S. Holder will apply to all short-term obligations acquired on or after the beginning of the first taxable year to which the election applies and in all subsequent taxable years unless the IRS consents to the revocation of the election. Accrual basis U.S. Holders and certain other U.S. Holders, including banks, regulated investment companies, dealers in securities, common trust funds, U.S. Holders that hold short-term securities as part of certain identified hedging transactions, certain pass-through entities and cash basis U.S. Holders that so elect, are required to include currently in gross income the OID on a short-term security on either a straight-line basis or, at the irrevocable election of the U.S. Holder, under the constant yield method based on daily compounding. In the case of a U.S. Holder not required and not electing to include OID in gross income currently, any gain realized on the sale or retirement of the short-term security will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an irrevocable election is made to accrue the OID under the constant yield method) through the date of sale or retirement. U.S. Holders that are not required and do not elect to include OID on short-term securities in gross income currently will be required to defer deductions for all or a portion of interest expense on indebtedness incurred or maintained to purchase or carry the short-term securities.

      Any U.S. Holder of a short-term security can elect to apply the rules in the preceding paragraph taking into account the amount of "acquisition discount," if any, with respect to the security, rather than the OID with respect to such security. Such election will apply to all short-term debt obligations acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and in all subsequent taxable years, and may not be revoked without the consent of the IRS. Acquisition discount is the excess of the stated redemption price at maturity of the short-term security over the U.S. Holder's purchase price therefor. Acquisition discount will be treated as accruing on a ratable basis or, at the irrevocable election of the holder, on a constant yield basis (with daily compounding).

      For purposes of determining the amount of OID or acquisition discount subject to these rules, the OID rules provide that no interest payments on a short-term security are qualified stated interest and, therefore, such interest payments are included in the short-term security's stated redemption price at maturity.

Market Discount

      The market discount rules in the Code generally provide that if a person acquires a security, other than a short-term security, with more than a de minimis amount of "market discount" (the amount by which the stated redemption price at maturity or, in the case of a discount security, the "revised issue price" of the security exceeds the U.S. Holder's tax basis for the security immediately following its acquisition) (a "market discount security"), any gain realized upon a disposition, including redemption or retirement, of the security (other than in connection with certain nonrecognition transactions), or any partial principal payment on the security, will be treated as ordinary income (generally, interest income) to the extent of the market discount which accrued while such U.S. Holder held the security. The "revised issue price" of a market discount security is equal to the issue price of the security plus the amount of OID includible in the income of all holders for periods prior to the acquisition of the security by the U.S. Holder, determined without regard to the acquisition premium rules discussed above. Market discount is de minimis if it is less than 0.25% of the security's stated redemption price at maturity multiplied by the number of complete years remaining from the time the taxpayor acquired the security until its maturity. The amount of market discount treated as having accrued will be determined either (a) on a ratable basis by multiplying the market discount and a fraction, the numerator of which is the number of days the security was held by the U.S. Holder and the denominator of which is the total number of days after the date such U.S. Holder acquired the security up to and including its maturity date, or (b) if the U.S. Holder so elects on an irrevocable basis with respect to the security, on a constant yield basis. The market discount rules also provide that a U.S. Holder that acquires a market discount security may be required to defer the deduction of all or a portion of interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry the security until the holder disposes of the security in a taxable transaction.

      Instead of recognizing market discount, if any, upon the disposition of, or partial principal payment on, a market discount security, a U.S. Holder may elect to include market discount in gross income currently as it accrues, either on a ratable basis or on a constant yield basis, as described above. The current inclusion election, once made, applies to all market discount obligations of the holder acquired on or after the first day of the taxable year in which the election applies and in all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. Holder elects to include market discount in gross income in accordance with these rules (or makes the election described below under "--Possible Election to Treat All Interest as OID"), the foregoing discussion regarding the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry the security would not apply. Further, if a U.S. Holder makes the election, discussed below, to treat as OID all interest on a market discount security, the U.S. Holder is deemed to have made the election to include market discount in gross income currently using a constant yield method on all other market discount obligations. Finally, if a U.S. Holder has previously made the election to include market discount currently, the conformity requirements of that election are satisfied for market discount securities with respect to which the U.S. Holder elects to treat all interest as OID.

      The Treasury Department is authorized to issue regulations implementing the market discount provisions of the Code. The Treasury Department has not issued or proposed any such regulations. It is impossible to anticipate what effect, if any, such regulations would have on purchasers of the securities.

      On February 1, 1999, the Clinton Administration proposed an amendment to the market discount rules in the Code that, if enacted, will require a U.S. Holder that uses the accrual method of tax accounting to include market discount in gross income currently as it accrues, using a yield for purposes of accruing market discount that is limited to the greater of (a) the original yield to maturity of the security plus 5% or (b) the applicable federal rate at the time the U.S. Holder acquired the security plus 5%. This amendment is proposed to apply to debt instruments acquired on or after the date of its enactment. It is impossible, however, to predict whether the proposed amendment will be enacted and, if enacted, whether it will be enacted in its proposed form. U.S. Holders of market discount securities that use the accrual method of tax accounting should consult their own tax advisors regarding the proposed amendment.

Amortizable Bond Premium

      Generally, if the tax basis of a security immediately after its purchase by a U.S. Holder exceeds the sum of all amounts payable on the security after the purchase date, other than payments of qualified stated interest, such excess will constitute "bond premium" which a U.S. Holder may elect to amortize over the period from the security's acquisition date to its maturity date (or, in certain circumstances, until an earlier call date). A U.S. Holder that purchases a security with bond premium is not required to include in gross income any OID on the security. A U.S. Holder which makes the election to amortize bond premium is required to allocate the bond premium to each accrual period under the constant yield method, using a yield computed based on the U.S. Holder's initial tax basis for the security and all payments to be made thereon after the security's acquisition date, in a manner similar to the application of such method in the accrual of OID (as discussed above). The amount of the amortized bond premium allocated to an accrual period generally will be treated first as a reduction of the qualified stated interest on the security included by the U.S. Holder in that accrual period to the extent thereof, then as a deduction allowed in that accrual period to the extent of the U.S. Holder's prior interest inclusions on the security, and finally as a carryforward allowable against the U.S. Holder's future interest inclusions on the security. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in the security by the amount of the bond premium used to reduce qualified stated interest on the security and the amount allowed as a deduction against the U.S. Holder's prior interest inclusions on the security. The election to amortize bond premium will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired, and is irrevocable without the consent of the IRS. The election to treat all interest, including for this purpose, amortizable bond premium, as OID (discussed below under "-- Possible Election to Treat All Interest as OID") is deemed to be an election to amortize bond premium for purposes of the conformity requirements of the latter election. In addition, if a U.S. Holder has already made an election to amortize bond premium, the conformity requirements will be deemed satisfied with respect to a security for which the U.S. Holder makes an election to treat all interest as OID.

      In the case of a security that may be called at a premium prior to maturity, an earlier call date of the security is treated as the maturity date of the security and the amount of bond premium is determined by treating the amount payable on such call date as the amount payable at maturity if such a calculation produces a smaller amortizable bond premium than the method described in the preceding paragraph. If the security is not redeemed on such call date, the remaining bond premium may be amortized to a later call date or to maturity under the rules set forth above. In general terms, if a security purchased with bond premium is redeemed prior to its maturity, a U.S. Holder that has elected to amortize the bond premium may deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of the redemption.

      If an election to amortize bond premium is not made by a U.S. Holder, the U.S. Holder must include in gross income the full amount of each interest payment on the security and will include the bond premium in its tax basis for the security for purposes of computing its gain or loss on the disposition of the security.

      Special rules apply to certain variable securities, and U.S. Holders should consult their tax advisors regarding these rules.

Possible Election to Treat All Interest as OID

      A U.S. Holder of a debt instrument is entitled to elect to treat all interest that accrues on the instrument as OID. Interest for this purpose includes stated interest, OID (including any de minimis OID), acquisition discount, market discount (including any de minimis market discount), and unstated interest, adjusted for amortizable bond premium and acquisition premium. Special rules and limitations apply to taxpayors that make this election and, as discussed herein, this election may affect the tax treatment of other debt instruments held by a U.S. Holder. The election is made for the year in which the U.S. Holder acquired the security, and may not be revoked without the consent of the IRS. Prior to making such an election, U.S. Holders should consult their own tax advisors regarding the decision of whether to make this election.

Disposition of a Security

      Except as discussed above, upon the sale, exchange, retirement or other taxable disposition of a security, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition, other than amounts representing accrued and unpaid interest, which will be taxable as such, and such U.S. Holder's adjusted tax basis in such security. A U.S. Holder's adjusted tax basis in a security generally will equal such U.S. Holder's initial investment in such security, increased by any OID or acquisition discount and any accrued market discount includible in gross income, and decreased by the amount of any payments that are not qualified stated interest payments and amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to such security. Except as discussed above with respect to short-term securities, market discount securities and contingent securities, such gain or loss generally will be long-term capital gain or loss if the security was held for more than one year at the time of the disposition.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to payments of principal, any premium and interest on a security, including accrual of OID on a discount security, and the proceeds of the sale of a security before maturity within the United States to non-corporate U.S. Holders. In addition, "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the U.S. Holder fails to provide an accurate taxpayor identification number or is notified by the IRS that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

      Any amounts withheld under the backup withholding rules from payment to a beneficial owner would be allowed as a refund or credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

Non-U.S. Holders

      As used herein, a "Non-U.S. Holder" means a beneficial owner of a security or common stock, as the case may be, other than a U.S. Holder. An individual may, subject to certain exceptions, be deemed to be a resident alien as opposed to a nonresident alien by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

      Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

      (1) payments of principal, premium, if any, interest and original issue discount on a security by us or any of our agents to any Non-U.S. Holder will not be subject to withholding of U.S. federal income tax, provided that in the case of interest and original issue discount:

     . the Non-U.S. Holder does not directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

     . the Non-U.S. Holder is not (x) a controlled foreign corporation that is related to us through sufficient stock ownership, or (y) a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code; and

     . either the beneficial owner of the security certifies to us or our agent, under penalties of perjury, that it is not a "United States person" under the meaning of the Internal Revenue Code and provides its name and address, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business that holds the note on behalf of the beneficial owner certifies to us or our agent under penalties of perjury that it, or the financial institution between it and the beneficial owner, has received from the beneficial owner a statement, under penalties of perjury, that it is not a "United States person" and provides the payor with a copy of this statement;

      (2) a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain or income realized on the sale, exchange, redemption, retirement at maturity or other disposition of a security, provided that, in the case of proceeds representing accrued interest, the conditions described in paragraph
(1) above are met, unless:

     . the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year and some other conditions are met; or

     . the gain is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder, or if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by the Non-U.S. Holder; and

      (3) a security held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of the individual's death if, at the time of the individual's death:

     . the individual did not directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote; and

     . the income on the security would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

      If a Non-U.S. Holder is engaged in a trade or business in the United States and interest, including original issue discount, on the security is effectively connected with the conduct of this trade or business or if an income tax treaty applies and the Non-U.S. Holder maintains a U.S. "permanent establishment" to which the interest, including original issue discount, is generally attributable, although the Non-U.S. Holder is exempt from the withholding tax discussed in the preceding paragraph (1) provided that the holder furnishes a properly executed United States Internal Revenue Service Form W-8ECI or successor form on or before any payment date to claim the exemption, the holder may be subject to U.S. federal income tax on such interest, including original issue discount, on a net basis in the same manner as if it were a U.S. Holder.

      In addition, a foreign corporation that is a holder of a security may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to some adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a security or gain recognized on the disposition of a security will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

      Recently finalized Treasury Regulations generally effective for payments made after December 31, 2000 will provide alternative methods for satisfying the certification requirement described in the third bullet point of paragraph
(1) above and will require a Non-U.S. Holder that provides an Internal Revenue Service Form W-8ECI or successor form as discussed above as well as a Non-U.S. Holder claiming the benefit of an income tax treaty, to also provide its U.S. taxpayor identification number. The finalized Treasury Regulation generally also will require, in the case of a security held by a foreign partnership, that the certification described in the third bullet point of paragraph (1) above be provided by the partners and that the partnership provide certain information, including a U.S. taxpayor identification number. A look-through rule will apply in the case of tiered partnerships.

      Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or any of our agents, in their capacities as agents, to a Non-U.S. Holder of a security if the holder has provided the required certification that it is not a United States person as set forth in paragraph (1) above, provided that neither we nor our agent has actual knowledge that the holder is a United States person. We or our agent may, however, report payments of interest on the securities. Payments of the proceeds from a disposition by a Non-U.S. Holder of a security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting may apply to those payments if the broker is

     .  a United States person,

     . a controlled foreign corporation for U.S. federal income tax purposes,

     . a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or

     . with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

      Payments of the proceeds from a disposition by a Non-U.S. Holder of a note made to or through the U.S. office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayor identification number or otherwise establishes an exemption from information reporting and backup withholding.

      Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder would be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service.

Common Stock

Dividends

      We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Should we pay dividends, dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate which an applicable income tax treaty specifies. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

      Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the U.S. (or, if an income tax treaty applies, attributable to a permanent establishment, or, in the case of an individual, a "fixed base" in the U.S., as provided in such treaty) ("U.S. trade or business income") are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but generally are not subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service form with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate which an applicable income tax treaty specifies.

      Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of an income tax treaty rate. For dividends paid after 2000:

     . a Non-U.S. Holder of common stock that claims the benefit of an income tax treaty rate generally will be required to satisfy applicable certification and other requirements.

     . in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership, and the partnership will be required to provide certain information, including a U.S. taxpayor identification number.

     .  look-through rules will apply to tiered partnerships.

      A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

Disposition of Common Stock

      A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

     . the gain is U.S. trade or business income, in which case the branch profits tax described above may also apply to a corporate Non-U.S. Holder,

     . the Non-U.S. Holder is an individual who holds the common stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code, is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements,

     . the Non-U.S. Holder is subject to tax under provisions of U.S. tax law applicable to certain U.S. expatriates, or

     . the Non-U.S. Holder is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for the common stock.

      The tax relating to stock in a "U.S. real property holding corporation" will not apply to a Non-U.S. Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

Federal Estates Taxes

      Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting Requirements and Backup Withholding Tax

      We must report annually to the U.S. Internal Revenue Service and to each Non-U.S. Holder the amount of the dividends paid to that holder and any tax withheld with respect to those dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting those dividends and withholding may also be made available, under an applicable income tax treaty or agreement, to the tax authorities in the country in which the Non-U.S. Holder resides.

      Under certain circumstances, U.S. Treasury regulations require information reporting and backup withholding at a rate of 31% on certain payments on common stock. Under currently applicable law, Non-U.S. Holders of common stock generally will be exempt from these information reporting requirements and from backup withholding on dividends paid prior to 2001 to an address outside the U.S. For dividends paid after 2000, however, a Non-U.S. Holder of common stock that fails to certify its Non-U.S. Holder status in accordance with applicable U.S. Treasury regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

      The payment of the proceeds of the disposition of common stock by or through the U.S. office of a broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of common stock by or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a "U.S. related person". In the case of the payment of proceeds from disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," information reporting, but currently not backup withholding, on the payment applies unless, in general, the holder certifies its status as a Non-U.S. Holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is:

     . a "controlled foreign corporation" for U.S. federal income tax purposes,

     . a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or

     . effective after 2000, a foreign partnership if, at any time during the taxable year, (A) at least 50% of the capital or profits interest in which is owned by U.S. persons, or (B) that is engaged in a U.S. trade or business.

      Effective after 2000, backup withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person" unless certain certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge that the holder is a U.S. person. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after 2000.

      Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, if the required information is furnished to the U.S. Internal Revenue Service.

Limitations On Issuance Of Bearer Securities

      To avoid potential adverse United States federal tax consequences to holders of the securities, Bearer Securities, including securities in permanent global form that are either Bearer Securities or exchangeable for Bearer Securities, may not be offered or sold during the restricted period (as defined in Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) within the United States or to United States persons (each as defined below) other than to an office of a financial institution (as defined in Treasury Regulations Section 1.165-12(c)(1)(v)) which is located outside the United States. That office must be purchasing for its own account or for resale or for the account of certain customers, and must provide a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue code and the Treasury Regulations thereunder, or to certain other persons described in Treasury Regulations Section 1.163-5(c)(2)(i)(D)(1)(iii)(B).

      Bearer Securities may not be delivered in connection with their sale during the restricted period within the United States. Any distributor (as defined in Treasury Regulations Section 1.163-5(c)(2)(i)(D)(4)) participating in the offering or sale of Bearer Securities must certify that:

     . it will not offer or sell during the restricted period any Bearer Securities within the United States or to United States persons (other than the persons described above),

     . it will not deliver any Bearer Securities during the restricted period within the United States; and

     . it has in effect procedures reasonably designed to ensure that its employees and agents who are directly engaged in selling the Bearer Securities are aware of the restrictions on offers and sales described above.

      No Bearer Securities, other than a temporary global security may be delivered, nor may any amounts be paid on any Bearer Security until we receive:

     . a Depositary Tax Certification in the case of temporary global securities, or

     .  an Owner Tax Certification in all other cases.

      Bearer Securities will bear a legend similar to the following: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in
Section 165(j) and 1287(a) of the Internal Revenue Code."

      Purchasers of Bearer Securities may be affected by certain United States tax laws. Such laws will be discussed in the applicable prospectus supplement.

      As used in this section "United States person" means any citizen or resident of the United States, any corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, other than a partnership that is not treated as a U.S. person under any applicable Treasury regulations, any estate the income of which is subject to United States federal income taxation regardless of its source, and a trust, in general, if both (i) a U.S. court is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust, and "United States" means the United States of America, including all of its states, the District of Columbia and its possessions.

                              PLAN OF DISTRIBUTION

General

      We may sell securities to or through one or more underwriters, directly to institutional investors or other purchasers, through agents or through a combination of any such or other methods. The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      The prospectus supplement with respect to the securities offered by such supplement will describe the terms of the offering of such securities, including:

     .  the name or names of any underwriters, dealers or agents,

     .  the purchase price of such securities,

     .  the proceeds to our company from such sale,

     . any underwriting discounts and other items constituting compensation to underwriters, dealers or agents,

     .  any initial public offering price,

     . any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers, and

     .  any securities exchanges on which such securities may be listed.

Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

Sales May be Underwritten

      If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters, or directly by one or more of such firms.

      Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriting Compensation

      In connection with the sale of securities, underwriters or agents may receive compensation from our company or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

      Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from our company and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from our company will be described in the related prospectus supplement.

Delayed Delivery Contracts

      If so indicated in the related prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us at the public offering price described in the prospectus supplement pursuant to contracts providing for payment and delivery on a specified future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us.

      The obligations of any purchaser under any such contract will not be subject to any conditions except that:

     . the purchase of the securities shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which such purchaser is subject, and

     . we shall have sold to the underwriters the total amount of securities being offered pursuant to the prospectus supplement less the amount of securities subject to such delayed delivery and payment arrangements.

The prospectus supplement will describe the commission payable for solicitation of such contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Indemnification

      Underwriters, dealers and agents who participate in the distribution of securities may be entitled, under agreements which may be entered into by our company, to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution by us with respect to payments they may be required to make in respect thereof.

Other Relationships

      Certain of the underwriters or agents and their associates may engage in transactions with and perform services to our company or affiliates in the ordinary course of their respective businesses.

Listing

      The debt securities may or may not be listed on a national securities exchange. Any common stock sold pursuant to a prospectus supplement will be listed on The New York Stock Exchange, subject to official notice of issuance. No assurances can be given that there will be an active trading market for the securities.

Price Stabilization and Short Positions

      If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

      If the underwriters create a short position in the securities in connection with the offering, i.e., if they sell more securities than are set forth on the cover page of the prospectus supplement, the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supplement.

      We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we make no representation that the representatives of any underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

      The validity of our common stock offered hereby will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the securities. For further information about our company and the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

      The SEC allows us to "incorporate by reference" the information we file with them, which means that:

     .  incorporated documents are considered part of the prospectus;

     . we can disclose important information to you by referring you to those documents; and

     . information that we file with the SEC will automatically update and supersede this prospectus.

      We incorporate by reference the documents listed below which were filed with the SEC:

     .  Annual Report on Form 10-K for the year ended January 30, 1999,

     .  Current Report on Form 8-K dated January 22, 1999, and

     . the description of our common stock contained in our registration statement on Form 8-A under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

      We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus:

     .  Reports filed under Sections 13(a) and (c) of the Exchange Act,

     . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting, and

     .  Any reports filed under Section 15(d) of the Exchange Act.

      You may request a copy of any filings referred to above, excluding exhibits, at no cost, by contacting us orally or in writing at the following address or telephone number:

                              ShopKo Stores, Inc.
                                700 Pilgrim Way
                                P.O. Box 19060
                          Green Bay, Wisconsin 54304
                         Attention: Investor Relations
                                (920) 429-7039

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Index to Consolidated Financial Statements of ShopKo Stores, Inc. and
 Subsidiaries

Independent Auditors' Report..............................................  F-2

Consolidated Statements of Earnings for each of the three years in the period ended January 30, 1999 and for the first fiscal quarters ended May
 1, 1999 and May 2, 1998 (unaudited)......................................  F-3

Consolidated Balance Sheets as of January 30, 1999 and January 31, 1998
 and as of May 1, 1999 and May 2, 1998 (unaudited)........................  F-4

Consolidated Statements of Cash Flows for each of the three years in the period ended January 30, 1999 and for the first fiscal quarters ended May
 1, 1999 and May 2, 1998 (unaudited)......................................  F-5

Consolidated Statements of Shareholders' Equity for each of the three years in the period ended January 30, 1999 and for the first fiscal quarters ended May 1, 1999 and May 2, 1998 (unaudited)...................  F-6

Notes to Consolidated Financial Statements................................  F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
ShopKo Stores, Inc.:

      We have audited the consolidated balance sheets of ShopKo Stores, Inc. and subsidiaries as of January 30, 1999 and January 31, 1998 and the related consolidated statements of earnings, shareholders' equity and cash flows for the year (52 weeks) ended January 30, 1999, the year (49 weeks) ended January 31, 1998 and for the year (52 weeks) ended February 22, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ShopKo Stores, Inc. and subsidiaries as of January 30, 1999 and January 31, 1998, and the results of their operations and their cash flows for the year (52 weeks) ended January 30, 1999, the year (49 weeks) ended January 31,1998 and the year (52 weeks) ended February 22, 1997 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Milwaukee, Wisconsin
March 12, 1999

                      SHOPKO STORES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                     (In thousands, except per share data)

                                   Fiscal Years Ended           First Quarter Ended
                          ------------------------------------ ---------------------
                          January 30, January 31, February 22,   May 1,     May 2,
                             1999        1998         1997        1999       1998
                          (52 Weeks)  (49 Weeks)   (52 Weeks)  (13 Weeks) (13 Weeks)
                          ----------- ----------- ------------ ---------- ----------
                                                                    (Unaudited)
Revenues:
  Net sales.............  $2,981,451  $2,447,847   $2,333,407   $759,857   $645,801
  Licensed department
   rentals and other
   income...............      12,325      11,756       13,058      2,918      2,943
                          ----------  ----------   ----------   --------   --------
                           2,993,776   2,459,603    2,346,465    762,775    648,744
Costs and Expenses:
  Cost of sales.........   2,318,979   1,883,891    1,783,741    607,662    506,569
  Selling, general and
   administrative
   expenses.............     471,546     403,635      397,092    120,669    110,834
  Nonrecurring charge...       5,723       2,800                              1,696
  Depreciation and
   amortization
   expenses.............      67,590      58,252       59,833     17,648     17,073
                          ----------  ----------   ----------   --------   --------
                           2,863,838   2,348,578    2,240,666    745,979    636,172
Income from operations..     129,938     111,025      105,799     16,796     12,572
Interest expense--net...      38,311      30,582       31,777      9,692      9,029
                          ----------  ----------   ----------   --------   --------
Earnings before income
 taxes and extraordinary
 item...................      91,627      80,443       74,022      7,104      3,543
Provision for income
 taxes..................      35,991      31,598       29,076      2,791      1,392
                          ----------  ----------   ----------   --------   --------
Earnings before
 extraordinary item.....      55,636      48,845       44,946      4,313      2,151
Extraordinary (loss) on
 early retirement of
 debt, net of income
 taxes of $2,443........                                          (3,776)
                          ----------  ----------   ----------   --------   --------
Net earnings............  $   55,636  $   48,845   $   44,946   $    537   $  2,151
                          ==========  ==========   ==========   ========   ========
Basic earnings per
 common share before
 extraordinary item.....  $     2.14  $     1.73   $     1.40   $   0.16   $   0.08
Extraordinary (loss) on
 early retirement of
 debt...................                                           (0.14)
                          ----------  ----------   ----------   --------   --------
Basic net earnings per
 common share...........  $     2.14  $     1.73   $     1.40   $   0.02   $   0.08
                          ==========  ==========   ==========   ========   ========
Diluted earnings per
 common share before
 extraordinary item.....  $     2.10  $     1.71   $     1.39   $   0.16   $   0.08
Extraordinary (loss) on
 early retirement of
 debt...................                                           (0.14)
                          ----------  ----------   ----------   --------   --------
Diluted net earnings per
 common share...........  $     2.10  $     1.71   $     1.39   $   0.02   $   0.08
                          ==========  ==========   ==========   ========   ========
Weighted average number
 of common shares
 outstanding............      26,035      28,161       32,092     26,140     25,869
Adjusted weighted
 average number of
 common shares
 outstanding............      26,517      28,569       32,370     26,591     26,346

                See notes to consolidated financial statements.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                           First Quarter as of
                                   ---------- ----------  ---------------------
                                    January    January      May 1,     May 2,
                                    30, 1999   31, 1998      1999       1998
                                   ---------- ----------  ---------- ----------
                                                               (Unaudited)
Assets
Current assets:
  Cash and cash equivalents....... $   30,219 $   54,344  $   84,240 $   28,968
  Receivables, less allowance for
   losses of $7,487, $8,637,
   $7,695 and $9,722,
   respectively...................    117,652     97,812     124,860     92,010
  Merchandise inventories.........    434,643    376,568     483,876    401,938
  Other current assets............      5,461     13,508      11,594      8,677
                                   ---------- ----------  ---------- ----------
    Total current assets..........    587,975    542,232     704,570    531,593
Other assets and deferred
 charges..........................      6,960      7,202       6,980      6,991
Intangible assets--net............     74,749     71,668      73,637     72,024
Property and equipment--net.......    703,840    629,733     713,342    628,462
                                   ---------- ----------  ---------- ----------
Total assets...................... $1,373,524 $1,250,835  $1,498,529 $1,239,070
                                   ========== ==========  ========== ==========

Liabilities and Shareholders'
 Equity
Current liabilities:
  Short-term debt.................                        $  159,000
  Accounts payable--trade......... $  189,581 $  193,646     240,423 $  212,347
  Accrued compensation and related
   taxes..........................     40,955     39,964      35,488     30,002
  Accrued other liabilities.......    169,530    135,522     146,080    118,138
  Accrued income and other taxes..     16,127     24,502      17,429     14,259
  Current portion of long-term
   obligations....................      4,597      4,174       2,734      5,552
                                   ---------- ----------  ---------- ----------
    Total current liabilities.....    420,790    397,808     601,154    380,298
Long-term obligations.............    467,191    436,125     409,543    433,636
Deferred income taxes.............     26,301     20,906      26,831     21,651
Commitments and contingencies.....        --         --          --         --
Shareholders' equity:
  Preferred stock; none
   outstanding
  Common stock; shares issued,
   26,129 at January 30, 1999,
   33,941 at January 31, 1998,
   26,183 at May 1, 1999 and
   26,041 at May 2, 1998..........        261        339         262        260
  Additional paid-in capital......    228,479    283,520     229,652    226,661
  Retained earnings...............    230,502    264,316     231,087    176,564
  Less treasury stock; 8,174
   shares.........................              (152,179)
                                   ---------- ----------  ---------- ----------
    Total shareholders' equity....    459,242    395,996     461,001    403,485
                                   ---------- ----------  ---------- ----------
Total liabilities and
 shareholders' equity............. $1,373,524 $1,250,835  $1,498,529 $1,239,070
                                   ========== ==========  ========== ==========

                See notes to consolidated financial statements.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                   Fiscal Years Ended           Year to Date Ended
                          ------------------------------------ ---------------------
                          January 30, January 31, February 22,   May 1,     May 2,
                             1999         1998        1997        1999       1998
                          (52 Weeks)   (49 Weeks)  (52 Weeks)  (13 weeks) (13 weeks)
                          ----------- ----------- ------------ ---------- ----------
                                                                    (Unaudited)
Cash flows from
 operating activities:
Net earnings............   $ 55,636    $  48,845    $ 44,946    $    537   $  2,151
Adjustments to reconcile
 net earnings to net
 cash provided by
 operating activities:
 Depreciation and
  amortization..........     67,590       58,252      59,833      17,648     17,073
 Provision for losses
  on receivables........        609        2,999       1,200         209        112
 Loss (gain) on the
  sale of property and
  equipment.............        415         (540)     (2,140)       (673)
 Deferred income
  taxes.................     12,000       (1,334)     (1,620)       (767)     5,527
 Extraordinary loss on
  early retirement of
  debt, net of tax
  benefit...............                                           3,776
 Change in assets and
  liabilities
  (excluding effects of
  business
  acquisitions):
   Receivables..........    (19,857)      (3,593)    (40,636)     (7,417)     5,690
   Merchandise
    inventories.........    (64,630)      (9,872)    (12,529)    (49,233)   (25,370)
   Other current
    assets..............      1,442       (1,282)        523      (4,834)        57
   Other assets.........     (5,839)      (1,878)    (13,062)       (472)      (888)
   Accounts payable.....     (4,065)      17,867      21,074      50,842     18,701
   Accrued liabilities..     30,548       33,137      54,133     (25,839)   (35,854)
                           --------    ---------    --------    --------   --------
Net cash provided by
 (used in) operating
 activities.............     73,849      142,601     111,722     (13,780)   (12,801)
Cash flows from
 investing activities:
Payments for property
 and equipment..........    (99,725)     (32,003)    (38,899)    (26,221)   (14,888)
Proceeds from the sale
 of property and
 equipment..............      2,301        2,348       3,275         746
Business acquisitions,
 net of cash acquired...                 (40,488)    (30,500)
                           --------    ---------    --------    --------   --------
Net cash (used in)
 investing activities...    (97,424)     (70,143)    (66,124)    (25,475)   (14,888)
Cash flows from
 financing activities:
Change in short-term
 debt...................                                         159,000
Change in common stock
 from stock options.....      4,572       10,907       1,249         765      3,453
Early retirement of
 debt...................                                         (64,208)
Change in common stock
 from public offering...                  23,419
Purchase of treasury
 stock..................                (152,179)
Dividends paid..........                             (10,583)
Reduction in debt and
 capital leases.........     (5,122)     (24,811)     (1,183)     (2,281)    (1,140)
                           --------    ---------    --------    --------   --------
Net cash (used in)
 provided by financing
 activities.............       (550)    (142,664)    (10,517)     93,276      2,313
                           --------    ---------    --------    --------   --------
Net (decrease) increase
 in cash and cash
 equivalents............    (24,125)     (70,206)     35,081      54,021    (25,376)
Cash and cash
 equivalents at
 beginning of period....     54,344      124,550      89,469      30,219     54,344
                           --------    ---------    --------    --------   --------
Cash and cash
 equivalents at end of
 period.................   $ 30,219    $  54,344    $124,550    $ 84,240   $ 28,968
                           ========    =========    ========    ========   ========
Supplemental cash flow
 information:
 Noncash investing and
  financial
  activities--
   Retirement of
    treasury stock......   $152,179                                        $152,179
   Capital lease
    obligations
    incurred............   $ 35,779                 $  5,533
   Restricted stock
    issued..............               $     416    $  1,012
 Cash paid during the
  period for:
   Interest.............   $ 38,140    $  29,265    $ 31,663    $  5,964   $  3,906
   Income taxes.........   $ 28,423    $  26,852    $ 30,086    $  1,103   $  6,560

                See notes to consolidated financial statements.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                           Common Stock   Additional
                                           --------------  Paid-in   Retained
                                           Shares  Amount  Capital   Earnings
                                           ------  ------ ---------- --------
                                            (In thousands, except per share
                                                         data)
Balances at February 24, 1996............. 32,005   $320   $242,843  $178,468
Net earnings..............................                             44,946
Sale of common stock under option plans...     97      1      1,248
Income tax benefit related to stock
 options..................................                       35
Issuance of restricted stock..............     65      1      1,011    (1,012)
Restricted stock expense..................                                 63
Cash dividends declared on common stock--
 $0.22 per share..........................                             (7,060)
                                           ------   ----   --------  --------
Balances at February 22, 1997............. 32,167    322    245,137   215,405
Net earnings..............................                             48,845
Sale of common stock under option plans...    780      7     10,900
Income tax benefit related to stock
 options..................................                    3,658
Sale of common stock in public offering...    984     10     23,409
Issuance of restricted stock..............     10               246      (246)
Remeasurement of restricted stock.........                      170      (170)
Restricted stock expense..................                                482
Purchase of treasury stock................
                                           ------   ----   --------  --------
Balances at January 31, 1998.............. 33,941    339    283,520   264,316
Net earnings..............................                             55,636
Sale of common stock under option plans...    362      4      4,568
Income tax benefit related to stock
 options..................................                    2,435
Restricted stock expense..................                                603
Retirement of treasury stock.............. (8,174)   (82)   (62,044)  (90,053)
                                           ------   ----   --------  --------
Balances at January 30, 1999.............. 26,129    261    228,479   230,502
Net earnings..............................                                537
Sale of common stock under option plans...     54      1        764
Income tax benefit related to stock
 options..................................                      409
Restricted stock expense..................                                 48
                                           ------   ----   --------  --------
Balances at May 1, 1999................... 26,183   $262   $229,652  $231,087
                                           ======   ====   ========  ========


                See notes to consolidated financial statements.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                            Treasury Stock         Total
                                           -----------------  ----------------
                                           Shares   Amount    Shares   Amount
                                           ------  ---------  ------  --------
                                           (In thousands, except per share
                                                        data)
Balances at February 24, 1996............                     32,005  $421,631
Net earnings.............................                               44,946
Sale of common stock under option plans..                         97     1,249
Income tax benefit related to stock
 options.................................                                   35
Issuance of restricted stock.............                         65
Restricted stock expense.................                                   63
Cash dividends declared on common stock--
 $0.22 per share.........................                               (7,060)
                                           ------  ---------  ------  --------
Balances at February 22, 1997............                     32,167   460,864
Net earnings.............................                               48,845
Sale of common stock under option plans..                        780    10,907
Income tax benefit related to stock
 options.................................                                3,658
Sale of common stock in public offering..                        984    23,419
Issuance of restricted stock.............                         10
Remeasurement of restricted stock........
Restricted stock expense.................                                  482
Purchase of treasury stock...............  (8,174) $(152,179) (8,174) (152,179)
                                           ------  ---------  ------  --------
Balances at January 31, 1998.............  (8,174)  (152,179) 25,767   395,996
Net earnings.............................                               55,636
Sale of common stock under option plans..                        362     4,572
Income tax benefit related to stock
 options.................................                                2,435
Restricted stock expense.................                                  603
Retirement of treasury stock.............   8,174    152,179
                                           ------  ---------  ------  --------
Balances at January 30, 1999.............                     26,129   459,242
Net earnings.............................                                  537
Sale of common stock under option plans..                         54       765
Income tax benefit related to stock
 options.................................                                  409
Restricted stock expense.................                                   48
                                           ------  ---------  ------  --------
Balances at May 1, 1999..................                     26,183  $461,001
                                           ======  =========  ======  ========


                See notes to consolidated financial statements.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Detailed footnote information for the 13 week periods is not presented. In the opinion of management, the unaudited interim financial information reflects all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation thereof.

A. Summary of Significant Accounting Policies

 Organization and Basis of Presentation

      The consolidated financial statements include the accounts of ShopKo Stores, Inc. and its subsidiaries ("ShopKo" or the "Company"). All significant intercompany accounts and transactions have been eliminated. The Company, which is a Wisconsin corporation, was incorporated in 1961 and in 1971 became a wholly owned subsidiary of Supervalu Inc. ("Supervalu"). On October 16, 1991, the Company sold 17,250,000 common shares or 54% of equity ownership in an initial public offering. On July 2, 1997, Supervalu exited its remaining 46% investment in the Company through a stock buyback and secondary public offering.

      ShopKo is engaged in the business of providing general merchandise and professional health services through its retail stores. Retail stores are operated in the Midwest, Western Mountain and Pacific Northwest states. The Company also provides custom health benefit management services; pharmacy mail services; vision benefit management services and health information and clinical support services through its subsidiary ProVantage Health Services, Inc. ("ProVantage"). ProVantage conducts business principally throughout the United States.

 Change in Fiscal Year

      The Company changed its fiscal year end from the last Saturday in February to the Saturday nearest January 31, effective with the fiscal year ended January 31, 1998. This change was made in order to coincide the Company's fiscal year with the calendar predominantly used by the retail industry. Consequently, for that transition year, the statements of earnings, cash flows and shareholders' equity are presented for the 49-week period ended January 31, 1998. The table below illustrates how the fiscal years are referred to in the notes to consolidated financial statements.

       February 1, 1998 through January 30, 1999 (52 weeks)................ 1998
       February 23, 1997 through January 31, 1998 (49 weeks)............... 1997
       February 25, 1996 through February 22, 1997 (52 weeks).............. 1996

 Cash and Cash Equivalents

      The Company records all highly liquid investments with a maturity of three months or less as cash equivalents. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," these investments are classified as trading securities and are reported at fair value.

 Receivables

      Receivables consist of amounts collectible from third party pharmacy insurance carriers and self-funded medical plan sponsors for medical claims; from retail store customers for optical, main store layaway and pharmacy purchases; from pharmaceutical manufacturers and third party formulary administrators for formulary fees; and from merchandise vendors for promotional and advertising allowances. Substantially all amounts are expected to be collected within one year.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

 Merchandise Inventories

      Merchandise inventories are stated at the lower of cost or market. Cost, which includes certain distribution and transportation costs, is determined through use of the last-in, first-out (LIFO) method for substantially all inventories. If the first-in, first-out (FIFO) method had been used to determine cost of inventories, the Company's inventories would have been higher by approximately $34.4 million at January 30, 1999, $38.1 million at January 31, 1998 and $41.8 million at February 22, 1997.

 Property and Equipment

      Property and equipment are carried at cost. The cost of buildings and equipment is depreciated over the estimated useful lives of the assets. Buildings and certain equipment (principally computer and retail store equipment) are depreciated using the straight-line method. Remaining properties are depreciated on an accelerated basis. Useful lives generally assigned are: buildings-25 to 50 years; retail store equipment-8 to 10 years; warehouse, transportation and other equipment-3 to 10 years. Costs of leasehold improvements are amortized over the period of the lease or the estimated useful life of the asset, whichever is shorter, using the straight-line method. Property under capital leases is amortized over the related lease term using the straight-line method. Interest on property under construction of $0.2, $0.0 and $0.1 million was capitalized in fiscal years 1998, 1997 and 1996, respectively.

      The components of property and equipment are:

                                                           Jan. 30,   Jan. 31,
                                                             1999       1998
                                                          ---------- ----------
                                                             (in thousands)
       Property and equipment at cost:
         Land............................................ $  121,577 $  118,723
         Buildings.......................................    540,953    522,732
         Equipment.......................................    408,313    348,817
         Leasehold improvements..........................     58,820     53,932
         Property under construction.....................     12,999        456
         Property under capital leases...................     58,004     26,419
                                                          ---------- ----------
                                                           1,200,666  1,071,079
       Less accumulated depreciation and amortization:
         Property and equipment..........................    487,137    430,293
         Property under capital leases...................      9,689     11,053
                                                          ---------- ----------
       Net property and equipment........................ $  703,840 $  629,733
                                                          ========== ==========

 Intangible Assets

      The fair value of the intangible assets of businesses acquired are being amortized using the straight-line method over 18 to 22 years. Accumulated amortization for these costs was $9.4 million and $5.7 million at January 30, 1999 and January 31, 1998, respectively.

 Impairment of Long Lived Assets

      The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on the ability to

                      SHOPKO STORES, INC. AND SUBSIDIARIES
recover the balance of assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of January 30, 1999 or January 31, 1998.

 Accrued Other Liabilities

      Accrued other liabilities include amounts related to ProVantage for medical claims and formulary rebate sharing and other current liabilities not related to compensation or taxes. As of January 30, 1999 and January 31, 1998, the amounts payable by ProVantage for medical claims and formulary rebate sharing included in the accrued other liabilities were $73.2 million and $56.4 million, respectively.

 ProVantage Accounting

      ProVantage's net sales include: (i) administrative and dispensing fees plus the cost of pharmaceuticals dispensed by pharmacies participating in the network maintained by ProVantage or by ProVantage's mail service pharmacy to members of health benefit plans sponsored by ProVantage's clients; (ii) amounts billed to pharmaceutical manufacturers and third-party formulary administrators for formulary fees, which are fees earned from pharmaceutical manufacturers for improving product sales, marketing and other promotional activities; (iii) the sale of eyeglasses and contact lenses and related administrative fees relating to ProVantage's vision benefit management services; and (iv) license and service fees for health information technology and clinical support services. Cost of sales includes the amounts paid to network pharmacies and optical centers for medical claims, the cost of prescription medications sold through the mail service pharmacy and the amounts paid to plan sponsors for shared formulary fees.

 Pre-opening Costs

      During fiscal 1998, the Company expensed pre-opening costs of retail stores, except for advertising, as incurred. Pre-opening advertising costs are charged against earnings in the year the advertising events occur. In years prior to fiscal 1998, pre-opening costs of retail stores were charged against earnings in the year the store was opened.

 Net Earnings Per Common Share

      Basic net earnings per common share are computed by dividing net earnings by the weighted average number of common shares outstanding. Diluted net earnings per common share are computed by dividing net earnings by the weighted average number of common shares outstanding increased by the number of dilutive potential common shares based on the treasury stock method. For fiscal years 1998, 1997 and 1996, respectively, the weighted average shares outstanding were increased by 482,000, 408,000 and 278,000 for the dilutive effect of employee stock options in calculating diluted earnings per share.

 Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting period. Actual results could differ from those estimates.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

B. Acquisitions

      On January 3, 1995, the Company completed the acquisition of Bravell, Inc. ("Bravell"), a prescription benefit management company. The transaction was accounted for as a purchase, whereby the Company acquired 97% of the outstanding common stock of Bravell for approximately $17.3 million. The Company was also required to make additional payments which were contingent upon future results of Bravell's operations. In fiscal 1996, $0.7 million was paid based on the results of fiscal 1995. On April 10, 1997, the Company made a payment of approximately $8.9 million to the founders of Bravell to (i) acquire the remaining 3% of the common stock of Bravell which the Company did not acquire in January 1995, (ii) extinguish all remaining contingent payment obligations to the founders and (iii) terminate the founders' employment agreements.

      On August 2, 1996, the Company completed the acquisition of CareStream Scrip Card from Avatex Corporation, formerly known as Foxmeyer Health Corporation. CareStream Scrip Card is a prescription benefit management company which has been integrated with the Company's ProVantage subsidiary. The purchase price was $30.5 million in cash, plus a supplemental cash payment equal to 1.5% of ProVantage's market value subject to a minimum of $2.5 million and a maximum of $5.0 million. The right of Avatex to the supplemental cash payment expires on August 2, 2001. Such supplemental payment will be capitalized as additional purchase price and amortized over a period of 15 to 18 years.

      On August 20, 1997, the Company acquired The Mikalix Group, Inc. and its subsidiaries ("Mikalix"), an international privately held group of companies based in Arlington, Virginia. Mikalix's primary subsidiary is PharMark Corporation, a software and database development business providing information driven strategies for optimizing medical and pharmaceutical outcomes. The purchase price for Mikalix was approximately $15.2 million, of which $14.2 million has been paid in cash and $1.0 million is due in 1999. The sellers of Mikalix may also be entitled to contingent payments of up to $8.0 million in the aggregate based on future increases in the market value of ProVantage's outstanding common stock (the "Contingent Payments"). The Contingent Payments, if any, will be due on the first to occur of August 20, 2002 or certain liquidity events related to ProVantage. The Contingent Payments may be made, at ProVantage's election, in either cash, Company common stock, or ProVantage common stock; provided, however, that any stock used for such payments must be traded in a public market. The Contingent Payments, if any, will be capitalized as additional purchase price and amortized over a period of 15 to 19 years.

      On December 19, 1997, the Company bought the outstanding stock of Penn-Daniels, Incorporated ("Penn-Daniels"), a retail chain headquartered in Quincy, Illinois for approximately $16.4 million in cash and $42.5 million of assumed debt. The Company utilized cash and borrowings under its revolving credit facility to fund the acquisition and the retirement of a portion of Penn-Daniels' outstanding debt. Penn-Daniels operated 18 Jacks' discount stores in Iowa, Illinois and Missouri and one Lots-A-Deals close-out store in Moline, Illinois.

      These acquisitions were accounted for under the purchase method of accounting and the allocations of the purchase prices were based on fair values at the dates of acquisition. The results of Bravell's, CareStream Scrip Card's, Mikalix's and Penn-Daniels' operations since the dates of acquisition have been included in the consolidated statement of earnings.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

C. Short-Term Debt

      As of January 30, 1999, the Company had a $200.0 million revolving credit agreement with a consortium of banks. The credit facility is unsecured and is effective through January 31, 2002. The Company pays an annual facility fee of 1/5 of one percent. As of January 30, 1999 and January 31, 1998, the Company had no amounts outstanding under the current or prior agreements. The weighted average interest rate on borrowings under the credit agreement for fiscal 1998 was 6.0%.

      The Company also issues letters of credit during the ordinary course of business as required by foreign vendors. As of January 30, 1999 and January 31, 1998, the Company had issued letters of credit for $17.3 million and $21.5 million, respectively.

D.  Long-Term Obligations and Leases

                                                               Jan. 30, Jan. 31,
                                                                 1999     1998
                                                               -------- --------
                                                                (In thousands)
       Senior Unsecured Notes, 9.0% due November 15, 2004,
        less unamortized discount of $170 and $200,
        respectively.........................................  $ 99,830 $ 99,800
       Senior Unsecured Notes, 8.5% due March 15, 2002, less
        unamortized discount of $113 and $150, respectively..    99,887   99,850
       Senior Unsecured Notes, 9.25% due March 15, 2022, less
        unamortized discount of $443 and $462, respectively..    99,557   99,538
       Senior Unsecured Notes, 6.5% due August 15, 2003, less
        unamortized discount of $126 and $154, respectively..    99,874   99,846
       Industrial Revenue Bond, 6.4% due May 1, 2008.........     1,000    1,000
       Mortgage obligations..................................    19,177   21,304
       Capital lease obligations.............................    52,463   18,961
                                                               -------- --------
                                                                471,788  440,299
       Less current portion..................................     4,597    4,174
                                                               -------- --------
       Long-term obligations.................................  $467,191 $436,125
                                                               ======== ========

      The notes contain certain covenants which, among other things, restrict the ability of the Company to consolidate, merge or convey, transfer or lease its properties and assets substantially as an entirety, to create liens or to enter into sale and leaseback transactions.

      The mortgage obligations represent debt collateralized by certain properties assumed in the Penn-Daniels acquisition. The interest rates on this debt range from 7.50% to 8.75% with maturities ranging from February 1999 to April 2007.

      Approximate annual maturities of long-term obligations, excluding capital leases, for the five years subsequent to the year ended January 30, 1999 are as follows (in thousands):

                                                                      Long-Term
       Year                                                          Obligations
       ----                                                          -----------
       1999.........................................................  $  3,212
       2000.........................................................     1,512
       2001.........................................................     1,644
       2002.........................................................   106,350
       2003.........................................................   101,517
       Later........................................................   205,090
                                                                      --------
       Total maturities.............................................  $419,325
                                                                      ========

                      SHOPKO STORES, INC. AND SUBSIDIARIES

      The underwriting and issuance costs of all the long-term obligations are being amortized over the terms of the notes using the straight-line method. At January 30, 1999 and January 31, 1998, $2.0 million and $2.3 million remained to be amortized over future periods. Amortization expense for these costs was $0.3 million in fiscal years 1998, 1997 and 1996.

      The Company leases certain stores under capital leases. Many of these leases include renewal options, and occasionally, include options to purchase.

      Amortization of property under capital leases was $2.2, $2.5 and $2.7 million in fiscal years 1998, 1997 and 1996, respectively. Minimum future obligations under capital leases in effect at January 30, 1999 are as follows (in thousands):

                                                                   Capital Lease
       Year                                                         Obligations
       ----                                                        -------------
       1999.......................................................   $  5,115
       2000.......................................................      5,893
       2001.......................................................      5,893
       2002.......................................................      5,918
       2003.......................................................      5,543
       Later......................................................     80,036
                                                                     --------
       Total minimum future obligations...........................    108,398
       Less interest..............................................    (55,935)
                                                                     --------
       Present value of minimum future obligations................   $ 52,463
                                                                     ========

      The present values of minimum future obligations shown above are calculated based on interest rates ranging from 7.4% to 13.4%, with a weighted average of 9.6%, determined to be applicable at the inception of the leases.

      Interest expense on the outstanding obligations under capital leases was $2.8, $2.1 and $2.2 million in fiscal years 1998, 1997 and 1996, respectively.

      Contingent rent expense, based primarily on sales performance, for capital and operating leases was $0.5 million in fiscal years 1998, 1997 and 1996.

      In addition to its capital leases, the Company is obligated under operating leases, primarily for land, buildings and computer equipment. Minimum future obligations under operating leases in effect at January 30, 1999 are as follows (in thousands):

                                                                 Operating Lease
       Year                                                        Obligations
       ----                                                      ---------------
       1999.....................................................    $ 17,674
       2000.....................................................      15,231
       2001.....................................................      13,163
       2002.....................................................      10,742
       2003.....................................................       8,581
       Later....................................................     100,070
                                                                    --------
       Total minimum obligations................................    $165,461
                                                                    ========

                     SHOPKO STORES, INC. AND SUBSIDIARIES

      Total minimum rental expense, net of sublease income, related to all operating leases with terms greater than one year was $9.3, $5.3 and $4.6 million in fiscal years 1998, 1997 and 1996, respectively.

      Certain operating leases require payments to be made on an escalating basis. The accompanying consolidated statements of earnings reflect rent expense on a straight-line basis over the term of the leases. An obligation of $3.2 million and $2.8 million, representing pro-rata future payments, is reflected in the accompanying consolidated balance sheets at January 30, 1999 and January 31, 1998, respectively.

E. Income Taxes

      Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the Company's net deferred tax liability are as follows (in thousands):

                                                               1998      1997
                                                             --------  --------
      Deferred tax liabilities:
        Property and equipment.............................. $ 33,557  $ 26,200
        Intangibles.........................................    2,394     1,210
        LIFO inventory valuation............................   11,188     9,800
        Other...............................................      625     1,335
                                                             --------  --------
        Total deferred tax liabilities......................   47,764    38,545
                                                             --------  --------
      Deferred tax assets:
        Reserves and allowances.............................  (14,391)  (14,950)
        Capital leases......................................   (2,443)   (2,252)
        Compensation and benefits...........................   (2,704)   (5,117)
                                                             --------  --------
        Total deferred tax assets...........................  (19,538)  (22,319)
                                                             --------  --------
      Net deferred tax liability............................ $ 28,226  $ 16,226
                                                             ========  ========

      The amounts reflected in the provision for income taxes are based on applicable federal statutory rates, adjusted for permanent differences between financial and taxable income. The provision for federal and state income taxes includes the following (in thousands):

                                                       1998     1997     1996
                                                      -------  -------  -------
       Current
         Federal..................................... $19,465  $27,812  $25,858
         State.......................................   4,572    5,191    4,838
         General business and other tax credits......     (46)     (71)
       Deferred......................................  12,000   (1,334)  (1,620)
                                                      -------  -------  -------
       Total provision............................... $35,991  $31,598  $29,076
                                                      =======  =======  =======

      The effective tax rate varies from the statutory federal income tax rate for the following reasons:

                                                               1998  1997  1996
                                                               ----  ----  ----
       Statutory income tax rate.............................. 35.0% 35.0% 35.0%
       State income taxes, net of federal tax benefits........  4.3   4.3   4.0
       Other..................................................  0.0   0.0   0.3
                                                               ----  ----  ----
       Effective income tax rate.............................. 39.3% 39.3% 39.3%
                                                               ====  ====  ====

                      SHOPKO STORES, INC. AND SUBSIDIARIES

      Provision is made for deferred income taxes and future income tax benefits applicable to temporary differences between financial and tax reporting. The sources of these differences and the effects of each are as follows (in thousands):

                                                      1998     1997     1996
                                                     -------  -------  -------
       Depreciation................................. $ 8,394  $  (142) $ 3,256
       Inventory and LIFO valuation reserves........     714    2,021     (212)
       Insurance accruals and valuation reserves....      57     (148)  (1,625)
       Other property related items.................    (474)             (707)
       Compensation.................................   3,081   (1,690)    (433)
       Other........................................     228   (1,375)  (1,899)
                                                     -------  -------  -------
       Total deferred tax expense (benefit)......... $12,000  $(1,334) $(1,620)
                                                     =======  =======  =======

      Other temporary differences between financial and tax reporting include amortization and interest relating to capital leases and certain provisions for expenses which are not deducted for tax purposes until paid.

F. Preferred and Common Stock

      The Company has 20,000,000 shares of $0.01 preferred stock authorized but unissued. There are 75,000,000 shares of $0.01 par value common stock authorized.

      The Company's Stock Option Plans and Stock Incentive Plan allows the granting of stock options and other equity-based awards to various officers, directors and other employees of the Company at prices not less than 100 percent of fair market value, determined by the closing price on the date of grant. The Company has reserved 4,850,000 shares for issuance under the 1991 and 1995 Stock Option Plans and the 1998 Stock Incentive Plan. The majority of the options under the 1991 and 1995 Stock Option Plans vest at the rate of 40% on the second anniversary of the grant date and 20% annually thereafter for officers and employees and at the rate of 60% on the second anniversary of the date of grant and 20% annually thereafter for non-employee directors. The options from the 1998 Stock Option Plan vest in accordance with vesting schedules determined at the discretion of the Compensation Committee of the Board of Directors. All stock options vest immediately upon a change of control. Changes in the options are as follows (shares/options in thousands):

                                                                 Weighted Ave.
                                                                   Exercise
                                           Shares   Price Range      Price
                                           ------  ------------- -------------
       Outstanding, February 24, 1996..... 2,373   $10.00-$16.25    $ 12.82
       Granted............................   542    10.63- 16.25      11.59
       Exercised..........................   (97)   10.00- 15.00     (12.91)
       Cancelled and forfeited............  (182)   10.00- 16.25     (11.84)
                                           -----   -------------    -------
       Outstanding, February 22, 1997..... 2,636    10.00- 16.25      12.63
       Granted............................ 1,233    17.88- 28.69      21.45
       Exercised..........................  (783)   10.00- 16.25     (13.98)
       Cancelled and forfeited............  (790)   10.00- 24.56     (11.41)
                                           -----   -------------    -------
       Outstanding, January 31, 1998...... 2,296    10.00- 28.69      17.32
       Granted............................   324    28.19- 36.44      30.66
       Exercised..........................  (361)   10.00- 16.25     (12.65)
       Cancelled and forfeited............  (157)   10.00- 31.75     (19.52)
                                           -----   -------------    -------
       Outstanding, January 30, 1999...... 2,102   $10.00-$36.44    $ 20.02
                                           =====   =============    =======

                      SHOPKO STORES, INC. AND SUBSIDIARIES

                                           Weighted Ave.
                                 Options     Exercise
                               Exercisable     Price
                               ----------- -------------
           January 30, 1999..       549       $13.39
           January 31, 1998..       741        13.39
           February 22,
            1997.............     1,305        14.14

      The following tables summarize information about stock options outstanding at January 30, 1999 (shares in thousands):

                                                     Options Outstanding
                              -----------------------------------------------------------------
        Range of Exercise     Shares Outstanding at      Weighted Average      Weighted Average
              Prices              Jan. 30, 1999     Remaining Contractual Life  Exercise Price
        -----------------     --------------------- -------------------------- ----------------
     $10.00 to $15.00........           656                 4.4 years               $12.84
      15.01 to  20.00........           727                 8.2                      19.26
      20.01 to  36.44........           719                 9.1                      27.35
     ------------------------         -----                 ---------               ------
     $10.00 to $36.44........         2,102                 7.3                     $20.02
     ========================         =====                 =========               ======

                                                   Options Exercisable
                                          --------------------------------------
              Range of Exercise           Shares Outstanding at Weighted Average
                    Prices                    Jan. 30, 1999      Exercise Price
              -----------------           --------------------- ----------------
     $10.00 to $15.00....................          526               $13.27
      15.01 to  20.00....................           23                16.22
      20.01 to  36.44....................          --                   --
                                                   ---               ------
    --------------------
     $10.00 to $36.44....................          549               $13.39
                                                   ===               ======
    --------------------
    --------------------

      The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the Company's stock option plans. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net earnings and diluted net earnings per common share would have been reduced to the proforma amounts indicated below:

                                                         1998    1997    1996
                                                        ------- ------- -------
       Net earnings (in thousands)
         As reported................................... $55,636 $48,845 $44,946
         Pro forma.....................................  53,972  48,325  44,228
       Diluted net earnings per common share
         As reported................................... $  2.10 $  1.71 $  1.39
         Pro forma.....................................    2.04    1.69    1.37

      The weighted average fair value of options granted was $10.96, $7.35 and $3.04 per share in fiscal years 1998, 1997 and 1996, respectively.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

      The fair value of stock options used to compute pro forma net earnings and diluted net earnings per common share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with weighted average assumptions as follows:

                                                      1998       1997    1996
                                                   ---------- ---------- -----
       Risk-free interest rate....................    5.3%       7.0%    7.0%
       Expected volatility........................   34.0%      35.0%    29.0%
       Dividend yield.............................    0.0%       0.0%    0.0%
       Expected option life, standard option
        (years)................................... 1.0 to 5.0 2.0 to 5.0   5.0
       Expected option life, performance vested
        option (years)............................                         2.5

      In fiscal 1993, the Company adopted a Restricted Stock Plan which provides awards of up to 200,000 shares of common stock to key employees of the Company. Plan participants are entitled to cash dividends and to vote their respective shares. Restrictions limit the sale or transfer of the shares during a restricted period. There were 75,000 shares of restricted stock outstanding at January 30, 1999 and January 31, 1998.

G. Employee Benefits

      Substantially all employees of the Company are covered by a defined contribution profit sharing plan. The plan provides for two types of company contributions: an amount determined annually by the Board of Directors and an employer matching contribution equal to one-half of the first 6 percent of compensation contributed by participating employees. Contributions were $14.2, $12.8 and $11.8 million for fiscal years 1998, 1997 and 1996, respectively.

      The Company also has change of control severance agreements with certain key officers. Under these agreements, the officers are entitled to a lump-sum cash payment equal to a multiple of one, two or three times their annual salary plus a multiple of one, two or three times their average annual bonus for the three fiscal years immediately preceding the date of termination, if, within two years after a "change of control" (as defined in such agreements) the Company terminates the individual's employment without cause.

      In accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," the Company accrues the estimated cost of retiree benefits, other than pensions, during employees' credited service period. The following disclosure is made in accordance with the requirements of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The net periodic costs for postretirement benefits include the following (in thousands):

                                                                1998 1997 1996
                                                                ---- ---- ----
       Service cost for benefits accumulated during the year... $131 $130 $ 98
       Interest cost on accumulated benefit obligation.........  139  138   95
                                                                ---- ---- ----
         Net periodic postretirement benefit cost.............. $270 $268 $193
                                                                ==== ==== ====

                      SHOPKO STORES, INC. AND SUBSIDIARIES

      The Company's postretirement healthcare plans currently are not funded. The changes in accumulated postretirement benefit obligations are as follows (in thousands):

                                                               Jan. 30, Jan. 31,
                                                                 1999     1998
                                                               -------- --------
       Benefit obligation at beginning of year................  $1,760   $1,586
       Service cost...........................................     131      130
       Interest cost..........................................     139      138
       Net benefit payments...................................    (134)     (94)
                                                                ------   ------
         Benefit obligation at end of year....................  $1,896   $1,760
                                                                ======   ======

      The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.0% as of January 30, 1999 and January 31, 1998.

      The assumed healthcare cost trend rate used in measuring the accumulated postretirement benefit obligation was 8.1% for fiscal 1998 decreasing each successive year until it reaches 5.5% in fiscal 2015 after which it remains constant. A 1.0% increase in the healthcare trend rate would not have a material effect on either the accumulated postretirement benefit obligation at the end of fiscal 1998 and fiscal 1997 or the net periodic benefit cost for the fiscal years.

H. Fair Values of Financial Instruments

      The following disclosure is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

      Short-term debt and long-term obligations: The carrying amounts, if any, of the Company's borrowings under its short-term revolving credit agreement approximate their fair value. The fair values of the Company's long-term obligations are estimated using discounted cash flow analysis based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities.

      The carrying amounts and fair values of the Company's financial instruments at January 30, 1999 are as follows (amounts in thousands):

                                                              Carrying   Fair
                                                               Amount   Value
                                                              -------- --------
       Long-term obligations:
         Senior Unsecured Notes, due November 15, 2004....... $99,830  $109,752
         Senior Unsecured Notes, due March 15, 2002..........  99,887   104,650
         Senior Unsecured Notes, due March 15, 2022..........  99,557   116,077
         Senior Unsecured Notes, due August 15, 2003.........  99,874    98,886
         Industrial Revenue Bond, due May 1, 2008............   1,000     1,000
         Mortgage obligations................................  19,177    19,357
         Capital lease obligations...........................  52,463    53,742

                      SHOPKO STORES, INC. AND SUBSIDIARIES

I. Unaudited Quarterly Financial Information

      Unaudited quarterly financial information is as follows:

                                         Fiscal Year (52 Weeks) Ended January 30, 1999
                          ---------------------------------------------------------------------------
                               First         Second         Third          Fourth           Year
                            (13 weeks)     (13 weeks)    (13 weeks)      (13 weeks)      (52 weeks)
                          --------------- ------------- ------------- ----------------- -------------
                                             (In thousands, except per share data)
Net sales...............         $645,801      $678,453      $731,270          $925,927    $2,981,451
Gross margins...........          139,232       151,937       152,837           218,466       662,472
Net earnings............            2,151         5,900         6,964            40,621        55,636
Basic net earnings per
 common share...........             0.08          0.23          0.27              1.56          2.14
Weighted average
 shares.................           25,869        26,067        26,093            26,113        26,035
Diluted net earnings per
 common share...........             0.08          0.22          0.26              1.53          2.10
Adjusted weighted
 average shares.........           26,346        26,626        26,517            26,592        26,517
Price range per common
 share*.................  34 15/16-25 7/8 36 5/8-29 1/4 32 1/2-25 1/8 33 11/16-29 11/16 36 5/8-25 1/8

                                     Fiscal Year (49 Weeks) Ended January 31, 1998
                          -------------------------------------------------------------------
                              First        Second        Third       Fourth         Year
                           (16 weeks)    (12 weeks)   (12 weeks)    (9 weeks)    (49 weeks)
                          ------------- ------------- ----------- ------------- -------------
                                         (In thousands, except per share data)
Net sales...............       $719,968      $546,106    $608,389      $573,384    $2,447,847
Gross margins...........        163,583       119,852     138,143       142,378       563,956
Net earnings............          7,238         4,173      11,912        25,522        48,845
Basic net earnings per
 common share...........           0.22          0.15        0.46          0.99          1.73
Weighted average
 shares.................         32,240        26,975      25,718        25,749        28,161
Diluted net earnings per
 common share...........           0.22          0.15        0.45          0.98          1.71
Adjusted weighted
 average shares.........         32,767        27,831      26,468        26,086        28,569
Price range per common
 share*.................  26 7/8-14 1/2 29 3/4-25 1/2 28 13/16-21 25 5/8-19 1/4 29 3/4-14 1/2

--------

*Price range per common share reflects the highest and lowest stock market prices on the New York Stock Exchange during each quarter.

J. Significant Events

 Termination of Combination:

      On September 7, 1996, the Company entered into a Plan of Reorganization with Phar-Mor, Inc. ("Phar-Mor") and Cabot Noble, Inc. ("Cabot Noble"). Pursuant to the Plan of Reorganization, the Company and Phar-Mor would have become subsidiaries of Cabot Noble. On April 2, 1997, the Company, Cabot Noble and Phar-Mor mutually agreed to terminate this planned business combination. The Company recorded a one-time pre-tax charge of approximately $2.8 million ($0.06 per share) during fiscal 1997 to cover costs associated with the terminated business combination.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

 Common Stock Buyback and Secondary Offering:

      On April 24, 1997, the Company and Supervalu Inc. ("Supervalu") entered into an agreement pursuant to which Supervalu exited its 46% investment in the Company. Under the terms of the agreement, the companies completed two simultaneous transactions. The first transaction was a $150.0 million stock buyback, whereby the Company repurchased 8,174,387 shares of its common stock held by Supervalu for $18.35 per share. The second transaction was a secondary public offering of Supervalu's remaining 6,557,280 shares of the Company's common stock and 983,592 additional shares which were issued by the Company to cover over-allotments. The secondary offering was priced at $25.00 per share on June 26, 1997. The stock buyback and secondary offering were completed on July 2, 1997. The Company received $23.4 million in proceeds from the sale of the over-allotment shares. Supervalu paid the underwriting discount for the shares it sold and certain other expenses related to the secondary offering.

 Treasury Stock Retirement:

      In fiscal 1998, the Company retired all 8,174,387 shares of common stock held as treasury stock for accounting purposes, and such shares were returned to the status of authorized but unissued shares. As a result, the $152.2 million assigned to treasury stock was eliminated with a corresponding decrease in par value, additional paid-in capital and retained earnings.

K. Other Events

      On February 4, 1999, the Company and ProVantage announced that a registration statement for the initial public offering of ProVantage's common stock had been filed with the Securities and Exchange Commission. The registration statement was filed for approximately $100.0 million of ProVantage common stock. ProVantage will receive approximately $20.0 million for operating capital and strategic alternatives and the Company will utilize the balance for strategic and/or financial alternatives.

      On February 8, 1999, the Company announced that its Board of Directors had authorized the Company to repurchase its Senior Notes from time to time in the open market and through privately negotiated transactions. Any purchases would depend on price, market conditions and other factors. As of March 12, 1999, the Company has repurchased approximately $57.1 million of the Senior Notes.

L. Business Segment Information

      In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued effective for fiscal years ending after December 15, 1998. The Company has adopted this statement for the year ended January 30, 1999.

      The Company's reportable segments are strategic business units that offer different products and services, and include a Retail Store segment (which includes general merchandise, retail pharmacy and retail optical operations) and a ProVantage segment (which includes health benefit management services, pharmacy mail services, vision benefit management services and health information and clinical support services).

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intersegment sales and transfers are accounted for at current market prices. The Company evaluates performance based on operating earnings of the respective business segments.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)


      Summarized financial information concerning the Company's reportable segments is shown in the following table (in thousands):

                                                     Fiscal Years
                                           ----------------------------------
                                              1998        1997        1996
                                           ----------  ----------  ----------
     Net sales
       Retail Store....................... $2,351,183  $2,001,568  $2,005,731
       ProVantage.........................    666,154     472,215     348,780
       Intercompany*......................    (35,886)    (25,936)    (21,104)
                                           ----------  ----------  ----------
         Total net sales.................. $2,981,451  $2,447,847  $2,333,407
                                           ==========  ==========  ==========
     Earnings before income taxes
       Retail Store....................... $  140,763  $  127,269  $  113,683
       ProVantage.........................     16,160      12,664       9,533
       Corporate..........................    (26,985)    (28,908)    (17,417)
       Interest expense...................    (38,311)    (30,582)    (31,777)
                                           ----------  ----------  ----------
         Earnings before income taxes..... $   91,627  $   80,443  $   74,022
                                           ==========  ==========  ==========
     Assets
       Retail Store....................... $1,147,221  $1,040,146  $  985,374
       ProVantage.........................    200,777     155,037     123,847
       Corporate..........................     25,526      55,652     124,671
                                           ----------  ----------  ----------
         Total assets..................... $1,373,524  $1,250,835  $1,233,892
                                           ==========  ==========  ==========
     Depreciation and amortization
      expenses
       Retail Store....................... $   60,106  $   53,245  $   57,036
       ProVantage.........................      6,776       4,641       2,312
       Corporate..........................        708         366         485
                                           ----------  ----------  ----------
         Total depreciation and
          amortization expenses........... $   67,590  $   58,252  $   59,833
                                           ==========  ==========  ==========
     Capital expenditures
       Retail Store....................... $   85,531  $   27,762  $   34,258
       ProVantage.........................      8,863       3,514       2,953
       Corporate..........................      5,331         727       1,688
                                           ----------  ----------  ----------
         Total capital expenditures....... $   99,725  $   32,003  $   38,899
                                           ==========  ==========  ==========

--------

*Intercompany sales consist of prescriptions that were both sold at a ShopKo pharmacy and processed by ProVantage.

      The Company's areas of operations are principally in the United States. No major customer accounted for a significant amount of consolidated revenue in fiscal years 1998, 1997 and 1996.

M. Subsequent Events (Unaudited)

      On May 10, 1999, ShopKo and Pamida Holdings Corporation ("Pamida") signed an agreement for ShopKo to acquire Pamida. The transaction values Pamida at approximately $375.0 million, including assumed debt of approximately $265.0 million. Pursuant to such agreement, ShopKo commenced a tender offer at $11.50 cash per share on May 17, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,500,000 Shares

                              ShopKo Stores, Inc.

                                  Common Stock

                      -----------------------------------

                             PROSPECTUS SUPPLEMENT

                      -----------------------------------

                              Merrill Lynch & Co.

                         Banc of America Securities LLC

                             Robert W. Baird & Co.
                                  Incorporated

                        William Blair & Company, L.L.C.

                                 June   , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth those expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the applicable Securities and Exchange Commission registration fee.

      SEC registration fee............................................ $139,000
      Rating agency fees..............................................  325,000
      Printing, engraving and postage expenses........................  125,000
      Legal fees......................................................  100,000
      NYSE Listing fee................................................   44,400
      Accounting fees.................................................   50,000
      Trustees' fees and expenses.....................................    6,000
      Miscellaneous expenses..........................................   10,600
          Total....................................................... $800,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 180.0851 of the Wisconsin Business Corporation Law (the "WBCL") requires the Company to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Company unless it is determined that he or she breached or failed to perform a duty owed to the Company and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

      Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the articles of incorporation or bylaws of the Company, a written agreement between the director or officer and the Company, or a resolution of the Board of Directors or the shareholders.

      Unless otherwise provided in the Company's articles of incorporation or bylaws, or by written agreement between the director or officer and the Company, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in
Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the board of directors; (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee; (iii) by a panel of three arbitrators (one of which is chosen by a quorum of disinterested directors); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

      Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by the Company, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the Company written affirmation of his or her good faith that he or she has not breached or failed to perform his or her duties and written confirmation to repay any amounts advanced if it is determined that indemnification by the Company is not required.

      Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses or insurance to the extent required or permitted under Sections 180.0850 or 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

      As permitted by Section 180.0858, the Company has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Article VII of the Company's By-Laws, among other items, provides (i) that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

      The Company has entered into agreements to indemnify its directors and certain officers, in addition to the indemnification provided for in the Company's By-Laws. These agreements will, among other things, indemnify the Company's directors and certain of its officers to the full extent permitted by the WBCL for any claims, liabilities, damages, judgments, penalties, fines, settlements, disbursements or expenses (including attorneys' fees) incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company.

      In addition, the Company has directors' and officers' insurance that insures against certain liabilities which may arise under the Securities Act of 1933, as amended, subject to applicable restrictions.

      Under Section 180.0828 of the WBCL, a director of the Company is not personally liable for breach of any duty resulting solely from his or her status as a director, unless it shall be proved that the director's conduct constituted conduct described in the first paragraph of this item.

      The underwriting agreements will contain provisions pursuant to which the underwriters will indemnify the Company and its directors and officers in specified circumstances.

ITEM 16. EXHIBITS

      1.1*     Form of Equity Underwriting Agreement.

      1.2*     Form of Debt Underwriting Agreement.
      3.1      Amended and Restated Articles of Incorporation of the
               Company, incorporated by reference to the Company's
               Current Report on Form 8-K dated May 22, 1998.
      3.2      By-laws of the Company, incorporated by reference to the
               definitive Proxy Statement dated April 10, 1998 in
               connection with the Company's 1998 Annual Meeting of
               Shareholders.
      4.1      Indenture dated as of July 15, 1993 between the Company
               and First Trust National Association, as Trustee,
               incorporated by reference to the Company's Registration
               Statement on Form S-3 (Reg. No. 33-66584).
      4.2*     Form of Note.
      5.1*     Opinion of Godfrey & Kahn, S.C.
     12.1      Statement Regarding Computation of Ratios, incorporated by reference to the Company's Annual Report on Form 10-K for
               the fiscal year ended January 30, 1999.
     23.1      Consent of Deloitte & Touche LLP.
     23.2*     Consent of Godfrey & Kahn, S.C. (included in Exhibit 5).
     24.1      Powers of Attorney.

     25.1      Form T-1 Statement of Eligibility of First Trust National
               Association, as Trustee under the Indenture.
     27.1      Financial Data Schedule

--------
  * To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.

ITEM 17. UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculations of Registration Fee" table in the effective Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (b) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4. The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee for the Debt Securities to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on June 1, 1999.

                                            Shopko Stores, Inc.

                                                 /s/ William J. Podany*
                                            By:________________________________
                                                      William J. Podany
                                                President and Chief Executive
                                                           Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----


       /s/ Dale P. Kramer*           Chairman of the Board            June 1, 1999
____________________________________
           Dale P. Kramer

     /s/ William J. Podany*          President and Chief              June 1, 1999
____________________________________  Executive Officer and a
         William J. Podany            Director

   /s/ Paul H. Freischlag, Jr.       Senior Vice President and        June 1, 1999
____________________________________  Chief Financial Officer
      Paul H. Freischlag, Jr.

      /s/ Jeffery R. Simons          Chief Accounting Officer         June 1, 1999
____________________________________
         Jeffery R. Simons

                                     Director                         June  , 1999
____________________________________
          Jack W. Eugster

     /s/ Jeffrey C. Girard*          Director                         June 1, 1999
____________________________________
         Jeffrey C. Girard

                                     Director                         June  , 1999
____________________________________
     James L. Reinertsen, M.D.

     /s/ Stephen E. Watson*          Director                         June 1, 1999
____________________________________
         Stephen E. Watson

      /s/ Gregory H. Wolf*           Director                         June 1, 1999
____________________________________
          Gregory H. Wolf


    /s/ Richard D. Schepp
_________________________________
  *By Richard D. Schepppursuant
      to Power of Attorney